Dear Cumberland Healthcare, L.P. I-A Limited Partner:

Enclosed you will find a proxy statement soliciting your consent to the liquidation and dissolution of the Partnership, which, as described in the proxy statement, may include the sale of seven nursing homes to Life Care Centers of America, Inc. ("LCCA"), the current lessee of the nursing homes. With the proxy statement you should also have received a consent form and a preaddressed, stamped, return envelope. If you have not received these items, please call 1-800-432-9952.

The General Partner is required to obtain the consent of the holders of the majority of the 30,000 outstanding Cumberland Healthcare, L.P. I-A Limited Partnership units in order to proceed with the sale to LCCA and the liquidation of the Partnership. You, as a Limited Partner, need to carefully read and evaluate the proxy statement in determining whether to approve or disapprove of the plan of liquidation. After carefully reading and reviewing the enclosed material please return your consent form in the preaddressed, stamped, return envelope by May 8, 1996. Please be sure you have marked the appropriate box, signed the consent form and indicated the number of units held by you.

The General Partner is recommending approval of the plan of liquidation described in the proxy statement. As outlined in more depth in the proxy statement the LCCA sale price, market conditions, the current political climate, the terms of the original offering and the terms of the lease with LCCA were among many factors considered by the General Partner in making this recommendation. The General Partner believes that the timing of the LCCA sale is good, in part because while there has been a general recovery in the nursing home industry since the mid 1980's, today's cost reduction political climate makes the future of Medicaid and Medicare very uncertain.
A sale at this time also ties to the original expected timing for liquidation of the Partnership of 5-10 years as set forth in the original prospectus. Finally, the current leases with LCCA, although at an attractive rate, extend through the year 2000. The limited length of the remaining lease, coupled with the uncertainty in the nursing home industry raises a corresponding question as to the ultimate value of the facilities. The General Partner believes that these factors, among others, make the timing appropriate for the liquidation of the Partnership. During the last fiscal year and currently there are no directors or executive officers of the Managing General Partner of the General Partner of the Partnership who have a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon.

The operations of the LCCA nursing homes continue to provide marginal returns as evidenced by the proxy provided to the Partnership by LCCA, and the General Partner believes that the homes would require extensive capital expenditures to meet the future changes in the healthcare market which would be difficult and expensive for the Partnership. In order for LCCA to make the necessary commitment of its resources to these homes, LCCA felt it necessary to purchase the homes rather than continue to lease them. Thus, the sale of the LCCA leased nursing homes provides the Partnership an opportunity to remove itself from future risk while providing an attractive sale price for these homes.

If holders of a majority of Limited Partnership units approve the plan of liquidation, the General Partner will proceed to try to close the sale of the seven nursing homes to LCCA. If the sale to LCCA is not consummated the plan for liquidation will not be abandoned and the General Partner may seek other purchasers. The anticipated proceeds of the sale to LCCA is approximately $17,900,000 to be paid as follows: cash proceeds of $15,631,098; assumption of a mortgage of $1,268,902; and a note from LCCA of $1,000,000. After the repayment of approximately $1,824,971 of outstanding mortgages on the LCCA leased nursing homes, payment of approximately $400,000 of closing costs, payment of $157,786 of accounts payable and reserving $48,341 for future working capital, there will be approximately $13,200,000 available for distribution to Limited Partners. This equates to approximately $440 per Limited Partnership unit.

Consummation of the sale to LCCA would leave the Partnership with three nursing homes and a 50% interest in a fourth. The General Partner will proceed to use its best efforts to negotiate the sale, conveyance or other disposition of these properties and any other assets in an effort to provide net proceeds for distribution to the Limited Partners. The liquidation will be done in a business-like and orderly fashion to attempt to maximize the return to the Limited Partners.

The Plan is not without certain risks and disadvantages, the foremost of which is that the General Partner cannot guarantee the amount or timing of the distributions to be made under the Plan. Approval of the Plan would allow the General Partner to sell properties in the future without obtaining the approval of the Limited Partners, and, in the event that the General Partner does not set aside adequate reserves for payment of the Partnership's liabilities, the Limited Partners might have to return some or all of the liquidating distributions. You will find a discussion of these and other risks and disadvantages in the proxy Statement. Please bear in mind that the General Partner carefully considered all of these factors in reaching its decision to recommend the Plan.

If holders of a majority of Limited Partnership Units do not approve the plan of liquidation it would leave the Partnership in a static position with future values of the nursing homes, and future distributions to Limited Partners very uncertain.

Again, please carefully read the complete plan, with attachments, prior to making a decision.

                                          CONSENT
                              CUMBERLAND HEALTHCARE, L.P. I-A

    The following proposals are made by Cumberland Healthcare, L.P. I-A, a Delaware limited partnership (the "Partnership") for the purpose of obtaining the consent of limited partners of record holding a majority of the limited partners' units in the Partnership in accordance with Section 16.5 of the Partnership's Limited Partnership Agreement.

         The undersigned, a limited partner of the Partnership, does hereby vote or abstain and grant or withhold consent as follows:

                                       PROPOSAL 1.

(a) That the Partnership's Plan of Liquidation and Dissolution as described in the Proxy Statement dated April 17, 1996 is approved and adopted; and further that the Partnership be dissolved and its affairs wound up pursuant to Article XIV of the Limited Partnership Agreement, that its remaining assets be liquidated as promptly as is consistent with obtaining the fair market value thereof in an orderly liquidation and winding-up of its business, that the proceeds of such liquidation be expended and distributed as required by the Limited Partnership Agreement and, upon distribution of all of the assets of the Partnership, the Partnership be terminated.

(b) That the general partner of the Partnership be given, and have, power and authority for and on behalf of the Partnership, without further action, vote or consent of the limited partners, to take such action and execute such agreements, and instruments as are necessary, appropriate or desirable in its sole discretion, to effectuate the intention of paragraph
(a) hereof.

FOR _____                         AGAINST _____                    ABSTAIN_____


                                        PROPOSAL 2.

         (a) That the sale as described in the Proxy Statement dated April 17, 1996 of six nursing homes and the Partnership's interest as the lessee pursuant to a ground lease for one nursing home to Life Care Centers of America, Inc. pursuant to a Purchase and Sale Agreement dated August 4,
1995 between the Partnership and Life Care Centers of America, Inc., as amended by the First Amendment to Purchase and Sale Agreement dated
March 11, 1996, is approved and adopted.

         (b) That the general partner of the Partnership be given, and have, power and authority for and on behalf of the Partnership, without further action, vote or consent of the limited partners, to take such action and execute such agreements, and instruments as are necessary, appropriate or desirable in its sole discretion, to effectuate the intention of paragraph (a) hereof, including extending the closing date of the sale, if necessary.

         FOR _____                AGAINST _____                   ABSTAIN _____


___________________________________
Signature

___________________________________
Signature (if joint ownership)

___________________________________
Print Name


___________________________________
Print Name (if joint ownership)

Number of Units Owned:______________

Date of Execution: __________________

         Please sign exactly as your name appears on the envelope in which this ballot was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each holder should sign.


                              CUMBERLAND HEALTHCARE, L.P. I-A
                              A DELAWARE LIMITED PARTNERSHIP

                  NOTICE OF SOLICITATION OF CONSENTS OF LIMITED PARTNERS

         Cumberland Healthcare, L.P. I-A, a Delaware limited partnership (the "Partnership"), hereby solicits from the limited partners of the Partnership a written consent authorizing the following actions ("Consent"):

         1. To approve the Partnership's Plan of Liquidation and Dissolution which authorizes the general partner of the Partnership to effectuate the orderly liquidation and winding-up of the business of the Partnership.

         2. In the event the Partnership's Plan of Liquidation and Dissolution is adopted and approved, to approve the sale of six nursing homes and the Partnership's interest as lessee pursuant to a ground lease for one nursing home to Life Care Centers of America, Inc. pursuant to a Purchase and Sale Agreement dated August 4, 1995 between the Partnership and Life
Care Centers of America, Inc. as amended by the First Amendment to the Purchase and Sale Agreement dated March 11, 1996.

         The proposals are more fully described in the Proxy Statement accompanying this Notice.

         Limited partners of record at the close of business on April 10, 1996 are entitled to receive notice of the solicitation and to submit a Consent.

         YOUR CONSENT IS IMPORTANT, REGARDLESS OF THE
NUMBER OF UNITS YOU HOLD.  TO ASSURE THAT YOUR CONSENT
WILL BE CONSIDERED, PLEASE COMPLETE, DATE AND SIGN THE
ENCLOSED CONSENT AND RETURN IT PROMPTLY IN THE
ENCLOSED ENVELOPE NO LATER THAN THE CLOSE OF BUSINESS
ON May 8, 1996.


Respectively submitted,                                           April 17, 1996

CUMBERLAND HEALTHCARE, L.P. I-A                                      Attest:

By:      Medical Investments Partners                            /s/Kay Benham
                                                                     Secretary
By:      RJ Health Properties, Inc.
         Managing General Partner

         By:/s/Fred E. Whaley
                 Title:President



                             CUMBERLAND HEALTHCARE, L.P. I-A,
                              A DELAWARE LIMITED PARTNERSHIP

                                      PROXY STATEMENT


                                       INTRODUCTION

         The accompanying consent form (the "Consent") is solicited by Medical Investments Partners (the "General Partner") the general partner of
Cumberland Healthcare, L.P. I-A, a Delaware limited partnership (the "Partnership"), for the purposes set forth in the attached Notice.

     The affirmative consent of limited partners of the Partnership of record on April 10, 1996 (the "Limited Partners") holding more than 50% of the units held by all Limited Partners of record ("Majority Interest") of the Partnership is required for approval of the Partnership's Plan of Liquidation and Dissolution which authorizes the General Partner to effectuate the orderly liquidation and winding-up of the business of the Partnership (the "Plan"), and in the event the Plan is approved, for approval of a proposed sale of six nursing homes and the Partnership's interest as lessee pursuant to a ground lease for one nursing home (collectively, the "LCCA Homes") to Life Care Centers of America, Inc. ("LCCA") pursuant to a Purchase and Sale
Agreement dated August 4, 1995 between the Partnership and LCCA, as amended by the First Amendment to Purchase and Sale Agreement dated
March 11, 1996 (collectively the "Purchase Agreement") (the sale of the
LCCA Homes to LCCA is hereinafter referred to as the "LCCA
Transaction").  Since the Limited Partnership Agreement of the Partnership
(the "Partnership Agreement") requires approval by a Majority Interest, abstentions and non-votes are not counted in determining whether approval by a Majority Interest has been received and thus effectively count as a vote against the Plan and/or the LCCA Transaction. Consummation of the Plan is not contingent on completion of the LCCA Transaction. If the LCCA
Transaction does not close, the Plan will still be effective and the General Partner will seek other purchasers for the LCCA Homes. The LCCA
Transaction is contingent upon approval of the Plan and will not be consummated if the Plan is not approved.

         This proxy statement ("Proxy Statement") and the Consent will be first sent or given to Limited Partners on or about April 17, 1996. Only Consents postmarked or received on or before May 8, 1996 will be included in determining whether the proposals have been approved, provided, however that the General Partner may extend such deadline in its sole discretion until June 7, 1996. Consents may be revoked or changed once received by the Partnership but only by written revocation actually received by the Partnership prior to the time the Partnership has received a Majority Interest on any proposal. Once the Partnership has received Consents from holders of a Majority Interest on any proposal, Consents may not be revoked or changed.

    If the proposal to adopt the Plan is approved by a Majority Interest the following transactions will occur:

         (a)     The Plan will be put into effect by the General Partner.

         (b) Provided the LCCA Transaction is approved by a Majority Interest, the LCCA Transaction will be consummated when, and if, all closing conditions are met.

         (c) The General Partner may immediately seek purchasers for (i) the remainder of the Partnership assets if the LCCA Transaction closes, and (ii) for the LCCA Homes if the LCCA Transaction does not close for any reason or if the LCCA Transaction is not approved by a Majority Interest.

         Only the Limited Partners of record at the close of business on April 10, 1996 (the "Record Date") will be entitled to receive notice of, and to cast a Consent in connection with the proposals described herein. As of the close of business on April 10, 1996, there were 30,000 units of Limited Partnership interests (the "Units") held by 1,928 Limited Partners of record.

       The cost of solicitation of Consents will be borne by the Partnership. In addition to solicitation by mail, officers and directors of the general partners of the General Partner may solicit proxies by mail, telephone, facsimile or personal interview. The Partnership also intends to engage Gemysis, Inc. to solicit Limited Partner Consents. The Partnership estimates that the cost of such solicitation will be approximately $10,000.

         The Partnership's principal executive offices are located at The Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida 33716. The telephone number is (813) 573-3800, Extension 4832.

                                          SUMMARY

The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement. This summary is subject to and qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement and the Exhibits and Schedules hereto. The Limited Partners are urged to read carefully the entire Proxy Statement, including the Exhibits and Schedules.

Proposals to be Voted on by the Limited Partners

         The General Partner has approved the Plan, a copy of which is attached hereto as Exhibit "A". Limited Partners are hereby being asked to adopt and consent to the Plan and authorize the General Partner to take all action necessary, appropriate or desirable to implement the Plan. Implementation of the Plan is not contingent upon consummation of the LCCA Transaction.
Limited Partners are also being asked to approve and consent to the LCCA Transaction and authorize the General Partner to take all action necessary, appropriate or desirable to consummate the LCCA Transaction.

                                         The Plan

      The Plan provides for the liquidation and dissolution of the Partnership. If the Plan is approved, the General Partner will attempt to sell all of the Partnership's assets and, after paying the Partnership's debts and liabilities and establishing proper reserves, distribute the net proceeds to Limited Partners. The Plan provides that the sales prices of the Partnership's assets and the timing and amount of distributions to Limited Partners will be determined by the General Partner.

       Upon approval of the Plan by the Limited Partners, the Partnership will take steps necessary to effect the sale of all of the Partnership's real property as well as its personal property. Thereafter, the Partnership's remaining real property, including the LCCA Homes if the LCCA Transaction is not approved by the Limited Partners or does not close for any reason, may be sold individually, as a whole, or in discreet groups to any one or more buyers by the General Partner without the further consent or approval of the Limited Partners. If the LCCA Transaction is approved, the Partnership will attempt to close the LCCA Transaction as soon as possible under the terms of the Purchase Agreement. If the LCCA Transaction is not consummated, the Plan will not be abandoned.

         The Plan provides that the proceeds of the sale of the Partnership's properties and any interest or other return thereon, less the cost of sale, the repayment of debt, and any provision for reserves and costs of liquidating the Partnership, will be distributed to the Limited Partners at such times and in such amounts as shall be determined by the General Partner in accordance with the provisions of the Partnership Agreement. See "EXHIBIT "B" - Estimated Source of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction." Under the Plan, the amount and timing of any liquidating distributions will be determined by the General Partner and will be contingent upon, among other things, the closing of sale of properties and the size of reserves that the General Partner deems necessary or appropriate to set aside for liabilities and continuing expenses of the Partnership. The General Partner is unable to predict when properties will be sold, and therefore, when any distributions other than as described in connection with the LCCA Transaction will be made, and if made, the amount that will be distributed.
The General Partner currently anticipates that the LCCA Transaction, if approved, will result in a distribution of approximately $440 per Unit within thirty (30) days of the closing of the LCCA Transaction. The balance of the LCCA Transaction proceeds will be retained by the Partnership as reserves for contingencies and working capital. See "EXHIBIT "B" - Estimated Sources of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction."

         At such time as the General Partner determines, the Partnership will take such action as is required under Delaware law to effect the dissolution and termination of the Partnership.

Effect of Failure to Approve the Plan

         In the event that the Limited Partners fail to approve the Plan, the Partnership will not consummate the LCCA Transaction and will continue its current operations. However, since the LCCA Homes are leased to LCCA and one other nursing home is leased to another party under long term leases (the "LCCA Leases"), there can be no prediction of when the Partnership will again be in a position to sell a majority of all of its assets. The Purchase Agreement does give the Partnership the option to terminate the LCCA Leases during the next twelve months in the event the LCCA Transaction does not close for any reason other than a default by the Partnership. Furthermore, LCCA has orally indicated that it believes that it cannot continue to operate its nursing homes leased from the Partnership at the current rental rates and may seek rental concessions in the future.

                                     LCCA Transaction

         The Partnership entered into the Purchase Agreement with LCCA on August 4, 1995 and a First Amendment to Purchase and Sale Agreement with
LCCA on March 11, 1996 (copies of which are attached hereto as Exhibit
"C") pursuant to which LCCA has agreed to purchase the LCCA Homes which LCCA currently leases from the Partnership for a purchase price of $17,900,000. The LCCA Homes consist of the Sun City Convalescent Center in Sun City, California (the "Sun City Facility"), the Bel Tooren Villa Convalescent Hospital in Bellflower, California (the "Bel Tooren Facility"), the Norwalk Villa Convalescent Hospital in Norwalk, California (the "Norwalk Facility"), the Rimrock Villa Convalescent Hospital in Barstow, California (the "Rimrock Facility"), the Imperial Convalescent Hospital in La Mirada, California (the "Imperial Facility"), the Mirada Hills Rehabilitation and Convalescent Hospital in La Mirada, California (the "Mirada Hills Facility"), and the La Habra Convalescent Hospital in La Habra, California (the "La
Habra Facility").  See "PROPOSAL 2: LCCA TRANSACTION."  The
Purchase Agreement requires the purchase price to be paid by LCCA as follows:

         (a) LCCA will assume the indebtedness secured by a mortgage on the Rimrock Facility as of the closing date. The balance due on indebtedness as of December 31, 1995 was $1,268,902 and is due and payable to the holder upon thirty (30) days notice to the Partnership from the holder. See "Proposal 2: LCCA TRANSACTION."

         (b) LCCA will deliver a purchase money note in the amount of $1,000,000 guaranteed by its principal shareholder, Forrest L. Preston, to the Partnership (the "LCCA Note"). The LCCA Note matures on the fifth anniversary of its issuance but may be accelerated at the option of the Partnership at the end of two years. A portion of the accrued interest is payable monthly and the balance is due on the maturity of the LCCA Note. However, if the Partnership exercises its right to call the LCCA Note after two years, the accrued interest which would otherwise be due at maturity will be cancelled. The LCCA Note may be prepaid in full at any time by LCCA.

         (c) The balance of the purchase price will be paid in cash at closing by federal funds wire transfer to the Partnership. A portion of this balance will be used by the Partnership to pay debt which is secured by the mortgage on the Sun City Facility. See "EXHIBIT "B" - Estimated Sources of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction."

         Closing of the LCCA Transaction is contingent upon approval of the Plan and the LCCA Transaction by a Majority Interest of the Limited Partners.

         If the LCCA Transaction is consummated, the Partnership's remaining nursing homes would consist of the 99 bed facility known as the Rancho Los Padres Convalescent Hospital in Norwalk, California (the "Rancho Facility") which will be operated by the Partnership, the 99 bed facility known as the Paramount Convalescent Hospital in Paramount, California (the "Paramount Facility") which will be operated by the Partnership, a 99% interest in a 100 bed facility in Waterville, Ohio known as the Hillcrest Care Center (the "Hillcrest Facility") leased to a third party nursing home operator, and a 49.5% interest in a 60 bed nursing home with a 24 bed assisted living center in Sequim, Washington known as the Olympic Health Care Center (the
"Olympic Facility"). All nursing homes owned or leased by the Partnership are collectively referred to as the "Facilities".


                                       Risk Factors

         The approval of the Plan, the approval of the LCCA Transaction and the operation of the business of the Partnership was subject to material risks. See "RISK FACTORS" for information as to the uncertainty of amount and timing of liquidating distributions to Limited Partners, the sale of future properties pursuant to the Plan not being subject to Limited Partner approval, the potential liability of Limited Partners for repayment to creditors of liquidating distributions, the potential liability of Limited Partners created by the ground lease for the Imperial Facility, the effect of adoption of the Plan on the registration and reporting requirements of the Partnership, the continued existence of the Partnership due to the LCCA Note and due to actual or contingent liabilities of the Partnership, the risks of collection of the LCCA Note, the conditions to closing of the LCCA Transaction, the potential inability of the Partnership to make debt payments due in the near future, the difficulty of liquidating the Partnership's interest in the Olympic Facility, the risks of direct operation of the Rancho Facility and potential factors affecting future results.

                          Estimate of Net Proceeds of Liquidation

         Exhibit "B" contains an estimated source of funds and use of proceeds resulting from the liquidation and LCCA Transaction which describes in detail the sources and uses of funds. If the LCCA Transaction is consummated, the General Partner estimates that approximately $13,200,000 would be available for distribution to Limited Partners ($440 per Unit) after payment of certain liabilities and the creation of certain reserves. Other than the LCCA Transaction, the General Partner cannot give any estimate as to the price or timing of sales of the Partnership assets and therefore the timing and amount of any liquidating distributions. See "EXHIBIT "B" - Estimated Sources of Funds and use of Proceeds Resulting from the Liquidation and LCCA
Transaction.

                                     Fairness Opinion

         The Partnership has engaged McDonald & Company Securities, Inc. ("McDonald & Company") to render an opinion on the fairness of the financial consideration being received by the Partnership from the sale of the LCCA Homes. Based on analysis which included discounted cash flow analysis, comparable public company analysis, price per bed analysis and recent long term care transaction multiple analysis, McDonald & Company believes that the consideration received by the Partnership is fair from a financial point of view. See "FAIRNESS OPINION."

                           Reasons for the Proposed Liquidation

      In the last four months, several significant developments have occurred which leads the General Partner to believe that the time has come to begin liquidating partnership assets. First, LCCA has made an offer to purchase the LCCA Homes which it is currently leasing and after approximately three months of negotiations, executed the Purchase Agreement with the Partnership. See "PROPOSAL 2: LCCA TRANSACTION". Second, FHP, Inc., ("FHP") a California based health maintenance organization which was leasing the Rancho Facility has decided to withdraw from the business of directly providing nursing home services to its members and virtually closed the Rancho Facility, thus causing the Partnership to enter into a lease termination agreement, forcing FHP to "buy out" the balance of its lease. See "MANAGEMENT'S DISCUSSION AND ANALYSIS - Potential Factors
Affecting Future Operating Results". Third, with the current federal budget debate involving cutting the growth of funds allocated to the Medicaid and Medicare programs, there is great uncertainty in the long-term care field. The pending legislative proposals in Congress include block grant funding for Medicare and Medicaid. While block grant funding proposed by Congress could result in fewer administrative guidelines and procedures, individual states would be left to determine the allocation of available funds among competing social programs. The political climate in each state makes the effect of block grant funding unpredictable, however, many industry analysts believe the perceived reduced administrative burdens may not offset possible reductions in funding. This, along with other governmental limitations on reimbursement, may have an adverse effect on the value of nursing homes. Fourth, the underlying operations of the Partnership's homes continue to provide marginal returns. The homes would require extensive capital expenditures to meet the future changes in health care, something that would be difficult and expensive for the Partnership. In order for LCCA to make the necessary commitment of its resources to these homes, the General Partner felt it necessary to purchase the homes rather than continue to lease them, thus, the sale of the nursing homes provides the Partnership an opportunity to remove itself from future risk while providing a good current return on the sale of these homes. The LCCA Transaction provides the Partnership with an opportunity to sell a majority of its assets at a price which the General Partner believes is advantageous to the Limited Partners. The General Partner does not believe that the value of the Partnership's assets will increase substantially in the near to intermediate future.

          Benefits to General Partner and its Affiliates if the Plan is Approved

      If the Plan is approved, RJ Health Properties, Inc. ("RJHP"), a general partner of the General Partner will be entitled to receive from liquidating distributions unpaid general and administrative fees in the aggregate amount of $337,530 due it from the Partnership as of December 31, 1995. RJHP has agreed not to collect these fees from the proceeds of the LCCA Transaction if it is approved, but may collect these fees from other liquidation or operating proceeds of the Partnership.

       If the proceeds from the liquidation of the Partnership are sufficient, the General Partner may receive the accrued fees and other distributions, or its affiliates may receive fees as a result of its ownership interests in the Partnership. However, the General Partner currently projects that liquidation proceeds will not be sufficient to make any distributions to the General Partner on account of its interest, and further the General Partner has agreed to waive any disposition fees to RJHP as provided in the Limited Partnership Agreement of the Partnership. See "CERTAIN PROVISIONS OF THE
PARTNERSHIP AGREEMENT - Distribution of Proceeds."  Finally, the
General Partner owns a 1% interest in the project partnership which owns the Hillcrest Facility and owns a .5% interest in the joint venture partnership which owns the Olympic Facility. If the Plan is approved, the General Partner could receive distributions in connection with disposition of the Hillcrest Facility and/or Olympic Facility in accordance with the project partnerships upon sale of the facilities. See "BENEFITS TO THE GENERAL PARTNER
AND ITS AFFILIATES IF THE PLAN IS APPROVED."

                                   Regulatory Approvals

         The adoption and consummation of the Plan and the LCCA Transaction do not require any regulatory consents or approvals.

                                     Appraisal Rights

         The Delaware Revised Uniform Limited Partnership Act provides that the Limited Partners in a limited partnership do not have any appraisal, dissenters', or similar rights in connection with the approval of the Plan or the LCCA Transaction unless such rights are provided in the partnership agreement of such partnership. The Partnership Agreement does not provide for any such rights, and therefore, none are available to the Limited Partners.

                                         Taxation

         "CERTAIN INCOME TAX CONSEQUENCES" contains a discussion of the material federal and California income tax consequences to Limited Partners relevant to the Partnership's adoption and implementation of the Plan and the LCCA Transaction and a description of the tax opinion the Partnership has received from counsel. The discussion of California income tax consequences has been included since nine of the eleven nursing homes owned or leased by the Partnership are located in the State of California and create certain tax considerations for the Limited Partners.

                           Other Sections of the Proxy Statement

         This Proxy Statement also contains discussions of the business of the Partnership and certain terms of the Partnership Agreement, management's discussion and analysis of the Partnership's financial condition and results of operations for the years ended December 31, 1995, 1994 and 1993, and the Partnership's financial statements and supplementary data for the years ended December 31, 1995, 1994 and 1993. See "BUSINESS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA", and "CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT."

                                       RISK FACTORS

                                          General

         The following is a description of the risks which the General Partner believes, as of the date of this Proxy Statement, are material in connection with the adoption of the Plan and approval of the LCCA Transaction. Limited Partners should consider the following factors in reaching a decision as to whether to consent and to approve the Plan and the LCCA Transaction:

                     Uncertainty of Amount and Timing of Liquidating
                             Distributions to Limited Partners

         A number of factors will affect the amount and timing of liquidating distributions under the Plan, including the price for which the assets of the Partnership can be sold, the condition of the real estate and nursing home markets during the liquidation process, new laws or regulations regarding nursing homes or payment programs such as Medi-Cal and Medicare, the costs of liquidation and other matters, many of which are beyond the control of the Partnership. There is no assurance that the LCCA Transaction will be consummated as planned. As a result, there can be no assurance as to the timing or amount of liquidating distributions to Limited Partners.

                   Sales of Properties Pursuant to the Plan Not Subject
                                To Limited Partner Approval

         If the Limited Partners approve the Plan and the LCCA Transaction, the General Partner will attempt to consummate the LCCA Transaction and commence marketing the Partnership's remaining properties. The Plan will give the General Partner the authority to sell all such properties upon the terms and conditions which the General Partner deems appropriate, including the LCCA Homes if the LCCA Transaction is not consummated or if the LCCA Transaction was not approved. If the Plan is adopted, the Limited Partners will have no right or opportunity to vote on the sale of property and will, therefore, have no right to approve or disapprove the terms of any such sale. There is also no assurance that Partnership properties can be sold within a reasonable period of time.

                  Potential Liability of Limited Partners for Repayment
                         to Creditors of Liquidating Distributions

       The General Partner will attempt to provide for all of the Partnership's liabilities prior to distributing any of the proceeds of sale of properties to Limited Partners other than the initial distribution of proceeds from the LCCA Transaction, if the LCCA Transaction is approved as provided herein. See "EXHIBIT "B" - Estimated Sources of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction." However, if the Partnership would be insolvent after any distribution to the Limited Partners, then the Limited Partners receiving such distribution could be liable for the return to the Partnership of the amount causing the Partnership to be insolvent, but not exceeding the total amount distributed in all of such distributions.

              Potential Liability of Limited Partners Created by the Ground
                              Lease for the Imperial Facility

         In connection with the LCCA Transaction, the lessor of the ground lease for the Imperial Facility may not release the Partnership from its obligations under the ground lease which expires September 30, 2014. Since LCCA is assuming all obligations under the ground lease, the General Partner may terminate the Partnership before the expiration of the ground lease without the provision for any reserves. In such event each Limited Partner could be liable for any potential liabilities of the Partnership including the ground lease, but only to the extent of distributions received by such Limited Partner from the Partnership as described above. The Purchase Agreement requires LCCA to use its best efforts to obtain a release from the ground lease for the Partnership and to indemnify the Partnership from any liabilities thereunder. See "The Continued Existence of the Partnership."

                                LCCA Note Might Not Be Paid

         The LCCA Note will be given in part payment of the purchase price. The General Partner believes that LCCA's net worth exceeded $50,000,000 as of December 31, 1994 based on audited financial statements given by
LCCA to the Partnership. The LCCA Note will be guaranteed by Forrest L. Preston, the controlling shareholder of LCCA, but otherwise will be unsecured. The Partnership has received no financial information regarding Mr. Preston nor has it undertaken any due diligence or other investigation to determine the credit or financial status of Mr. Preston. The General Partner believes that based on its past payment history under the leases with LCCA and the fact that 94% of the purchase price will be paid at closing, the risk
of payment on the LCCA Note is reasonable.   However, LCCA's ability to pay
the LCCA Note is contingent upon LCCA's future operating results. There can be no assurance that LCCA will generate sufficient available cash to satisfy the payment obligations of the LCCA Note when and as they come due.

                  Effect on Registration Resulting From Adoption of Plan

         The Partnership anticipates that it will continue to comply with the registration reporting requirements under the Securities and Exchange Act of 1934, as amended. The Partnership may, however, seek to reduce its reporting requirements at some time during the liquidation process in order to reduce administrative costs associated with these reporting requirements.

                       Conditions to Closing of the LCCA Transaction

         The LCCA Transaction is subject to certain conditions of closing. See "PROPOSAL 2: LCCA TRANSACTION - Contingencies to Closing." LCCA has deposited $100,000 with an escrow agent as earnest money. In an event of default by LCCA pursuant to the Purchase Agreement, whether such default is intentional, voluntary or involuntary, the Partnership is only entitled to receive the payment of the earnest money as full and complete liquidated damages pursuant to the Purchase Agreement. In light of the size of the LCCA Transaction and LCCA, LCCA may choose to forfeit the earnest money rather than close the LCCA Transaction. LCCA and the Partnership have a dispute regarding certain monies due from LCCA to the Partnership under the terms of the leases for the LCCA Homes which the General Partner estimates to be approximately $50,000. As a condition to closing the LCCA Transaction, the dispute must be resolved to the satisfaction of both the Partnership and LCCA. No assurance can be given that the dispute will be resolved and the LCCA transaction closed. Finally, no assurance can be given that the other contingencies to closing the LCCA Transaction can be satisfied. See "PROPOSAL 2: LCCA TRANSACTION - Contingencies to Closing."

                    The Potential Inability of the Partnership to Make
                             Debt Payments Due in Near Future

       The Partnership faces substantial debt payments in the near future. See "PROPOSAL 1: APPROVAL OF PLAN OF LIQUIDATION AND
DISSOLUTION - Effect of Failure to Approve the Plan."  Approval of the
Plan and the LCCA Transaction does not assure the Partnership that it will have sufficient funds to meet the debt payments when and as they mature. The aggregate principal amount of the Partnership's debt that will mature (i) in 1996 is $3,358,786, (ii) in 1997 is $2,235,120, and (iii) in 1998 is $165,021.
The aforementioned principal amounts do not reflect the intended application of proceeds from the LCCA Transaction. If the LCCA Transaction closes, then after the application of the proceeds from the LCCA Transaction and the assumption of debt by LCCA, the Partnership's debt that will mature (i) in 1996 is $261,268, (ii) in 1997 is $2,235,120 and (iii) in 1998 is $165,021. No
assurance can be given that the LCCA Transaction will close or that the Partnership can sell sufficient assets in time to satisfy the debt obligations. Furthermore, while the General Partner believes that the Partnership should be able to refinance the majority of the debt payments due in the next three years, no assurances can be given that such refinancing can occur or be on terms as favorable to the Partnership as the existing debt. With respect to those debts which the Partnership cannot refinance, the Partnership could lose the properties financed thereby through foreclosure.

                   Difficulty of Liquidating the Partnership's Interest
                                  in the Olympic Facility

         The Partnership owns a 49.5% interest in Cumberland Healthcare L.P. I-B which owns the Olympic Facility. See "BUSINESS - Nursing Home
Operations." All other nursing homes except one are owned in fee simple by the Partnership. The other nursing home, the Imperial Facility is leased by the Partnership pursuant to a ground lease. The nature of the Partnership's interest in the Olympic Facility may complicate the sale of this asset since the Partnership does not control the entire ownership interest in the facility. No assurance can be given to a purchaser for the 49.5% interest in the Olympic Health Care Center can be found. However, the partnership agreement of Cumberland Healthcare L.P. I-B contains a buy-sell provision which will permit the Partnership to either force the other partners to sell their partnership interests or buy the Partnership's interest at a fair market price established by either the mutual agreement of the partners or if no such agreement is reached, by independent appraisers. If no purchaser exists for the Partnership's interest in Cumberland Healthcare L.P. I-B, the General Partner intends to use this provision in conjunction with an offer to purchase the Olympic Facility from a third party, to either sell the Partnership's interest to the other partner or to purchase all of the interest in the Olympic Facility and sell it to the third party.

               The Continued Existence of the Partnership Due to Collection
                                     of the LCCA Note

         The Partnership has agreed to accept the LCCA Note as partial consideration of the purchase price for the LCCA Homes. The term of the LCCA Note is five years but may be accelerated by the Partnership at the end of two years. In the event of such acceleration, the Partnership must forfeit any accrued interest due on the LCCA Note. See "PROPOSAL 2: LCCA
TRANSACTION - Purchase Price." However, the General Partner intends to accelerate the LCCA Note after two years if the Partnership has been unable to sell it to a third party and the Partnership is otherwise ready to terminate.

         Since the Partnership would need to remain in existence for a period of five years in order to collect all monies due under the LCCA Note and further since no assurances can be given as to when any or all of the Partnership's assets may be sold, it is possible that, despite the approval of the Plan by the Limited Partners, the Partnership may remain in existence for a period in excess of five years.

                    The Continued Existence of the Partnership Due to Actual or Contingent Liabilities of the Partnership

         The Partnership may not actually terminate until all Partnership liabilities, actual and contingent have been satisfied. In the event a pending contingent liability should arise, the Partnership would in all likelihood remain in existence until such liability is resolved. The Partnership has executed and is liable as the lessee under the ground lease for the Imperial Facility which interest is being purchased by LCCA as part of the LCCA Transaction. The ground lease expires September 30, 2014. The Partnership will attempt to negotiate with the lessor to be released from the ground lease. Pursuant to the Purchase Agreement, LCCA will assume all of the Partnership's obligations under the ground lease at closing of the LCCA Transaction and will indemnify the Partnership from any further liability. In the event that the ground lessor will not release the Partnership from its obligations under the ground lease, the General Partner may elect under the Plan to distribute all of the assets of the Partnership to its partners and either dissolve and terminate the Partnership or leave the Partnership in existence as a legal entity during the pendency of the ground lease. See "RISK FACTORS - Potential Liability of Limited Partners for Repayment to Creditors of Liquidating Distributions" and "RISK FACTORS - Potential Liability of Limited Partners Created by the Ground Lease for the Imperial Facility."

                   Potential Factors Affecting Future Operating Results

         As properties are sold pursuant to the Plan, the effect would be to decrease the contribution of such properties to overall Partnership operating results. Because certain of the Partnership's general and administrative expenses are fixed rather than variable, the decreased contribution from properties which are sold would result in a decrease in total Partnership operating results. See "SCHEDULE 1 - Pro Forma Financial Information" for the effect of the LCCA Transaction.

       Partnership Subject to Risks of Direct Operations of the Rancho Facility

         Effective October 1, 1995, the Partnership terminated a lease with FHP, Inc. ("FHP"), a California based health maintenance organization.
Although FHP paid the Partnership approximately $1,556,000 in connection with the lease termination, the Partnership must now bear the risk of the direct operation of a nursing home. The Partnership currently has similar risk with respect to the Paramount Facility. On October 1, 1995, there was only one resident patient in the Rancho Facility. FHP has agreed to maintain an average of five patient days use of the Rancho Facility by its members for each day between September 30, 1995 and October 1, 1996 at a rate which is essentially $45 per patient day greater than the market rate as of September 30, 1995. As of December 31, 1995, the Rancho Facility had 30 resident patients.

         There can be no assurance that the Partnership will be successful in marketing the Rancho Facility or in operating the Rancho Facility at a profit or in a manner which will result in a recovery of the Partnership's investment in the Rancho Facility. These general risks which are present in the operation of all nursing homes include incurring losses from operations, Federal and State sanctions, fines, and compliance related to operations and patient care, lawsuits and potential loss of license and value of the Facility.

                           REASONS FOR THE PROPOSED LIQUIDATION

                                   Historical Background

         The Partnership was formed as a Delaware limited partnership in 1986. The primary investment objective of the Partnership was to acquire and lease nursing homes which offered the potential for (i) cash distributions to Limited Partners; and (ii) capital appreciation. The Partnership acquired 14 nursing homes in 1986 and 1987 and leased them to Columbia Corporation and its affiliates. The Partnership's original intent was to dispose of the nursing homes five to ten years after acquisition. As a result of Columbia Corporation's operating difficulties, RJ Medical Investors, Inc., an affiliate of RJHP replaced Columbia Corporation's affiliate as general partner of the Partnership's General Partner, and RJHP took control of the management affairs of the Partnership's nursing homes. RJHP is and at all times has been a general partner of the General Partner of the Partnership and currently owns 99% of the partners' interest in the General Partner. The remaining 1% partners' interest in the General Partner is owned by RJ Medical Investors, Inc.

         Since the time that RJHP began to lead the Partnership's efforts to wrest the Partnership's nursing homes from the financially failing Columbia Corporation and its affiliates, the General Partner's goal has been to reverse the deterioration in the nursing homes' operations and to repair and lease the nursing homes in an attempt to recover cash flow and value. (Columbia Corporation and its affiliates ultimately filed bankruptcy.) To this end RJHP and its affiliates committed considerable time and resources, including $250,000 in loans and cash advances, a $5,000,000 operating line of credit, $2,000,000 of loan guarantees, and purchased approximately $6,500,000 of the Partnership's secured debt from the RTC and FDIC at an approximate
$730,000 discount. Substantially all of the discount was passed on to the Partnership. In addition, the General Partners and its affiliates have accrued and not been paid certain fees due them from the Partnership. As of December 31, 1995, these accrued fees totalled $337,530.

         The workout effort has involved numerous phases. The Partnership's initial efforts involved obtaining possession of the nursing homes from Columbia Corporation's affiliates before Columbia Corporation's financial failure caused a complete financial failure of the Partnership. This first phase took from approximately January, 1988 through March, 1989 and involved extended negotiations with lenders, managers, regulators, creditors and others as well as expert assistance from nursing home managers such as LCCA and Arbor Healthcare, Inc. ("Arbor") who were able to commit resources to assisting RJHP in obtaining license transfers, meeting regulators' requirements and correcting operating deficiencies which had resulted in decertification actions being brought against some of the nursing homes. The second phase of the workout effort required the sale or lease of a number of nursing homes to generate working capital, reduce debt service, meet lender's restructuring requirements and return the remaining nursing homes to profitable operations. As a result, three nursing homes located in Pennsylvania and New Jersey were sold in April, 1990. The Hillcrest Facility was refinanced with the assistance of an affiliate of RJHP, which guaranteed a $2,000,000 loan and is currently leased and operated by Arbor. Over a period of approximately two years, the LCCA Homes were leased to LCCA. These leases have subsequently been renegotiated with LCCA and, as of the date of this Proxy Statement, LCCA leases and operates the LCCA Homes. Two nursing homes, the Paramount and the Rancho Facilities which, for various reasons, were not leased or sold, continued to be owned directly by the Partnership. A one-half interest in the Olympic Facility was sold to a local nursing home operator through a joint venture formed with that local nursing home operator who guaranteed the project mortgage and currently manages the facility. Subsequently, the Rancho Facility was leased first to LCCA, then to FHP. The Partnership is currently managing the Rancho Facility. The Paramount Facility has continued to be operated directly by the Partnership. This second workout phase lasted until June, 1991, when the last of the LCCA Homes was leased to LCCA. In total, the Partnership owns interests in eleven nursing homes. See "BUSINESS - Properties" for the nature and extent of the Partnership's interest in each home. LCCA leases the LCCA Homes, Arbor leases the Hillcrest Facility, the Olympic Facility, Paramount and Rancho are managed (as described in this paragraph). The current phase may be viewed as a period of stabilization.
The General Partner's goal in the current phase has been to stabilize operations, resume cash distributions to all partners of the Partnership (the "Partners") and restore value.

       In the last four months, several significant developments have occurred which leads the General Partner to believe that the time has come to move into a new phase - a liquidation phase. First, LCCA has made an offer to purchase the LCCA Homes and, after approximately three months of negotiations, executed the Purchase Agreement with the Partnership. See "PROPOSAL 1:
APPROVAL OF PLAN OF LIQUIDATION AND DISSOLUTION - LCCA
Transaction". Second, FHP, an HMO which leases the Rancho Facility, has decided to withdraw from the business of directly providing nursing home services to its members and virtually closed the Rancho Facility thus causing the Partnership to enter into a lease termination agreement, forcing FHP to "buy out" the balance of its lease. See "MANAGEMENT'S DISCUSSION
AND ANALYSIS - Potential Factors Affecting Future Operating Results".
Third, with the current federal budget debate involving cutting the growth of funds allocated to the Medicaid and Medicare programs, there is a great uncertainty in the long-term care field. The pending legislative proposals in Congress include dramatic funding reductions for Medicare and Medicaid.
While block grant funding proposed by Congress could result in fewer administrative guidelines and procedures, individual states would be left to determine the allocation of available funds among competing social programs. The political climate in each state makes the effect of block grant funding unpredictable, however, many industry analysts believe the perceived reduced administrative burdens may not offset possible reductions in funding. This, along with other governmental limitations on reimbursement, may have an adverse effect on the value of nursing homes. Fourth, the underlying operations of the Partnership's homes continue to provide marginal returns. The homes would require extensive capital expenditures to meet the future changes in healthcare, something that would be difficult and expensive for the Partnership. In order for LCCA to make the necessary commitment of their resources to these homes, they felt it necessary to purchase the homes rather than continue to lease them, thus, the sale of the nursing homes provides the Partnership an opportunity to remove itself from future risk while providing a good current return on the sale of these homes. The LCCA Transaction provides the Partnership with an opportunity to sell a majority of its assets at a price which the General Partner believes is advantageous to the Limited Partners. The General Partner does not believe that the value of the Partnership's assets will increase substantially in the near to intermediate future.

         On April 3, 1995, the Partnership received an unsolicited offer from LCCA to purchase all of the Partnership Units and alternatively all the assets of the Partnership including both the LCCA Homes and the Facilities not subject to the LCCA Transaction for a price that would yield $14,400,000 to the Partnership after payment on assumption of all of the debt of the Partnership. The General Partner rejected such offer as being inadequate. At that time, the General Partner began discussions with LCCA and provided
LCCA access to the books and records of the Partnership in an effort for them to determine a more suitable offer. On May 15, 1995 after general discussions between the parties, the Partnership received an offer from LCCA to purchase the LCCA Homes for $15,277,000, or alternatively, all of the Partnership's Facilities for $25,201,122. The General Partner at that time decided that LCCA would not be able to give adequate consideration for the non-LCCA
Homes and that discussions should center on a purchase of only the LCCA
Homes.  The General Partner on behalf of the Partnership verbally informed
LCCA on June 5, 1995 that the purchase price needed to be approximately $18,500,000 in order to receive consideration. On June 8, 1995, LCCA responded by offering $15,500,000 in cash plus the assumption of $1.28 million of debt secured by the Rimrock Facility. The General Partner then entered into extensive negotiations regarding various terms of the offer.
These negotiations resulted in the addition of the $1,000,000 LCCA Note to the offer, including the personal guarantee of Mr. Preston. The General Partner also determined that it was important for the Partnership to have the ability to cancel the LCCA Leases so that the Partnership would be able to pursue other offers in the event that LCCA failed to honor any agreement that was reached. On July 21, 1995 the Partnership and LCCA signed a non-binding letter outlining the terms of the LCCA Transaction which included the above-referenced LCCA Note and a clause that would allow the Partnership to cancel the LCCA Leases on 60 days' notice should LCCA fail to honor their agreement. There were no material changes in the transaction between the non-binding letter and the Purchase Agreement. The net result of these negotiations was to increase an offer of $14,400,000 for all of the Partnership's assets to an offer that, including the approximately $15,631,098 in cash, the assumption of a mortgage with approximately $1,268,902 due, and the LCCA Note, totals $17,900,000 for the LCCA Homes only.

         During the course of the negotiations with LCCA, the General Partner prepared information on the LCCA Homes. This information was sent to three nursing home operators and one real estate investment trust. The General Partner had oral discussions with each of these parties but discontinued the discussions since the purchase prices for the LCCA Homes being discussed were below the LCCA offers. The primary problem for a purchaser other than LCCA is that the leases for the LCCA Homes would remain in place. A buyer other than LCCA could not gain operational control of the LCCA Homes until the expiration of the leases with LCCA for the LCCA Homes in May, 2000.

         Once the General Partner determined that the final agreement for the LCCA Homes by LCCA was fair and reasonable and it could not generate any interest from other parties at a higher price, then the General Partner reviewed options available to the Partnership. The General Partner considered rejecting the LCCA offer and holding the Facilities until the expiration of the LCCA Leases in May of 2000. This alternative does not take advantage of the good offer for the LCCA Homes at a time when the value of nursing homes is higher than it has been in recent history and the General Partner believes outlook for the industry may be negative. The General Partner considered selling the LCCA Homes to LCCA and continuing to operate the remaining Facilities. The costs to administer the Partnership with the reduced assets and income would not be economically reasonable for the benefit of the Limited Partners, since most of the existing Partnership expenses would remain the same. Finally, the General Partner considered selling the LCCA Homes to LCCA and adopting a plan of liquidation for the Partnership. This is the option recommended by the General Partner for the reasons listed below, as well as the fact that the original Partnership offering prospectus contemplated a sale of the Partnership's assets between the 5th and 10th years after the Partnership's acquisition of the Facilities in 1986.

                             The General Partner's Conclusions

         The General Partner has determined that a liquidation is in the best interests of the Partnership. The Partnership was intended to exist for a five to ten year period before disposition of its properties. LCCA currently leases the LCCA Homes it has offered to purchase. The LCCA Leases expire in May, 2000. Consummation of the LCCA Transaction would reduce the Partnership's holdings to four nursing homes. Operation of those four nursing homes in the current legislative climate is not likely to result in growing returns or equity values for the Partnership or its Partners. Furthermore, while the Partnership has moved quickly to respond to the threat that FHP would close the Rancho Facility, thus resulting in a loss of licenses and certificates of needs which would significantly reduce or destroy the value of the Rancho Facility, this has resulted in the Partnership taking over operations at the Rancho Facility. See "BUSINESS - Nursing Home Operations."

         The current opportunity afforded to the Partnership by the LCCA Transaction and the Plan would meet the original time frame for disposition of the homes. The General Partner believes that a liquidation at this time coupled with the sale of a majority of the Partnership's assets to LCCA as described herein is prudent in light of potential changes in the Medicare and Medicaid programs. The General Partner reviewed the price per bed offer by LCCA of $30,900 for the LCCA Homes and determined that it was reasonable. The average price per bed of the homes in the same region and general age and condition in recent sales were $28,000 to $29,000 per bed.
In addition, the capital rate of the LCCA offer of less than 10% resulted in a substantially higher price per bed for the LCCA Homes when compared to recent transactions. The age of the homes (more than 25 years) would require an investment of close to $10,000 per bed or more than $6,000,000 to bring them to a competitive level with newer homes in the market place. The
General Partner believes the Plan is in the best interest of the Partnership and recommends its acceptance to the Limited Partners. The General Partner considers the terms of the LCCA Transaction to be fair. It has relied on McDonald & Company to make such quantifications in connection with its Fairness Opinion. See "FAIRNESS OPINION."

         There can be no assurance, however, that the estimate of liquidation proceeds will prove accurate. See "RISK FACTORS - Uncertainty of the Amount and Timing of Liquidating Distribution to Limited Partners." Therefore, the amount ultimately received by Limited Partners through liquidating distributions may be more or less than the estimates contained in this Proxy Statement.

                              BENEFITS TO THE GENERAL PARTNER
                        AND ITS AFFILIATES IF THE PLAN IS APPROVED

         As of December 31, 1995, RJHP was owed $337,530 for unpaid general and administrative fees which should have been paid pursuant to the Partnership Agreement. Adoption of the Plan might result in payment of these accrued fees, although none has been provided in the sources and uses of the proceeds of the LCCA Transaction. See "EXHIBIT "B" - Estimated Sources of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction." RJHP has agreed not to collect these fees from the proceeds of the LCCA Transaction.

       If the proceeds from the liquidation of the Partnership are sufficient, the General Partner may receive the accrued fees and other distributions or its affiliates may receive fees as a result of its ownership interests in the Partnership. However, the General Partner currently projects that liquidation proceeds will not be sufficient to make any distributions to the General Partner on account of its interest, and further the General Partner has agreed to waive any disposition fees to RJHP as provided in the Limited Partnership Agreement of the Partnership. See "CERTAIN PROVISIONS OF THE
PARTNERSHIP AGREEMENT - Distribution of Proceeds."  Finally, the
General Partner owns a 1% interest in the project partnership which owns the Hillcrest Facility and owns a .5% interest in the joint venture partnership which owns the Olympic Facility. If the Plan is approved, the General Partner could receive distributions in connection with disposition of the Hillcrest Facility and/or Olympic Facility in accordance with the project partnerships upon sale of the facilities. See "BENEFITS TO THE GENERAL PARTNER
AND ITS AFFILIATES IF THE PLAN IS APPROVED."  The General
Partner receives an annual fee of 1.25% of gross rents paid to the Partnership pursuant to the lease for the Hillcrest Facility. These fees are paid currently and amounted to $40,120 for the year ending December 31, 1995, and $39,531 for the year ended December 31, 1994. The General Partner also receives 2% of distributions to Limited Partners from operations only. These distributions to the General Partner were $30,612 for the year ended December 31, 1995 and $21,430 for the year ended December 31, 1994.

                                         BUSINESS

                             General Development of Business

         The Partnership is a limited partnership composed of the General Partner and purchasers of the Units as its Limited Partners. The General Partner is currently composed of RJHP and RJ Medical Investors, Inc., both of which are wholly-owned subsidiaries of Raymond James Financial, Inc. The Partnership was formed under the laws of Delaware and commenced operations on March 13, 1986.

         The Partnership was formed to acquire nursing homes and lease them to affiliates of Columbia Corporation pursuant to "triple net" leases. As a result of the financial failure and ultimate bankruptcy of the original lessees, the Partnership, on an interim basis, became the operator of the 14 nursing homes owned by it while it located qualified lessees and managers for the nursing homes. Three of those original nursing homes have been sold.

                                  Nursing Home Operations

         The Partnership's primary nursing home assets can be separated into five distinct groups:

* The Partnership owns 99% of Cumberland Healthcare, L.P. I-C which leases the Hillcrest Facility to Arbor. The General Partner owns the remaining 1% of Cumberland Healthcare, L.P. I-C. The lease provides for a minimum rent of $330,000 per year and additional rent of 4% of net revenue. Total lease payments are capped annually at $545,000. The lease will terminate on January 31, 1999 and Arbor has an option to purchase the facility which expires February 1, 1997 for the greater of $4,624,000 or the fair market value of the facility less authorized capital improvements made by Arbor (currently $714,000), subject to certain prorations and adjustments. The aggregate amount of rent paid by Arbor for the year ended December 31, 1995 was $499,193.

* The Partnership leases the Bel Tooren Facility, Imperial Facility, La Habra Facility, Mirada Hills Facility, Norwalk Facility, Rimrock Facility and Sun City Facility to LCCA. The LCCA Leases require an annual minimum rent of $1,698,052 for the fiscal year ended May 31, 1995 with annual adjustments based on 6% of the increase in resident service revenues. The LCCA Leases also call for incentive rent based on a 50% sharing of LCCA's net profit from the LCCA Homes. LCCA has an option to purchase the LCCA Homes beginning June 1, 1999 and ending December 31, 1999 for a purchase price equal to the then fair market value of the LCCA Homes; provided, however, that the aggregate price for all the LCCA Homes, pursuant to the option, may not be less than $24,292,000. The LCCA Leases expire in May 2000. LCCA's obligations under the LCCA Leases have been personally guaranteed by the principal shareholder of LCCA. During 1994, the Partnership notified LCCA that it believed that LCCA was in violation of certain technical reporting, rent computation and other covenants of the LCCA Leases since the reports and certifications required to be delivered to the Partnership under the LCCA Leases were not in the detail and form required by the LCCA Leases. LCCA has denied that violations or breaches of the LCCA Leases have occurred. The disputes involve the accounting methods used by LCCA to calculate whether any incentive rent is due. The parties have disagreed as to what credits and debits can be properly used in making the calculation under the LCCA leases. The General Partner estimates the aggregate amount of these disputes to be $50,000. The Partnership has not recognized any of the disputed amounts as revenue. Resolution of these disputes is a condition precedent to both parties' obligations pursuant to the Purchase Agreement and will be settled, if at all, through negotiations. The General Partner may compromise a portion or all of the disputed amount to settle the disputes. In addition, LCCA has informed the Partnership that it may seek rental concessions under the LCCA Leases in the future. These disputes will be settled in connection with the closing of the LCCA Transaction.

* RJ Medical Investors, Inc. has managed the Rancho Facility since October 1, 1995, pursuant to an agreement to terminate the Partnership's lease with FHP. See "MANAGEMENT'S DISCUSSION AND ANALYSIS
Potential Factors Affecting Future Operating Results." In consideration of the termination of the lease for the Rancho Facility which was effective as of October 1, 1995, the Partnership received approximately $1,556,000 on
February 1, 1996, approximately $47,000 of which was used to pay certain operating expenses between October 1, 1995 and January 31, 1996. The Partnership is responsible for the general risks of operations beginning October 1, 1995. These general risks which are present in the operation of all nursing homes include incurring losses from operations, Federal and State sanctions, fines, and compliance related to operations and patient care, lawsuits and potential loss of license and value of the Facility. On
October 1, 1995 there was only one patient resident in the Rancho Facility and as of December 31, 1995 there were thirty resident patients in the home. FHP, as part of the termination agreement, has agreed to maintain at the nursing home an average census of its members/patients sufficient to average not less than five patient days for each day between September 30, 1995 and October 1, 1996 at a rate which is essentially $45 per patient day greater than market rent. In the event of a sale or subsequent lease of all or any interest in Rancho Facility prior to October 1, 1996, the Partnership is required to pay to the lessee 50% of the sale proceeds in excess of $1,600,000, up to a maximum total payment of $500,000.

* The partnership agreement of a subsidiary of the Partnership, Cumberland Healthcare, L.P. I-B, was amended in connection with the expansion of the Olympic Facility, in April, 1993. Consummation of the amendment of the agreement occurred September 1, 1993, simultaneously with the closing of the financing of the Olympic Facility. The proceeds from the refinancing were used to repay existing Partnership debt as well as other obligations of the Olympic Facility. Simultaneously with the closing, the partnership agreement for Cumberland Healthcare, L.P. I-B was amended to admit Olympic Health Services, Inc., a Washington corporation, as a General Partner and William W. Littlejohn, the current operator, as a Limited Partner with a 0.5% and a 49.5% interest in the Partnership, respectively. The Partnership has a 49.5% interest in Cumberland Healthcare, L.P. I-B which owns the Olympic Facility. The remaining 0.5% of Cumberland Healthcare,
L.P. I-B is owned by the General Partner. The partners of Cumberland Healthcare, L.P. I-B share equally in profits and losses in accordance with their interests. Any material, operational or financial issues must be decided by a majority vote of the general partners of Cumberland Healthcare L.P. I-B which is controlled by the General Partner of the Partnership. The Partnership Agreement has a buy-sell provision to break management deadlocks whereby an offer to buy all rights, title and interest by one partner to the others at a set price which, if rejected by the other partners, allows the offering partner the opportunity to buy the other partners' interests at that set price. As part of the agreement, Mr. Littlejohn and his wife personally guaranteed a loan to fund the expansion. The Partnership is not liable for the loan, however, its investment in the facility is at risk if the loan is not paid. Mr. Littlejohn's affiliated management company provides management services for the Olympic Facility. The management contract is for the period January 1, 1993, through December 31, 1997, but may be terminated without cause upon 90 days written notice. The management fee is $1,000 per month. The manager is responsible for the day to day operations, books and records, collection of fees, an annual budget and other reports as required.

*        The Partnership owns and directly operates the Paramount facility.

         During 1994, the Partnership refinanced debt secured by the Rancho Facility. A substantial portion of the proceeds of the $1,500,000 refinancing were used to reduce other debt of the Partnership having a higher interest rate. In January 1995, $500,000 of the proceeds of this loan were used to repay the Raymond James Financial, Inc. indebtedness which matured in October, 1994. In consideration of this debt reduction, Raymond James Financial, Inc.
extended the maturity date of the Partnership's term debt to Raymond James Financial, Inc. (see Note 5 to Financial Statements for the Years Ended December 31, 1995, 1994 and 1993). In addition, Raymond James Financial,
Inc. entered into a revolving loan agreement as of December 28, 1994 which provides that Raymond James Financial, Inc. will advance to the Partnership, on a revolving basis up to $5,000,000 at an interest rate of 15.5%. The loan agreement contains typical representations, warranties and covenants, including conditions and restrictions on the borrowing. Draw requests must be submitted ten (10) business days in advance; disbursements shall be made once a month, and borrower must not be in default. The Partnership granted to Raymond James Financial, Inc. a security interest in virtually all of the Partnership's real estate assets and LCCA Leases to secure any advances under the loan agreement. The loan agreement matures October 1, 1996. As of the date of this Proxy Statement, the Partnership has not requested an advance on the revolving line of credit. However, in order to maintain the availability of such credit, the Partnership intends to extend or replace the line of credit before October 1, 1996.

         The initial lease terms with the current lessees of the Partnership's nursing homes (all homes except the Olympic and Paramount Facilities) were generally 10 years. Future minimum rents under non-cancelable lease terms as of December 31, 1995 (prior to the termination of the lease for the Rancho Facility) were as follows:

Year Ending                                                  Amount Excluding
December 31,                         Amount                 Rancho Los Facility

     1996                         $3,266,000                    $2,928,000
     1997                          3,318,000                     2,970,000
     1998                          3,369,000                     3,011,000
     1999                          3,422,445                     3,053,705
     2000                          3,476,828                     3,097,026

                                 $16,852,273                   $15,059,731

         As of December 31, 1995, 1994 and 1993, the Partnership and its subsidiaries had 170, 167 and 148 employees, respectively. All employees of the Partnership are located at the Partnership's operated nursing homes.

                                        Regulation

         All of the nursing homes and retirement centers leased or managed by the Partnership are subject to certain federal statutes and regulations and to statutory and regulatory licensing requirements by state and local authorities. State and local agencies survey all facilities on a regular basis to determine whether such facilities are in compliance with governmental operating and health standards and conditions for participation in government sponsored third-party payor programs. Such facilities are also subject to various local building codes and other ordinances, including fire safety codes.

         Government Reimbursement Programs. The Federal government maintains a health insurance program for the aged known as "Medicare." Individual states have programs for medical assistance to the indigent known generally as "Medicaid," which are partially financed by the federal government. Federal grants are conditioned on state compliance with federal regulations. A material portion of the current revenue derived from the Facilities is received under Medicare, Medicaid and other governmental programs.

         Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and government funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities. Since 1983, Congress has consistently attempted to limit the growth of federal spending under the Medicare and Medicaid programs. In a January 27, 1994 report, the Congressional Budget Office stated that despite recent deficit reduction legislation, the federal budget deficit will begin to rise in 1998 and that "increases in spending for Medicare and Medicaid are the dominant force pushing projected deficits back up as the 20th century nears it end." The report projected that federal Medicaid payments in 1999 will be $151 billion, double the 1993 level. Recent federal budget discussions have targeted the Medicare and Medicaid programs. In addition, Congress is considering several proposals that would substantially alter health care delivery and payment systems, both public and private. These reform proposals involve increased reliance on managed care plans that selectively contract with providers, increased incentives for individuals to be cost-conscious, limitations on tax deductions for employee health benefits, provider or insurer price controls, emphasis on outpatient and home-based alternatives to inpatient care and/or substantial reductions in payments under Medicare and Medicaid.

         Medicaid. Medicaid is a medical assistance program for the indigent and is operated by state governments with financial assistance (approximately 50% of the funds available) from the federal government under a matching program. Medicaid is subject to federally imposed requirements. The
Medicaid program refers to the various state-administered reimbursement programs created by federal law. Although Medicaid programs vary from state to state, they typically provide for fixed rate payments to healthcare providers based upon historical costs adjusted for inflation and subject to restrictive limitations. Reimbursement rates are determined by the state, while the federal government retains the right to approve or disapprove individual state plans. There are generally two types of Medicaid reimbursement rates: retrospective and prospective. The retrospective rate is one which is determined after completion of the cost report and is designed to reimburse costs after they are incurred. An interim rate based upon historical cost factors and inflation is paid by the state during the cost reporting period, and a cost settlement is made following an audit of the filed cost report. Such adjustments may result in additional payments being made to the Partnership or in recoupments from the Partnership, depending on actual performance and the limitations within an individual state plan. The Washington Medicaid program is, at present, a retrospective plan.

         The more prevalent type of Medicaid reimbursement rate is the prospective rate. Under a prospective plan, the state sets its rate of payment for the period in advance of services rendered. The provider must accept the prospective rate as payment in full for all services rendered. There is no settlement based upon actual costs subsequent to the cost report filing.
Actual costs incurred during the period are used to establish the prospective rate for a subsequent period. Providers must accept reimbursement from Medicaid as payment in full for the services rendered, since the provider may not bill the patient for more than the amount of the Medicaid payment for services covered by the Medicaid program. Medi-Cal, California's version of Medicaid, currently provides for reimbursement at an established daily rate, as determined by the California Department of Health Services, based on median costs of nursing facilities, classified by bed and geographic location.

       All of the facilities operated and leased by the Partnership participate in the Medicaid program. Under the federal Medicaid statute and related regulations, state Medicaid programs must provide facility rates that are reasonable and adequate to cover the costs of efficiently and economically operated facilities providing services in conformity with state and federal standards. Furthermore, payments must be sufficient to enlist enough providers so that services under the state's Medicaid plan are available to recipients at least to the extent that those services are available to the general population.

         To date, adjustments from Medicaid audits have not had a material adverse effect on the Partnership. While there can be no assurance that future adjustments will not have a material adverse effect on the Partnership, the Partnership believes that it has properly applied the various payment formulas and that the possibility of materially adverse adjustments is remote.

       Medicare. All of the Partnership's facilities (leased and operated) are participants in the Medicare program. Medicare is a federally funded and administered health insurance program primarily designed for individuals who are age 65 or over and are entitled to receive Social Security benefits. The Medicare program consists of two parts. The first part (Part A) covers inpatient hospital services and services furnished by other institutional healthcare providers, such as long-term care facilities. The second part (Part
B) covers the services of doctors, suppliers of medical items and services, home health agencies and various types of outpatient services. Part B services include physical, speech pathology and occupational therapy, pharmaceutical and medical supplies, certain intensive rehabilitation and psychiatric services, ancillary diagnostic and other services of the type provided by long-term care or acute care facilities. Part A coverage is limited to a specified term (generally 100 days in a long-term care facility) and requires beneficiaries to share some of the cost of covered services through an annual deductible and a co-insurance payment. There are no limits on duration of coverage for Part B services, but there is an annual deductible and a co-insurance requirement for most services covered by Part B.

         The Medicare program is a retrospective program. An interim rate based upon historical cost factors is paid by Medicare during the cost reporting period and a cost settlement is made based on actual costs for the period. Final settlements are subject to an audit of the filed cost report whereby adjustments may result in additional payments being made to the Partnership or in recoupments from the Partnership. Under the Medicare program, the Partnership is reimbursed for its direct costs plus an allocation of indirect costs up to a regional limit.

         Licensure and Certification. Health care facilities must comply with licensing requirements of state and local health agencies, as well as building, health, and life safety codes. In granting and reviewing a facility's license, state health agencies consider the physical buildings and equipment, the qualifications of the administrative personnel and nursing staffs, the quality of nursing programs and the continuing compliance of the facility with the laws and regulations applicable to its operations.

         Separate standards for certification must be met to participate in Medicaid and Medicare programs. As part of the Omnibus Budget
Reconciliation Act of 1987 (the "1987 Act"), Congress adopted legislation that substantially increased the requirements for Medicare and Medicaid certifications. The 1987 Act, as amended, created a number of new sanctions for noncomplying facilities. On August 28, 1992, the Department of Health and Human Services issued proposed rules which became final late in 1994 and were implemented in 1995. States are currently changing their rules and regulations to reflect the federal regulations. The newly adopted rules, among other things, allow new sanctions for facilities that are found to be out of compliance with certification standards, including denial of or reductions in payments, fines and the appointment by the state of a manager to operate the facility. If a facility is found to be substandard in three consecutive annual surveys, the state is required to deny payment for new admissions and to appoint a monitor to oversee correction of deficiencies. The Partnership believes that its facilities are substantially in compliance with the applicable Medicare and Medicaid regulatory requirements. However, from time to time the Partnership or its lessees receive notices of deficiencies for failure to comply with various regulatory requirements. The Partnership reviews such notices and takes or requires its lessees to take appropriate corrective action. In most cases, the Partnership or its lessees and the reviewing agency agree upon the measures to be taken to bring the facility into compliance with regulatory requirements. In some cases the reviewing agency may take various adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of a facility's license. These actions may adversely affect the facility's ability to continue to operate, the ability of the Partnership or its lessees to provide certain services, and eligibility to participate in the Medicare, Medicaid or Veterans Administration programs. Additionally, conviction of abuse or fraudulent behavior with respect to one facility may subject other facilities under common control or ownership to disqualification for participation in Medicare and Medicaid programs. In addition, some state regulations provide that all facilities under common control or ownership within a state are subject to being delicensed if any one or more of such facilities is delicensed. Certain of the Partnership's facilities have received notices in the past from state agencies that, as a result of certain alleged deficiencies, the agency was taking steps to decertify the facility from participation in Medicare and Medicaid programs. In all cases, such deficiencies were remedied before any facilities were decertified.

         Effective October 1, 1990, the Omnibus Budget Reconciliation Act of 1990 eliminated the different certification standards for "skilled" and "intermediate" care nursing homes under the Medicaid Program in favor of a single "nursing home" standard. This standard requires, among other things, that the Partnership's managed nursing homes have at least one registered nurse on each day shift and one licensed nurse on each other shift and increases training requirements for nurses aids by requiring a minimum number of training hours and a certification test before a nurse's aid can commence work. States continue to be required to certify that nursing homes provide "skilled" care in order to obtain Medicare reimbursement.

         Fraud and Abuse. As a provider of services under the Medicare and Medicaid programs in the U.S., the Partnership is subject to Medicare and Medicaid fraud and abuse law. This law prohibits any bribe, kickback, rebate or remuneration of any kind in return for the referral of Medicare or Medicaid patients. In addition, several states in which the Partnership operates have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers, if such arrangements are designed to induce or encourage the referral of patients to a particular provider. Violations of these federal or state laws may result in civil and criminal penalties and exclusion from participation in the Medicaid and Medicare programs. Such laws are broad, vague and seldom have been interpreted by the courts or regulatory agencies. On July 29, 1991, pursuant to the "Medicare and Medicaid Patient and Program Protection Act of 1987," the Inspector General of the Department of Health and Human Services issued
"safe harbor" regulations, specifying certain business practices which are exempt from sanctions under the fraud and abuse law. While the Partnership intends to attempt to comply with all applicable fraud and abuse laws, there can be no assurance that administrative or judicial interpretation of existing laws or regulations or enactment of new laws or regulations will not have a material adverse affect on the Partnership's business.

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                                        Properties

         As of December 31, 1995, the Partnership owns directly or through limited partnership investments the properties or interest in the properties listed below.
                                                   Purchase     Current
Facility Name and Location                         Date         Investment(1)

Leased Facilities:

Sun City Convalescent Center                       4/30/86       $ 4,177,054
         Sun City, California
Bel Tooren Villa Convalescent Hospital
         Bellflower, California                    4/02/86         3,229,088
Hillcrest Care Center (2)
         Waterville, Ohio                          11/19/86        4,158,050
Rancho Los Padres Convalescent Hospital
         Norwalk, California (3)                   4/02/86         2,113,203
Norwalk Villa Convalescent Hospital
         Norwalk, California                       4/02/86         1,971,528
Rimrock Villa Convalescent Hospital
         Barstow, California                       4/02/86         2,109,379
Imperial Convalescent Hospital
         La Mirada, California (leasehold)         4/02/86           849,658
Mirada Hills Rehabilitation and
         Convalescent Hospital
         La Mirada, California                     4/02/86         3,989,544
La Habra Convalescent Hospital
         La Habra, California                      4/02/86         2,678,927

Operated Facilities:

Olympic Health Care Center (4)
         Sequim, Washington                        11/19/86      2,938,017(5)
Paramount Chateau Convalescent Hospital
         Paramount, California                     4/02/86       2,180,253

Total Properties                                               $30,394,701

(1) At cost before accumulated depreciation and amortization. Investment shown is entire investment made by owners of the property. Certain properties are not entirely owned by the Partnership. See other footnotes.
(2) The amount represents the entire interest of the owner of the property, however, the Partnership only owns a 99% interest as a limited partner and the General Partner owns a 1% interest as a general partner in an operating partnership which owns the property.
(3)    As of January 1, 1996, the Rancho Facility became an operated facility.
(4) The amount represents the entire interest of the owner of the property, however, the Partnership only owns a 49.5% interest acquired through a limited partnership investment.
(5) Includes revaluation of assets due to the consummation of the joint venture entered into effective January 1, 1993.

       A summary of the land, buildings, related personal property and accumulated depreciation at December 31, 1995 is as follows:

                                         1995             1995
                                         Operated         Leased

Land                                     $   920,956      $ 3,761,787
Buildings                                  3,277,814       16,332,237
Furniture & Fixtures                         919,500        4,332,749
Leasehold Interest                               ---          849,658

                                           5,118,270       25,276,431
Accum. Depreciation and Amortization      (1,621,407)      (9,613,875)

                                          $3,496,863      $15,662,556

       Properties whose book value constitute 10% or more of the total assets have the following occupancy and lease revenue per bed:


Patient Occupancy

                       12/31/95  12/31/94  12/31/93  12/31/92  12/31/91

Bel Tooren Facility      94.2%     94.2%    96.7%     93.2      96.3
Hillcrest Facility       96.3%     96.7%    95.7%     94.8      94.2
Mirada Hills Facility    90.8%     90.8%    92.4%     92.8      93.3
Sun City Facility        91.4%     91.4%    94.5%     93.8      95.8

                                 Lease Revenue Per Bed Per Day

                        12/31/95  12/31/94  12/31/93  12/31/92  12/31/91
Bel Tooren Facility
(99 Beds)                10.20      9.78      9.28      8.73     8.49
Hillcrest Facility
(100 Beds)               13.42     13.51     13.28     12.42    12.01
Mirada Hills Facility
(158 Beds)               12.53     11.96     11.35     10.81     6.11(1)
Sun City Facility
(99 Beds)                11.29     10.86     10.30      9.81     9.51

(1) The Mirada Hills Facility was not leased until June 1, 1991.

                           Properties Managed by the Partnership

       The Partnership, directly or through a manager, operated two skilled nursing facilities in 1995. The Paramount Facility, a 99-bed facility located in California, for the year ended December 31, 1995 had an average patient census of 87.6% that was comprised of 9.9% private, 6.2% Medicare and 83.9% Medicaid. The average reimbursement rates were $79.69, $244.76 and $73.89 per day for private, Medicare and Medicaid, respectively. The average monthly revenue was $234,807. The Olympic Facility has a 60-bed skilled nursing facility with a twenty four bed assisted living facility attached.
For the year ended December 31, 1995, the 60-bed facility had an average patient census of 88.1% that was comprised of 31.8% private, 11.4% Medicare and 56.8% Medicaid. The average reimbursement rates were $94.75, $173.62 and $94.45 per day for private, Medicare and Medicaid, respectively. The average monthly revenue was $183,536. The 24-bed assisted living facility (opened
July 1994) had an average occupancy of 60.3% that was comprised of 61% private and 39% Medicaid. The average reimbursement rates were $49.97 and $19.87 per day for private and Medicaid, respectively. The average monthly revenue was $23,644.

                                     Legal Proceedings

       There are no material pending legal proceedings to which the Partnership is a party or to which its property is subject.

                         Common Equity and Related Partner Matters

       The Partnership's limited partnership interests are not traded on an established public trading market, and it is unlikely that any significant market will develop.

       Distributions to Limited Partners have been $600,000 ($20 per Unit), $1,050,000 ($35 per Unit) and $1,500,000 ($50 per Unit) for 1993, 1994 and
1995, respectively. Distributions to the General Partner have been $12,244, $21,430 and $30,512 for the fiscal years ended December 31, 1993, 1994 and 1995, respectively. None of these distributions constitute a return of capital.


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                         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                    OWNERS AND MANAGERS
                                                     Number of Record Holders
       Title of Class                                as of December 31, 1995

Units of Limited Partnership Interest
   (30,000 total outstanding)                                 1,928
Unit of General Partner Interest                                  1

       No Limited Partner owns more than 5% of the Units. The General Partner Interest is owned by Medical Investment Partners, The Raymond
James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida 33716.

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SELECTED FINANCIAL DATA


                                  Year Ended December 31,

                       1995         1994         1993        1992         1991

Total Revenues (1) $ 8,809,352 $ 8,175,317 $ 7,760,425 $ 7,307,680 $ 8,686,193
Net Income(Loss)(2)  1,966,546   1,613,748     964,440     197,440    (363,843)
Total Assets        22,181,442  22,618,448  24,301,479  26,061,273  26,435,316
Mortgage Notes
 Payable             7,946,917   8,782,497  10,889,660  13,415,224  13,797,030
Distributions to
 Limited Partners
 Per Partnership
 Unit                    50.00       35.00       20.00       10.00         ---
Net Income (Loss) (2)
 Per Unit             $  64.24     $ 52.72    $  31.50      $ 6.45     $(11.89)


(1)      Includes $5,411,349 in 1995, $4,944,871 in 1994, $4,526,516 in 1993,
$4,156,002 in 1992 and $5,914,917 in 1991 from nursing home operations. Total revenues in 1993 omit extraordinary gain on sale of minority interest and forgiveness of indebtedness.
(2) Net Income (Loss) and Net Income (Loss) Per Unit do include the gains referred to in the preceding footnote.


         The above selected financial data should be read in conjunction with the financial statements and related notes appearing elsewhere in this Proxy Statement. This statement is not covered by the auditors' opinion included elsewhere in this Proxy Statement.

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                          MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           Comparison of the Fiscal Years Ended December 31, 1995, 1994 and 1993


         Resident service revenues increased by $466,478 (9.4%) for the year ended December 31, 1995, compared to the same period in 1994 due to the increase in census of the assisted living wing at the Olympic Facility which opened in July, 1994. Resident days at the Olympic Facility, skilled nursing and assisted living wing, increased by 4,851 in 1995. A decrease in census of 1,895 days at the Paramount Facility partially offset the resident service revenues increase at the Olympic Facility. Resident service revenues increased by $418,355 (9.2%) for the year ended December 31, 1994, compared to the same period in 1993, due to a continued increase in total census and favorable census mix. Although the total increase in patient days in 1994 was 145, the increase in private and Medicare days was 2,669 versus a decline in Medicaid days of 2,524. The higher paying private and Medicare improved the census
mix in 1994.   Medicare and Medicaid revenues totaled $4,123,832,
$3,951,735 and $3,637,823 for the years ended December 31, 1995, 1994 and
1993, respectively. Medicare and Medicaid accounts receivable balance totaled $538,867 and $443,643 for the years ended December 31, 1995 and 1994, respectively. The Medicare and Medicaid increased receivable balances at December 31, 1995 as compared to December 31, 1994 are due to increased revenue resulting from increased census and slower collections of accounts receivables. The slower collections of accounts receivable was due to a change in personnel in the business office of the Partnership which caused a gap in the billing of Medicaid and Medicare claims until a qualified business office manager could be retained, which occurred in November 1995. There are no disputed Medicaid or Medicare claims.

         Resident service expenses increased by $295,576 (6.7%) for the year ended December 31, 1995, compared to the same period in 1994, due to an increase in payroll and related expenses from the increased total census at the facilities. Resident service expenses increased $486,163 (12.3%) for the year ended December 31, 1994, compared to the same period in 1993, due to both an increase in payroll expenses and ancillary costs necessary to provide care for the increased census and higher acuity level of the residents.

         Rental income increased by $141,818 (4.4%) for the year ending December 31, 1995, compared to the same period in 1994, due to escalations built into the lease agreements. The escalation clause in the LCCA Leases calls for an adjustment based on 6% of the difference between the base year (June 1, 1993 through May 31, 1994) revenues of the LCCA Homes, net of contractuals, and the most recent period (June 1, through May 31) revenues
(net of contractuals) for the LCCA Homes. Prior year adjustments were based on a fixed rate per bed (660) per day of $9.00 for the period June 1, 1992 through June 1, 1993 to $9.50 per bed per day for the period June 1, 1993 through May 31, 1994, and to $10.00 per bed per day for the period June 1, 1994 through May 31, 1995. The above increase for the year ending
December 31, 1995, accounted for $115,919 of the increase. This escalation resulted in an increase in rental income of $115,919 from the year ending December 31, 1994 to the year ending December 31, 1995 and $120,450 from the year ending December 31, 1993 to the year ending December 31, 1994.
The lease agreement for the Hillcrest Facility has a fixed base rate with a contingent lease payment of 4% of the leased home's revenues, net of contractuals, which accounted for $21,008 of the increase in rental income from the year ending December 31, 1994 to the year ending December 31, 1995 and $8,283 from the year ending December 31, 1993 to the year ending December 31, 1994. The balance of the increase was from the FHP lease which called for an increase effective October first of each year based on the greater of that years Medi-Cal rate increase or consumer price index increase but not less than 3% nor more than 8% for 1993 until lease termination. The FHP lease was terminated in January, 1996 as described in Note 18 of the attached financial statements. Rental income increased by $151,787 (5%) for the year ending December 31, 1994, compared to the same period in 1993, due to escalations built into the lease agreements (See Note 4 of the Financial Statements for the Years Ended December 31, 1995, 1994 and 1993 for lease status).

         Interest income increased $25,739 (69.4%) for the year ending December 31, 1995, compared to the same period in 1994 due to increased average cash balances. Interest income decreased $155,250 (80.7%) for the year ending December 31, 1994, compared to the same period in 1993 due to the prepayment in September, 1993, of the Multicare notes receivable and the decrease in interest bearing funds which were used to pay down notes payable having a higher interest cost.

         General and Administrative - Other expense increased by $150,785 (149.8%) due to legal and accounting expenses. The negotiation and drafting of the sale contract with LCCA costs $136,709 in legal and accounting fees and the lease termination agreement with FHP incurred legal and accounting fees of $4,793. Affiliate expense increased by $34,440 (353%) for the year ending December 31, 1995, compared to the same period in 1994 due to the time and travel required by senior management to negotiate and execute the LCCA sale and the FHP lease termination. Affiliate expense decreased by $31,150 (76.1%) for the year ending December 31, 1994 compared to the same period in 1993 due to 1993 having two major issues requiring senior management involvement. These were the negotiation of the joint venture partnership arrangement of the Olympic Facility and obtaining the $5,000,000 line of credit. Other expense decreased by $29,455 (22.6%) for the year ending December 31, 1994, compared to the same period in 1993 due to the decreased use of legal counsel. In 1993, two major issues required additional costs for legal counsel, one being the joint venture partnership of the Olympic Facility amounting to $19,485 and the other being the legal costs amounting to $13,900 for the $5,000,000 line of credit.

         Interest expense decreased by $85,751 (10.7%) for the year ending December 31, 1995, compared to the same period in 1994 due to the net effect of the $500,000 payoff of the Raymond James debt balance on January 3, 1995, the $950,000 pay down of the WMF/Huntoon debt balance with funds acquired from the $1,500,000 First Union National Bank refinancing of the Rancho Facility. Interest Expense - Affiliate decreased by $107,784 due to the payoff of the Raymond James debt which had an interest rate of 13%. Interest Expense - Other increased by $22,033 due to the net effect of the $950,000 paydown of the WMF/Huntoon debt which had an interest rate of 10% for the 1995 period and the new $1,500,000 First Union National Bank debt which had an average interest rate of 8.8%. Interest expense decreased by $508,046 (38.7%) for the year ending December 31, 1994, compared to the same period in 1993, due to the accelerated principal payment of notes payable.

         For the year ending December 31, 1993, a gain of $165,175 was realized on the sale of a minority interest. Effective January 1, 1993, Cumberland Healthcare, L.P. I-B sold one-half of its limited partnership interest (49.5%) to William W. Littlejohn, the current operator of the Olympic Facility and one-half of its general partnership interest (0.5%) to Olympic Health Services, Inc., a Washington corporation. These interests were sold for $950,000 and resulted in a gain to the Partnership of $165,175. This effectively terminated Cumberland Healthcare, L.P. I-B. Simultaneously with the closing, the Partnership Agreement for Cumberland Healthcare, L.P. I-B was amended to admit Olympic Health Services, Inc. and William W.
Littlejohn as partners. This resulted in a new partnership which is consolidated with Cumberland Healthcare, L.P. I-A because of its continuing control. Based upon an appraisal of the facility, the basis of the property acquired was adjusted to fair market value with a corresponding adjustment to partners' equity of Cumberland Healthcare, L.P. I-B of $330,036. This basis adjustment was allocated to the new partners only. The basis of the remaining one-half interest owned by Cumberland Healthcare, L.P. I-A was unchanged.

     Also, due to the refinancing of the Partnership's primary credit facility, there was, in 1993, forgiveness of debt for $729,004, which is offset by a write-off, in 1993, of $616,567 of prepaid interest, netting to additional 1993 income of $112,437.

         Depreciation expense decreased by $240,625 (25.3%) for the year ended December 31, 1995 compared to the same period in 1994 due to the original acquisition costs of furniture and fixtures for most of the facilities being fully depreciated for the entire year of 1995 while starting April 1, 1994 they were fully depreciated for a partial year. Depreciation expense decreased by $380,590 (28.6%) for the year ended December 31, 1994 compared to the same period in 1993 due to the original acquisition costs of furniture and fixtures for most of the facilities being fully depreciated starting April 1, 1994 compared to none in 1993. The Partnership's financial statements for the year ended December 31, 1994 have been restated to correct an error made in 1994 relating to depreciation expense. The effect of the restatement was to decrease depreciation expense and increase net income for 1994 by $314,789 ($10.28 per $1,000 Limited Partnership Unit Outstanding). The error occurred because a computer generated depreciation schedule was not properly programmed to cease depreciation on assets whose depreciable lives ended midway through 1994. In order to prevent further occurrences of this error, all assets were reentered on new depreciation software. Since 1994 was the first year that any assets became fully depreciated, no other years were affected.

        As a result of the above revenue and expense items, the Partnership had a $1,966,546 net income for the year ending December 31, 1995, $1,613,748 net income for the year ending December 31, 1994, and $964,440 net income for the year ending December 31, 1993. Inflation and changing prices have not had a material impact on net revenues and losses from continuing operations over the past three years.

         The operating income for the real estate rental segment increased by $248,691 for the year ended December 31, 1995, compared to the same period in 1994, due to escalation built into the lease agreements, lower depreciation expense due to furniture and fixtures being fully depreciated for the year compared to being fully depreciated for eight months in the prior year, and continued principle reductions of the related debt thus reducing interest expense. The operating income for the real estate rental segment increased by $714,862 for the year ended December 31, 1994, compared to the same period in 1993 due to escalations built into the lease agreements, lower depreciation expense due to furniture and fixtures being fully depreciated for eight months of the year and continued principle reduction of the related debt thus reducing interest expense.

         The operating income from the healthcare segment increased by $122,694 for the year ended December 31, 1995, compared to the same period in 1994, due to furniture and fixtures being fully depreciated for a full year compared to only eight months in 1994 and resident service revenues increase due to total census increasing by 2,956 total days. The operating income from the healthcare segment decreased by $181,260 for the year ended December
31, 1994, compared to the same period in 1993, due primarily to 1993 having a $165,175 gain on sale of minority interest and increased interest expense due to a full year of interest expense compared to four months in 1993 when
Olympic Facility was refinanced for $1,350,000 in September of 1993. This decrease was offset by $22,023 due to furniture and fixtures being fully depreciated for eight months of the year.

                              Liquidity and Capital Resources

         The primary sources of funds for the periods ending December 31, 1995, 1994 and 1993 were rental income, revenues from nursing home operations, prepayment of the notes receivable from Multicare, Inc. ("Multicare") and proceeds from notes payable. The notes are four purchase money promissory notes ($1,250,000 at maturity) for the three nursing homes sold to Multicare, March 31, 1990. The purchase money notes secured by Holly Manor Nursing Home and Hopkins House Nursing Home provide for interest to accrue and to be paid at maturity. One purchase money note secured by Quakertown Manor Nursing Home provides for no interest until maturity and another purchase money note secured by Quakertown Manor
Nursing Home provides for principal payments of $50,000 per year, plus interest compounded annually at 10% until maturity (March 31, 1995). The notes averaged, approximately, an 11% interest rate. In September of 1993, Multicare paid the principal and accrued interest balances in full along with a prepayment penalty of $78,344.

         These funds were used to pay nursing home expenses, pay recurring debt service, to make cash distributions to partners and to reduce the amount of outstanding indebtedness. As of December 31, 1995, the Partnership owned eleven nursing homes with a net book value of $19,159,419. Net book value is not necessarily representative of market value.

         In the opinion of the General Partner, there are no material trends, favorable or unfavorable, in the Partnership's capital resources, and the resources will be sufficient to meet the Partnership's needs for the next 12 to 24 months.

         Short-term liquidity requirements consist of funds needed to meet commitments for debt service, administrative expenses and operations. These short term needs will be funded by cash at December 31, 1995, plus 1996 rental income, interest income, and income from resident service revenues.
Also available to assist in meeting these commitments is a $5,000,000 revolving line of credit. The revolving line of credit is with Raymond James Financial, Inc. and allows the Partnership advances up to $5,000,000 at an interest rate of 15.5% There is no current borrowing against the line of credit and the full line of $5,000,000 is available. The loan agreement contains typical representations, warranties and covenants, including conditions and restrictions on the borrowing. Draw requests must be submitted ten (10) days in advance, disbursement shall be made once a month, and borrower must notbe in default. The Partnership granted to Raymond James Financial, Inc. a security interest in virtually all of the Partnership's real estate assets and LCCA Leases to secure any advances under the loan agreement. The loan agreement matures on October 1, 1996.

         Debt service due in 1996 of $3,358,786 was primarily comprised of $1,272,546 of debt secured by the Rimrock Facility and the $1,824,971 debt secured by the Sun City Facility which is due on April 30, 1996. The debt secured by the Rimrock Facility of $1,272,546 is and has been since February, 1994, callable on thirty days notice. If the debt is called, the partnership will evaluate the options at that time, including but not limited to refinancing, payoff of the debt or return of the properties to the mortgagees.

         On February 1, 1996, the Partnership received approximately $1,556,000 pursuant to an agreement to terminate the lease on the Rancho Facility effective October 1, 1995. Mortgage obligations coming due within the next three years will be reviewed prior to their due dates. Based on the Partnership's evaluation of each property and its corresponding mortgage, current interest rates, availability of funds and other relevant factors, each mortgage will be either refinanced, paid off or the property abandoned. If needed for mortgage funding, the Partnership has available income from rental property, facility operational cash flows, the FHP, Inc. lease termination settlement and the Raymond James Financial, Inc. $5,000,000 line of credit.

         In the opinion of the General Partner, the Partnership has sufficient funds or sources of funds to remain liquid for the expected life of the Partnership estimated to be 12 to 24 months if the Plan is adopted and ten years if the Plan is not adopted. These sources include cash flows from operations, lease revenue and the Raymond James Financial, Inc. line of credit. However, if the future changes in the healthcare market would require extensive capital expenditures by the Partnership in order for its facilities to meet new licensure and/or marketplace standards, the Partnership may be required to seek additional capital sources or increase its long term debt in order to meet potential future expenditure requirements. The General Partner is unable at this time to predict the extent of future capital expenditure needs of the facilities resulting from future changes in the nursing home industry.
         Should the LCCA Transaction not close, the Partnership should be able to meet its funding needs unless LCCA defaults on its lease payments. Any discussions of rental concessions between the Partnership and LCCA would be evaluated in regards to liquidity and capital reserves. The General Partner does not intend to grant any concessions which would have a materially negative effect on the liquidity or capital of the Partnership unless other benefits are derived from such concessions. Disputed lease covenants are estimated at less than $50,000 and are not material.

         The cash balance at December 31, 1995 was $1,626,628 compared to $1,202,175 at December 31, 1994. The Partnership had net income of
$1,966,546 in 1995. After adjusting for depreciation, amortization, and changes in operating assets and liabilities, net cash provided by operating activities was $2,905,347. The net cash used in investing activities was $126,497, which includes fixed asset additions. The net cash used in financing activities was $2,354,397 and consisted of principal payments on notes payable, proceeds from notes payable and distributions to partners.
Significant changes to the balance sheet which affected the cash flow of the Partnership for the period of September 30, 1995, were as follows: Accounts receivable decreased by $303,118 due to the net effect of the Partnership's collection of the $525,268 First Union Bank accounts receivable balance, the $107,320 increase in the Paramount Facility's accounts receivable balance due to a change in personnel which resulted in a decreased effort towards the collection of outstanding accounts receivable balances and an increase of $59,000 in receivables due to the Partnership. Investment properties increased by $48,756 after taking into account depreciation. This increase was due to new additions at the Paramount Facility of furniture, beds, doors and medical equipment. Construction in progress increased by $74,324 due to a laundry addition built at the Paramount Facility. Accounts payable decreased by $111,288 due primarily to a reduction in the Medicaid liability of $100,000. Mortgage notes payable to affiliates decreased by $500,000 due to the refinancings of the Rancho Facility in 1994 and subsequent paydown of the debt with the proceeds in 1995 as referenced in collection of receivables above.

                   Potential Factors Affecting Future Operating Results

         As discussed hereafter in Proposal One, the General Partner has recommended the Plan, subject to Limited Partner consent, to terminate and dissolve the Partnership. As properties are sold pursuant to any liquidation of the Partnership, the effect would be to decrease the contribution of such properties to overall Partnership operating results. Because certain of the Partnership's general and administrative expenses are fixed rather than variable, the decreased contribution from properties which are sold would result in a decrease in total Partnership operating results. See "Schedule 1 - Pro Forma Financial Information".

       From and after the termination of the lease for the Rancho Facility with FHP effective October 1, 1995, RJ Medical Investments, Inc. managed the nursing home and incurred the risks of operations. On October 1, 1995, there was only one resident patient in the Rancho Facility. As of December 31, 1995, the home had 30 resident patients. FHP, as part of the agreement to terminate the Lease, has agreed to maintain at the Rancho Facility an average census of its members/patients of not less than five patient days for each day between September 30, 1995, and October 1, 1996, at a rate which is essentially $45 per patient day greater than market rent as of September 30, 1995. In the event of a sale or subsequent lease of all or any interest in the Rancho Facility prior to October 1, 1996, the Partnership is required to pay to FHP a portion of the sale proceeds in excess of $1,600,000, up to a maximum total payment of $500,000. There can be no assurance that the Partnership will be successful in marketing the Rancho Facility or in operating it at a profit to the Partnership or in a manner which will result in recovery of the value of the nursing home.

                       [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                              CUMBERLAND HEALTHCARE, L.P. I-A
                                  (a Limited Partnership)

                        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report

Consolidated Balance Sheets as of December 31, 1995 and 1994

Consolidated Statements for the Years Ended December 31, 1995,
  1994 and 1993:

         Income

         Partners' Equity

         Cash Flows

Notes to Consolidated Financial Statements

Financial Statement Schedules -

         Schedule III - Real Estate and Related Depreciation

         Schedule VIII - Valuation and Qualifying Accounts and Reserves

         Schedule X - Supplementary Income Statement Information




                           SPENCE, MARSTON, BUNCH, MORRIS & CO.
                               Certified Public Accountants

Members of:
American Institute of Certified Public Accountants
AICPA SEC Practice Section
AICPA Private Companies Practice Section
Florida Institute of Certified Public Accountants

250 North Belcher Rd., Suite 100
Clearwater, Florida 34625-2622
(813)441-6829     Tampa 223-2172
FAX (813)442-4391

                               INDEPENDENT AUDITOR'S REPORT

To the Partners of
  Cumberland Healthcare, L.P. I-A

   We have audited the accompanying consolidated balance sheets of Cumberland Healthcare, L.P. I-A (a Delaware Limited Partnership) as of December 31, 1995 and 1994, and the related consolidated statements of income, partners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cumberland Healthcare, L.P. I-A as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed under Item 14 in the index are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/Spence, Marston, Bunch, Morris and Co.
SPENCE, MARSTON, BUNCH, MORRIS & CO.
Certified Public Accountants


Clearwater, Florida
March 14, 1996


                              CUMBERLAND HEALTHCARE, L.P. I-A
                                  (a Limited Partnership)

                                CONSOLIDATED BALANCE SHEETS


                                           DECEMBER 31,   DECEMBER 31,
                                              1995           1994
                     ASSETS                                (Restated)

Cash and Cash Equivalents                 $  1,626,628    $  1,202,175
Restricted Cash                                 59,272          52,780
Accounts Receivable (Net of Allowance
   of $73,373 and $63,866)                     705,511       1,008,629
Prepaid Expenses                                74,681          44,683
Deferred Debt Costs (Net of Accumulated
   Amortization of $42,336 and $22,898)         71,094         102,777
Intangible Assets (Net of Accumulated
   Amortization of $33,285 and $22,190)        410,513         421,608
Investment Properties, at Cost (Net of
   Accumulated Depreciation and Amortization
   of $11,235,282 and $10,560,149           19,159,419      19,785,796
Construction in Progress                        74,324             ---
                                         _______________________________
         Total Assets                     $ 22,181,442     $ 22,618,448

   LIABILITIES AND PARTNERS' EQUITY

Liabilities:
   Accounts Payable                       $    955,713     $  1,067,429
   Accrued Payroll                             236,217          219,284
   Interest Payable  - Affiliate                   ---            6,582
                     - Other                    34,646           33,569
      Payable to Related Parties
                     - General Partner          11,054           26,435
                     - Affiliates              346,399          312,528
   Mortgage Notes Payable
                       - Affiliate                  ---         500,000
                       - Other                7,946,917       8,282,947
   Minority Interest                            675,458         630,570
                                         _______________________________
        Total Liabilities                    10,206,404      11,079,344

Partners' Equity:
   Limited Partners (30,000 units outstanding
      at December 31, 1995 and 1994)         12,261,618      11,834,403
   General Partner                             (286,580)       (295,299)

         Total Partners' Equity              11,975,038      11,539,104
                                          _______________________________
  Total Liabilities and Partners' Equity    $22,181,442     $22,618,448


                             CONSOLIDATED STATEMENTS OF INCOME
                                    FOR THE YEARS ENDED

                                   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                      1995            1994           1993
                                                   (Restated)
Revenues:
   Net Resident Service Revenues $  5,411,349    $  4,944,871   $  4,526,516
   Rental Income                    3,335,178       3,193,360      3,041,573
   Interest Income                     62,825          37,086        192,336

         Total Revenues             8,809,352       8,175,317      7,760,425

Expenses:
   Resident Service Expenses        4,734,184       4,438,608      3,952,445
   Interest Expense - Affiliate           637         108,421        177,086
                    - Other           716,807         694,774      1,134,155
   Rent Expense                       300,283         293,099        278,750
   Property Management Fees -
      General Partner                  41,287          39,531         37,648
   General and Administrative -
                       - Affiliates    44,197           9,757         40,907
                       - Other        251,440         100,655        130,110
   Depreciation and Amortization      709,083         949,708      1,330,298

         Total Expenses             6,797,918       6,634,553      7,081,399

Operating Income                    2,011,434       1,540,764        679,026

Non-Operating Income or Expense Items:
   Gain on Sale of Minority Interest      ---             ---        165,175

Net Income Before Minority Interest 2,011,434       1,540,764        844,201

   Minority Interest in Net (Income)/Loss
      of Consolidated Subsidiary      (44,888)         72,984          7,802

Income Before Extraordinary Items   1,966,546       1,613,748         852,003

Extraordinary Item:
   Forgiveness of Indebtedness            ---             ---         729,004
   Write-Off of Prepaid Interest          ---             ---        (616,567)

Net Income                       $  1,966,546     $  1,613,748    $   964,440

Allocation of Net Income -
   Limited Partners              $  1,927,215     $  1,581,473    $   945,151
   General Partner                     39,331           32,275         19,289
                                 $  1,966,546     $  1,613,748    $   964,440

Per $1,000 Limited Partnership Unit
   Outstanding -
Income Before Extraordinary Item $      64.24     $      52.72     $    27.83
   Extraordinary Item                     ---              ---           3.67

   Net Income                    $      64.24     $      52.72     $    31.50

Number of Limited Partnership Units
   Outstanding                         30,000           30,000         30,000

                       CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

                   FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                      Limited       General       Total
                                     Partners'    Partner's    Partners'
                                       Equity        Equity      Equity


 Balance at December 31, 1992    $ 10,796,063   $  (316,489)  $ 10,479,574


Net Income - 1993                     945,151        19,289        964,440

Distribution                         (600,000)      (12,244)      (612,244)

Revaluation                           161,716         3,300        165,016


 Balance at December 31, 1993      11,302,930      (306,144)    10,996,786


Net Income - 1994 (Restated)        1,581,473        32,275      1,613,748

Distribution                       (1,050,000)      (21,430)    (1,071,430)


 Balance at December 31, 1994
    (Restated)                     11,834,403      (295,299)    11,539,104


Net Income - 1995                   1,927,215        39,331      1,966,546

Distribution                       (1,500,000)      (30,612)    (1,530,612)


 Balance at December 31, 1995    $ 12,261,618   $  (286,580)   $11,975,038


                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                             FOR THE YEARS ENDED

                                        DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                          1995         1994         1993
                                                      (Restated)

Cash Flows from Operating Activities:
   Net Income                         $  1,966,546  $ 1,613,748  $   964,440
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
  Depreciation and Amortization            709,083      949,708    1,330,298
  Gain on Sale of Minority Interest            ---          ---     (165,175)
  Minority Interest in Net Income (Loss)    44,888      (72,984)      (7,802)
  Forgiveness of Indebtedness                  ---          ---     (729,004)
  Changes in Operating Assets and Liabilities:
(Increase) Decrease in Accounts Receivable 303,118     (635,100)     107,686
(Increase) Decrease in Prepaid Expenses    (29,998)      36,218        2,979
(Increase) Decrease in Restricted Cash      (6,492)      (2,627)      73,417
Increase (Decrease) in Payable to Related
 Parties                                    18,490     (338,906)      28,556
Increase (Decrease) in Payables
 and Accruals                             (100,288)     (19,292)    (171,006)

     Net Cash Provided by Operating
                    Activities           2,905,347    1,530,765    1,434,389

Cash Flows from Investing Activities:
   (Additions) to Investment Properties    (52,173)     (44,820)    (133,671)
   (Additions) to Construction in Progress (74,324)     (64,132)     (10,703)
   (Increase) Decrease in Notes Receivable     ---          ---    1,523,378

           Net Cash Provided by (Used in)
             Investing Activities         (126,497)    (108,952)   1,379,004

Cash Flows from Financing Activities:
   Proceeds from Mortgage Notes Payable        ---    1,500,000    1,350,000
   Payments of Mortgage Notes Payable     (836,030)  (3,606,713)  (3,146,560)
   (Increase) Decrease in Deferred
      Debt Costs                            12,245      (53,411)     (48,827)
   Distribution to Partners:
      Limited Partners                  (1,500,000)  (1,050,000)    (600,000)
      General Partner                      (30,612)     (21,430)     (12,244)

           Net Cash (Used in) Financing
             Activities                 (2,354,397)  (3,231,554)  (2,457,631)

Increase (Decrease) in Cash
  and Cash Equivalents                     424,453   (1,809,741)     355,762
Cash and Cash Equivalents at
  Beginning of Year                      1,202,175    3,011,916    2,656,154
Cash and Cash Equivalents at End of
  Year                                 $ 1,626,628  $ 1,202,175  $ 3,011,916

Supplemental Disclosure of Cash
  Flow Information:   Interest Paid    $   723,159  $   829,887  $ 2,087,602


See Note 8 for Non-Cash Investing and Financing Activities

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    DECEMBER 31, 1995

NOTE 1 - ORGANIZATION:

       Cumberland Healthcare, L.P. I-A (the "Partnership"), a limited partnership, was organized under the provisions of the Delaware Revised Uniform Limited Partnership Act as amended. Operations commenced on March 13, 1986, for the purpose of acquiring and leasing nursing homes. The Partnership will terminate on December 31, 2020, or sooner, in accordance with the terms of the Limited Partnership Agreement.

       Medical Investments Partners, the General Partner, manages and controls the business and affairs of the Partnership. Medical Investments Partners is a Florida general partnership, whose corporate partners are RJ Health
Properties, Inc. and RJ Medical Investors, Inc., both wholly-owned subsidiaries of Raymond James Financial, Inc.

       These consolidated financial statements include the accounts of several limited partnerships in which the Partnership is a 99% Limited Partner. Detailed information as to the consolidated entities is as follows:

                                      Net Book Value            Income/Loss
                                      of Investment   Net        Sharing
                           General    Properties at  Income  Limited  General
Partnership Name           Partner    12/31/95       (Loss)  Partners Partner

Cumberland Healthcare,     Medical
  L.P. I-A               Investments  $14,527,881  $1,681,067  N/A      N/A
                           Partners

Cumberland Healthcare,     Medical
  L.P. I-B *            Investments     2,084,812      44,889  99%       1%
                         Partners &
                      Olympic Health
                      Services, Inc.

Cumberland Healthcare,     Medical
  L.P. I-C              Investments     2,546,726     240,590  99%       1%
                          Partners

Columbia Healthcare        Medical
  Partners, II-A,       Investments           ---         ---  99%       1%
  L.P.                    Partners

Columbia Healthcare        Medical
  Partners III-A        Investments           ---         ---  99%       1%
                          Partners

                           Total      $19,159,419  $1,966,546

* A 50% interest was sold to Olympic Health Services, Inc. and William Littlejohn effective as of January 1, 1993.


       Allocation of Net Income and Net Losses

      Net income and loss of the Partnership, other than that attributable to a sale or other disposition of the properties, shall be allocated 98% to the Limited Partners and 2% to the General Partner. Any distributions of cash from operations for any year shall be distributed 98% to the limited partners and 2% to the General Partner until the limited partners have received distributions of cash from operations for such year equal to 9% of their respective adjusted capital contribution; thereafter, any remaining cash from operations for such calendar year shall be distributed 85% to the limited partners and 15% to the General Partner. In no event shall such cash from operations distributed to the General Partner for any calendar year exceed 10% of the total distributions of cash from operations made for such calendar year.

       Net income or loss and cash distributions from the sale or other disposition of the Properties will be allocated as formulated in the Limited Partnership Agreement.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

       Basis of Accounting

      The accompanying financial statements are prepared on the accrual basis. Revenues are recognized when earned and expenses are recognized as obligations when incurred. These financial statements include the accounts of Cumberland Healthcare, L.P. I-B, Cumberland Healthcare, L.P. I-C,
Columbia Healthcare Partners II-A, L.P., and Columbia Healthcare Partners III-A, in all of which the Partnership is a 99% Limited Partner except for Cumberland Healthcare, L.P. I-B, which is owned 49 1/2% by William
Littlejohn (see Note 9). The only activity of these entities is to hold title for certain of the properties included in these financial statements. See Note 1 for further explanation.

       Cash and Cash Equivalents

       It is the Partnership's policy to include all money market funds, commercial paper and banker's acceptances with an original maturity of three months or less in Cash and Cash Equivalents.

       Effective January 1, 1994, the Partnership adopted Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115"). Under FAS 115, the Partnership is required to categorize its debt and equity securities as held-to-maturity, available-for-sale or trading securities. Classification is dependent upon the Partnership's intent in holding the securities. All of the Partnership's securities are considered held-to-maturity. There were no investments in securities held as of December 31, 1995 and 1994.

       Concentrations of Credit Risk

       Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of short-term investments and receivables.

       The Partnership's short-term investments are primarily in high quality securities placed with institutions with high credit ratings. The Partnership's investment policy limits the exposure to concentration of credit risk.

       The Partnership's receivables are related to medical services and are primarily due from federal and state agencies in California and Washington and are not collateralized.

      The Partnership maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 requires disclosure regardless of the degree of risk.

       Investment Properties

       These assets are carried at the lower of cost, or net realizable value plus a revaluation increase for Olympic Health Care of Cumberland Healthcare, L.P. I-B. Impairment in value is reflected as an adjustment to carrying value when appropriate. There was no impairment in value in 1994 or 1995. Implementation of SFAS 121 relating to disclosure and adjustment for impairment in value of long-term assets is not expected to have a material effect on the Partnership.

       Major additions are capitalized while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost of the property is eliminated from the asset account, accumulated depreciation is charged with an amount equal to the depreciation provided, and the difference, if any, is charged or credited to income.

       Depreciation is provided for on the straight-line method over the estimated useful lives which are as follows:

                  Building and Improvements:                35 Years
                  Furniture and Fixtures:                    8 Years
                  Leasehold Interest:                     8-28 Years

       Notes Receivable

       The notes receivable were recorded at their face amounts with accrued and unpaid interest added to the principal balances. The notes were all purchase money, promissory notes secured by real property with interest rates averaging approximately 11%.

       Payment of all notes was received from Multicare in September 1993.
At that time, principal and accrued interest balances were paid in full along with a prepayment penalty of $78,344.

       The Multicare notes were four purchase money promissory notes ($1,250,000 at maturity) for the three nursing homes sold to Multicare, March 31, 1990. The purchase money notes secured by Holly Manor Nursing Home and Hopkins House Nursing Home provided for interest to accrue and to be paid at maturity. One purchase money note secured by Quakertown Manor Nursing Home provided for no interest until maturity and another purchase money note secured by Quakertown Manor provided for principal payments of $50,000 per year, plus interest compounded annually at 10% until maturity (March 31, 1995). The notes averaged, approximately, an 11% interest rate.

Deferred Debt Costs

       Deferred debt costs represent the cost of obtaining financing for the Partnership. Such costs are being amortized on a straight-line basis over the life of each applicable loan, expiring between 1997 and 2003.

Medicare/Medicaid Settlements

       The Partnership does not record any Medicare or Medi-Cal receivables above their current rate of reimbursement. All third party receivables from Medicare and Medi-Cal are recorded at net of contractuals. No receivables are recorded for third party settlements. The accounts payable for third party settlements for prior years were $378,851 and $486,152 for the years ended December 31, 1995 and 1994, respectively.

       Resident Service Revenues

       Resident Service Revenues are reported net of provisions for contractual and other adjustments in the Consolidated Statements of Income for financial reporting purposes. There are no revenues from outside donations included in Resident Service Revenues.

       Income Taxes

       Federal and state income tax regulations provide that taxes on the income or loss of the Partnership are reportable by the Partners in their individual income tax returns. Accordingly, no provision for such taxes has been made.

       Intangible Assets

       Intangible assets are comprised of a licensing fee and goodwill which were recognized upon the revaluation of assets due to the sale of one half of the Partnership's interest in Cumberland Healthcare, L.P. I-B. (See Note 9). The licensing fee represents the value of the license to operate the Olympic Health Care Center. Goodwill represents the excess of the cost of the partnership interest over the fair value of the net assets as of the revaluation date, January 1, 1993. These items are being amortized on the straight line method over 40 years.

       Leases

       The Partnership accounts for all its leases under the operating method, with the leased property recorded as an asset at cost. The leasehold interest is being amortized over the remaining life of the lease (28 years) on the straight-line method.

       Use of Estimates in the Preparation of Financial Statements

       The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates that affect certain reported amounts and disclosures. These estimates are based on management's knowledge and experience. Accordingly, actual results could differ from these estimates.

       Fair Value of Financial Instruments

       The carrying values of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximated fair value at December 31, 1995 because of the relatively short maturity of these instruments. The difference between the carrying value and fair value of the mortgage notes payable at December 31, 1995 is not material based on borrowing rates currently available to the company.

       Reclassification

       Certain items in the 1994 and 1993 financial statements have been reclassified for comparative purposes to conform with the financial statement presentation used in the 1995 statements.

NOTE 3 - RELATED PARTY TRANSACTIONS:

       The General Partner manages the operations of the Partnership's investment properties and is entitled to a property management fee equal to 1.25% of gross lease payments received by the Partnership. This amounted to $41,287, $39,531 and $37,648 for 1995, 1994 and 1993, respectively.

       The General Partner is reimbursed for general and administrative costs on an accountable basis. The General Partner's reimbursable costs were $28,067, $6,908 and $26,387 for 1995, 1994 and 1993, respectively.
Affiliates of the General Partner are reimbursed for direct costs incurred on behalf of the Partnership. Direct reimbursable costs amounted to $7,920, $1,153 and $6,374 for 1995, 1994 and 1993, respectively. These costs are included in the Consolidated Statements of Income.

       The General Partner is reimbursed a general and administration fee of up to .5% of the Partnership's aggregate capital contributions on an annual basis for certain expenses incurred on behalf of the Partnership. The General Partner's reimbursable expenses were $8,210, $1,696 and $8,146 for 1995, 1994 and 1993, respectively. These expenses are accrued but not paid and are included in the Consolidated Statements of Income.

       As of December 31, 1995, 1994 and 1993, the amounts payable to the General Partner and affiliates for the above items are $357,453, $338,963 and $677,869, respectively. The payable is non-interest bearing, unsecured and payable on demand.

NOTE 4 - LEASES AND INVESTMENT PROPERTIES:

       Leases

       The Partnership leases Hillcrest Care Center to Arbor Health Care Company ("Arbor"). The lease with Arbor requires the lessee to make a minimum rent payment of $330,000 per year and additional rent payments based on four percent (4%) of net revenue. Total lease payments are capped annually at $545,000. The lessee has an option to purchase the facility which becomes effective February 1, 1995 and terminates February 1, 1997, at an amount determined according to the lease agreement.

       The Partnership leases Bel Tooren, Imperial, La Habra, Mirada Hills, Northwalk, Rimrock and Sun City to Life Care Centers of America
("LCCA"). The Leases require a minimum rent payment of $1,698,052 annually with an annual adjustment based on the percentage increase in resident service revenues. These payments have amounted to $2,474,732, $2,358,813 and $2,238,363 for 1995, 1994 and 1993, respectively. The
Leases also call for incentive rent based on an equal sharing of profits. There has been no incentive rent to date. The Lessee has an option to purchase the facilities beginning June 1, 1999 and ending December 31, 1999. The Leases expire in May 2000.

       LCCA's obligations under the leases have been personally guaranteed by the principal shareholder of LCCA.

       During 1994 the Partnership notified LCCA that it believed that LCCA was in violation of certain reporting, rent computation and other covenants of the Leases. LCCA has denied that violations or breaches of the Leases have occurred. Negotiations and discussions between LCCA and the Partnership are ongoing regarding these matters. While it is impossible to predict the outcome of these discussions it is possible that a failure of the parties to agree could lead to a termination of the Leases, and/or a sale of one or more of the nursing homes.

       The Partnership entered into an agreement with LCCA on August 4, 1995 (the "Purchase Agreement") pursuant to which LCCA has agreed to purchase the seven nursing home facilities which it currently leases from the Partnership located in the state of California for a purchase price of $17,900,000.

  The Purchase Agreement requires the purchase price to be paid by LCCA as follows:

       (a) LCCA will assume the indebtedness secured by a mortgage on the Rimrock Facility.

       (b) LCCA will deliver a purchase money note in the amount of $1,000,000 guaranteed by its principal shareholder to the Partnership (the "LCCA Note"). The LCCA Note matures on the fifth anniversary of its issuance but may be accelerated at the option of the Partnership at the end of two years. A portion of the accrued interest is payable monthly and the balance is due on the maturity of the LCCA Note. However, if the Partnership exercises its right to call the Note after two years, the accrued interest which would otherwise be due at maturity will be canceled; and

       (c) The balance of the purchase price will be paid in cash at closing by federal funds wire transfer to the Partnership.

       Closing of the LCCA transaction is contingent upon approval of the plan by a majority interest of the Limited Partners.

       Effective September 19, 1990, the Partnership entered into a ten-year lease with FHP, Inc. ("FHP"), the principal subsidiary of FHP International Corporation,for Rancho Los Padres. The lease requires FHP, as lessee, to make a monthly minimum lease payment of $22,000 ($264,000 annually) for the first year, $24,500 ($294,000 annually) for the second year, and $24,500 plus the greater of the Medi-Cal rate increase or consumer price index increase, but not less than 3% nor more than 8%, for years three through ten of the lease.

       The following is a schedule of minimum future rentals on non-cancelable leases:

Year Ending                         Amount Excluding      Amount Excluding
December 31,      Amount           Rancho Los Padres       LCCA Facilities

1996           $ 3,210,644           $ 2,851,836           $  688,808
1997             3,210,644             2,851,836              688,808
1998             3,210,644             2,851,836              688,808
1999             2,908,144             2,549,336              386,308
2000             1,319,871             1,050,765              269,106

               $13,859,947           $12,155,609           $2,721,838



                                         Rental Income

                   1995              1994            1993

Contingent     $   169,193       $   148,185     $   139,902

Guaranteed       3,165,985         3,045,175       2,901,671


Total          $ 3,335,178       $ 3,193,360     $ 3,041,573


         The Partnership continues to operate Olympic nursing home pursuant to a management contract (which continues on a month to month basis with no set termination date) with a third party operator. Paramount Chateau is being managed under an employment contract (which continues on an annual renewal each September 30) with a third party operator.

         Investment Properties

         The schedule below reflects purchase dates and construction years for the facilities owned by the Partnership as of December 31, 1995:

                                              Purchase          Construction
Facility Name and Location                      Date                 Year

Leased Facilities:
Sun City Convalescent Center
 Sun City, California                          4/30/86               1972

Bel Tooren Villa Convalescent Hospital
 Bellflower, California                        4/02/86               1968

Hillcrest Care Center
 Waterville, Ohio                             11/19/86            1966 & 1977

North Walk Villa Convalescent Hospital
 Norwalk, California                           4/02/86               1965

Rancho Los Padres Convalescent Hospital **
 Norwalk, California                           4/02/86               1964

Rimrock Villa Convalescent Hospital
 Barstow, California                           4/02/86               1963

Imperial Convalescent Hospital
 La Mirada, California (leasehold)             4/02/86               1966

Mirada Hills Convalescent Hospital
 La Mirada, California                         4/02/86            1966 & 1971

La Habra Convalescent Hospital
 La Habra, California                          4/02/86            1955 & 1986

Operated Facilities:
Olympic Health Care Center
 Sequim, Washington                           11/19/86*           1978 & 1994

Paramount Chateau Convalescent Hospital
 Paramount, California                         4/02/86               1969


* A 50% interest was sold to Olympic Health Services, Inc. and William Littlejohn effective January 1, 1993.

** As of January 1, 1996, Rancho Los Padres became an operated home.


A summary of the land, buildings and personal property, leasehold and accumulated depreciation and amortization at December 31, 1995 is as follows:

                            Buildings               Accumulated
                            & Personal              Depreciation &   Net Book
Facility Name     Land        Property   Total      Amortization     Value
Leased:
Sun City       $  283,846  $ 3,893,208  $ 4,177,054  $ 1,608,676  $ 2,568,378
Bel Tooren        489,845    2,739,243    3,229,088    1,152,497    2,076,591
Hillcrest         250,038    3,908,012    4,158,050    1,611,324    2,546,726
Northwalk Villa   386,908    1,584,620    1,971,528      638,582    1,332,946
Rancho Los Padres 613,149    1,500,054    2,113,203      614,110    1,499,093
Rimrock Villa     257,409    1,851,970    2,109,379      763,619    1,345,760
Mirada Hills    1,008,617    2,980,927    3,989,544    1,926,262    2,063,282
La Habra          471,975    2,206,952    2,678,927      984,490    1,694,437
Operated:
Olympic           180,000    2,758,017    2,938,017      853,205   2,084,812*
Paramount         740,956    1,439,297    2,180,253      768,202   1,412,051

Sub-total      $4,682,743  $24,862,300  $29,545,043  $10,920,967  $18,624,076

Imperial (Leasehold)
 and related amortization                   849,658      314,315      535,343

Total All Properties                    $30,394,701  $11,235,282  $19,159,419

* This includes a 50% minority interest and revaluation of the assets.

        A summary of the land, buildings, personal property and accumulated depreciation for the years ended December 31, 1995 and 1994 is as follows:

                        1995            1995           1994          1994
                        Operated        Leased        Operated      Leased
Land                  $   920,956    $ 3,761,787    $   920,956   $ 3,761,787
Buildings               3,277,814     16,332,237      3,269,812    16,332,188
Furniture & Fixtures      919,500      4,332,749        886,963     4,324,581
Leasehold Interest            ---        849,658            ---       849,658
                        5,118,270     25,276,431      5,077,731    25,268,214
Accum. Depreciation
and Amortization       (1,621,407)    (9,613,875)    (1,494,858)   (9,065,291)
                      $ 3,496,863    $15,662,556    $ 3,582,873   $16,202,923

NOTE 5 - MORTGAGE NOTES PAYABLE:

Mortgage notes payable are summarized below:

Mortgagor                      December 31, 1995     December 31, 1994

WMF/Huntoon, Paige             $  1,824,971          $  1,887,330
GMAC Commercial Mortgage Corp.    1,268,902             1,289,661
U.S. Bank of Oregon               1,287,989             1,317,056
Provident Bank                    2,181,722             2,288,900
First Union National Bank         1,383,333             1,500,000
Raymond James Financial, Inc.           ---               500,000
                               $  7,946,917          $  8,782,947



WMF/Huntoon, Paige:             December 31, 1995 - $ 1,824,971
                                December 31, 1994 - $ 1,887,330

       The mortgage notes are payable with a variable interest rate of 3.25% over the auction average for 6-month Treasury Bills (effective rate at 12/31/95
is   10%), adjusted every six months, payable in monthly installments of principal and interest, based on a 30-year amortization schedule, adjusted to reflect current interest rates, with a balloon payment due April 30, 1996. A principal payment of $950,000 was made in December of 1994 from proceeds received from the First Union loan. This note is secured by Sun City Convalescent Center.

GMAC Commercial Mortgage Corp.:      December 31, 1995 - $ 1,268,902
                                     December 31, 1994 - $ 1,289,661

       A 10.125% mortgage note, payable in monthly installments of principal and interest of $12,305, with a final payment of $1,341,069, originally due December 31, 1991, secured by Rimrock Villa Convalescent Center. As of December 31, 1991, a two-year extension was elected, the interest rate was fixed at 8.5% and the loan became due January 1, 1994, with a final payment of $1,318,004. A second extension was granted February 1994 by G.F.I. Commercial Mortgage, L.P. The terms of the loan remain the same with the exception that this extension can be terminated with 30 days written notice from G.F.I. The effective interest rate at December 31, 1995 is 8.5% and is a fixed rate.

Provident Bank:              December 31, 1995 - $ 2,181,722
                             December 31, 1994 - $ 2,288,900

       The note with Provident Bank consists of a mortgage, secured by Hillcrest Nursing Home, payable in monthly installments, amortized on a 15-year schedule. The interest rate is fixed for three years at 7.59% and has a balloon payment due on September 30, 1997 of $1,974,936. The interest rate was reset on October 1, 1995, at 325 basis points above the average yield of United States Treasury Securities adjusted to a constant maturity of three years.


Raymond James Financial, Inc.:       December 31, 1995 - $       ---
                                     December 31, 1994 - $   500,000

       The Raymond James Financial, Inc. (an affiliate) mortgage note payable has a fixed interest rate of 13% and matured in October, 1994. Effective October 1, 1994, the loan was extended until October 1, 1996 with a 30-day termination notice required. The new interest rate is fixed at 15.5% The mortgage is secured by Bel Tooren Villa, Paramount Chateau, Norwalk Villa, Rancho Los Padres, Mirada Hills and La Habra.

U.S. Bank of Oregon:                 December 31, 1995 - $ 1,287,989
                                     December 31, 1994 - $ 1,317,056

       U.S. Bank of Oregon mortgage note payable has a fixed interest rate of 8.75%, payable monthly in installments of principal and interest based on a 20-year amortization schedule, with a balloon payment due September 1, 2013. This note is secured by Olympic Health Care Center.

First Union National Bank             December 31, 1995 - $ 1,383,333
                                      December 31, 1994 - $ 1,500,000

       First Union mortgage note has a variable interest rate based on the 90-day LIBOR rate plus 275 basis points payable monthly in installments of principal and interest based on a fixed principal payment of $10,606.06 plus the accrued monthly interest with all remaining funds due May 30, 2000. This note is secured by Rancho Los Padres Convalescent Hospital a/k/a FHP -
Norwalk.

       The aggregate annual maturities of all of the Partnership's mortgage notes payable for the succeeding five years and thereafter are as follows:

                       Year                    Total

                       1996                 $3,358,786
                       1997                  2,235,120
                       1998                    165,021
                       1999                    168,466
                       2000                    919,192
                    Thereafter               1,100,332

                                            $7,946,917

       Assuming the closing of the sale of the homes to LCCA, the aggregate annual maturities in 1996 would drop to $261,268 and subsequent years would remain as stated.

NOTE 6 - REVOLVING LINE OF CREDIT:

       Raymond James Financial, Inc. entered into a revolving loan agreement as of December 28, 1994 which provides that Raymond James Financial, Inc.
will advance to the Partnership, on a revolving basis up to $5,000,000 at an interest rate of 15.5%. The loan agreement contains typical representations, warranties and covenants including conditions and restrictions on the borrowing which are: draw requests must be submitted ten (10) business days in advance, disbursements shall be made once a month and borrower must not be in default. The Partnership granted to Raymond James Financial, Inc. a security interest in virtually all of the Partnership's real estate assets and LCCA Leases to secure any advances under the loan agreement. The Loan Agreement matures October 1, 1996. As of the date of this report on Form
10-K the Partnership has not requested an advance on the revolving line of credit. However, in order to maintain the availability of such credit, the Partnership intends to extend or replace the line of credit before October 1, 1996.

NOTE 7 - TAXABLE INCOME:

       The financial statements of the Partnership and the Partnership tax returns are prepared on the accrual basis. The following is a reconciliation between net income per the financial statements and Partnership net income for tax purposes:
                                      1995            1994           1993
Net income (loss) per
  financial statements           $  1,966,546    $  1,613,748  $    964,440
Tax depreciation and amortization
  in excess of book depreciation     (539,176)       (322,587)      (79,631)
Gain on sale of the
  interest in I-B                         ---             ---       149,314
Other Adjustments                       6,652         (20,139)       (7,793)

Partnership income (loss) for
  tax purposes                   $  1,434,022     $  1,271,022  $  1,026,330

NOTE 8 - ADDITIONAL CASH FLOW INFORMATION:

  The Partnership's non-cash investing and financing activities for the years ended December 31, 1995 and 1994 were as follows:

December 31, 1995:
None to Report

December 31, 1994:
Reduction in Accounts Receivable from Minority Interest
 for Payments of Construction in Progress of Partnership
 Assets Made Directly by the Minority Interest      $   201,034
Partnership Investment Property Additions
  Paid Directly by Minority Interest                $   513,580
Construction in Progress Paid in Prior
  Year Transferred to Investment Property in 1994   $   307,543


December 31, 1993:
Forgiveness of Indebtedness                                        $   729,004
Transactions in Conjunction With Sale of
 Partnership Interest to Mr. Littlejohn (See Note 9)
  Increase in Assets Resulting from Revaluation
   of Partnership Interest per Appraisal             $   330,036
Payments on Construction in Progress of
 Partnership Assets Made Directly by
  Minority Interest                                  $    98,966
Transfer of Equity to Minority Interest              $   134,825
Accounts Receivable From Sale of Minority Interest   $   300,000
       Total                                                        $  863,827
       Minority Interest in Revaluation of Partnership Assets       $  165,018

NOTE 9 - SALE OF MINORITY INTEREST IN CUMBERLAND HEALTHCARE I-B
PARTNERSHIP

       Effective January 1, 1993, Cumberland Healthcare I-B sold one-half of its Limited Partnership interest (49.5%) to William W. Littlejohn, the current operator of the Olympic Healthcare Center (the only asset of the Partnership) and one-half of its General Partnership economic interest (.05%) to Olympic Health Services, Inc., a Washington corporation. This effectively terminated Cumberland Healthcare, L.P. I-B. Simultaneously, the Partnership Agreement for Cumberland Healthcare, L.P. I-B was amended to admit Olympic Health Services, Inc. and William W. Littlejohn as partners, creating a new Partnership.

       Prior to the sale, an appraisal of the facility was obtained. The appraised value of the facility was $1,800,000 exclusive of related debt and other assets and liabilities of the new partnership. The selling price to Mr. Littlejohn was determined independently of the appraisal and resulted in a gain to the Partnership of $165,175. The net selling price (after considering Cumberland Healthcare, L.P. I-B's other assets and liabilities) was $300,000 which was evidenced by an account receivable recorded on the Partnership's books from Mr. Littlejohn. In accordance with an agreement, Mr. Littlejohn personally made payments on construction in progress for assets of the new partnership and transferred these assets to the new partnership and his receivable was reduced. This resulted in non-cash financing activities which are disclosed in Note 8.

       In accordance with generally accepted accounting principles, the assets of the new partnership were revalued, individual assets were valued based upon the appraisal and goodwill was recorded based upon the selling price to Mr. Littlejohn. The revaluation resulted in an increase in net assets of $330,036 which is reflected in Partners' equity of the new partnership. The appraisal reflected a devaluation of certain depreciable assets and a corresponding increase in intangible assets, primarily the license to operate as a skilled nursing facility. Recognition of this reclassification of $148,537 is reflected in the books of the new partnership. This reclassification had no effect on operations or Partners' capital.

       The new partnership is consolidated in the accompanying financial statements of Cumberland Healthcare, L.P. I-A because I-A continues to control the financial administrative operations of the facility. The fact is evidenced by an amendment to the original Partnership Agreement which gives the Managing General Partner of Cumberland Healthcare, L.P. I-A 51% voting control over assets of Cumberland Healthcare, L.P. I-B.

       As a part of the agreement with Mr. Littlejohn, Mr. Littlejohn and his wife personally guaranteed a construction loan to fund the expansion of Olympic Healthcare Center. Construction on the expansion was begun in June 1993 and completed in July 1994. As a result of the expansion, the Olympic Healthcare Center has added twenty four assisted living units. Mr. Littlejohn's affiliated management company provides management services for Olympic Healthcare Center.

NOTE 10 - EXTRAORDINARY ITEM - FORGIVENESS OF
INDEBTEDNESS

       In August 1993, Raymond James Financial, Inc., the parent company of the corporate general partners of the Partnership's General Partner (Medical Investments Partners, "MIP"), purchased the Partnership's indebtedness to Carteret Federal Savings Bank and The Howard Savings Bank for $5,779,969 plus accrued interest, which represents an 11.2% discount from the July 31, 1993 principal balances of the indebtedness. The purchases were from the Resolution Trust Corporation in its capacity of conservator for Carteret Federal Savings Bank and the Federal Deposit Insurance Corporation in its capacity of receiver for The Howard Savings Bank. Relating to these purchases, the Partnership entered into a compromise agreement with Raymond James Financial, Inc. The terms of the compromise agreement provide for a reduction in the total principal and interest payments that the Partnership will be required to make on the remaining indebtedness and a waiver of the $15,000 annual administration fee. As a result of this transaction, the Partnership was relieved of having to pay future principal payments in the amount of $729,004, which has been recorded as an extraordinary gain in the period ending December 31, 1993. The discount was negotiated by the Partnership but the funds to acquire the debt were provided by Raymond James Financial, Inc. in its capacity as agent for the General Partner. Neither Raymond James Financial, Inc. nor any of its affiliates received any economic or other benefit from this transaction other than interest income on the reduced principal balance of the loan.

NOTE 11 - EXTRAORDINARY ITEM - RATE SWAP TERMINATION

     In April 1993, Cumberland Healthcare L.P, I-A terminated its Rate Swap Agreement with Prudential Global Funding, Inc. dated October, 1986. The
Rate Swap Agreement in general fixed the interest rate on the Carteret Savings Bank and the Howard Savings Bank mortgage notes at 11.166%. The termination of this Agreement resulted in a variable interest rate on those notes. The rate on the mortgage note at April 15, 1993 and June 30, 1993 was approximately 5.9%. The total settlement payment made to Prudential Global Funding, Inc. relating to this transaction was $745,000, which was recorded as prepaid interest. This amount was being charged against earnings over the remaining term of the mortgage note until the compromise agreement between Raymond James Financial, Inc. and Cumberland Healthcare, L.P. I-A became effective. The balance of the prepaid interest ($616,567) has been recorded as an extraordinary expense in the period ending December 31, 1993.

NOTE 12 - LEGAL PROCEEDINGS:

       The General Partner is not aware of any uninsured open claims that have been filed against the Partnership. Therefore, no provision has been made in the accompanying financial statements.

NOTE 13 - COMMITMENTS:

       The Partnership has a leasehold interest in Imperial Convalescent Hospital, which expires September 30, 2014. The monthly payment effective January 1, 1995 is estimated at $25,024 and is subject to an increase on January 1 of each year based on the Consumer Price Index and the MediCal per diem reimbursement rate.

       Based on the January 1, 1995 payment, the future payments for the succeeding five years and thereafter are as follows:

                      Year                              Total
                      1996                          $   300,288
                      1997                              300,288
                      1998                              300,288
                      1999                              300,288
                      2000                              300,288
                   Thereafter                         4,128,960

                                                    $ 5,630,400

NOTE 14 - DISTRIBUTIONS:

       The 1995 cash distributions to limited partners were $1,500,000 (5% of capital contributions) and for 1994 totaled $1,050,000 (3.5% of capital contributions). None of these distributions represented a return of capital. Future distributions will be at a level that is warranted by the cash flow and profits of the Partnership.

NOTE 15 - PRIOR PERIOD ADJUSTMENT:

       The accompanying financial statements for 1994 have been restated to correct an error made in 1994 relating to depreciation expense. The effect of the restatement was to decrease depreciation expense and increase net income for 1994 by $314,789 ($10.28 per $1,000 Limited Partnership Unit
Outstanding). The error occurred because a computer generated depreciation schedule was not properly programmed to cease depreciation on assets whose depreciable lives ended midway through 1994. In order to prevent further occurrences of this error, all assets were reentered on new depreciation software. Since 1994 was the first year that any assets became fully depreciated, no other years were affected.

Note 16 - RISKS AND UNCERTAINTIES:

       Proposed federal Medicare cuts could have a significant effect on the future revenue stream of the Partnership if such proposals reducing Medicare growth are signed into law in the near future.

NOTE 17 - INDUSTRY SEGMENT:

       The Partnership's operations are classified into two business segments:
Healthcare and Real Estate Rental. The Healthcare operations include skilled nursing services typically found in nursing homes including room and board, drugs, biologicals, supplies, nursing services and other ancillary services. The real estate rental operation leases nursing homes to unrelated third party operators. Operating earnings by business segments are defined as revenues less operating costs and expenses. Income and expense not allocated to business segments include: general and administrative, legal and consulting, interest income and non-mortgage interest expense.

                                  Real Estate   Corporate
                      Healthcare    Rental      and Other    Consolidated

1995
Revenues           $  5,403,833 $  3,335,178   $     7,516  $  8,746,527
Net Income
 (Loss)                 366,254    1,664,294       (64,002)    1,966,546
Depreciation and
 Amortization
 Expense                144,308      564,775           ---       709,083
Identifiable Assets   4,927,250   16,663,186       591,006    22,181,442
Capital Expenditures     44,005        8,168           ---        52,173
Const. in Progress       74,324          ---           ---        74,324

1994
Revenues           $  4,937,716  $  3,193,360  $     7,155  $  8,138,231
Net Income
 (Loss)                 243,560     1,415,603      (45,415)    1,613,748
Depreciation and
 Amortization
 Expense                180,337       769,371          ---       949,708
Identifiable Assets   4,968,574    16,768,731      566,354    22,303,659
Capital Expenditures     44,820           ---          ---        44,820
Const. in Progress       64,132           ---          ---        64,132

1993
Revenues           $  4,526,516  $  3,041,573     $    ---  $  7,568,089
Net Income
 (Loss)                 424,820       700,741     (161,121)      964,440
Unusual and Non-
 Recurring Items        (75,382)     (376,010)         ---      (451,392)
Extraordinary Item      121,744       607,260          ---       729,004
Depreciation and
 Amortization
 Expense                203,078     1,127,220          ---      1,330,298
Identifiable Assets   4,623,064    17,735,183    1,943,232     24,301,479
Capital Expenditures    133,671           ---          ---        133,671
Const. in Progress       10,703           ---          ---         10,703

Medicare and Medicaid revenues totaled $4,123,832 for the year ended December 31, 1995, compared to $3,951,735 for the same period in 1994. The Medicare and Medicaid accounts receivable balance totaled $419,666 as of December 31, 1995, compared to $523,117 at December 31, 1994.

NOTE 18 - SUBSEQUENT EVENT:

         On October 25, 1995, a Lease Termination Agreement was signed by Cumberland Healthcare and FHP, Inc. relating to FHP - Norwalk f/k/a
Rancho Los Padres (Note 4) whereby Cumberland would receive an early lease termination payment. A Management Agreement was also signed whereby Cumberland would become the interim operator of the facility. Pursuant to the Lease Termination Agreement, $1,566,174 was placed in escrow, and payment was contingent upon Cumberland obtaining the appropriate license to operate and maintain the FHP - Norwalk facility. In January 1996, the state of California - Department of Health Services issued a license to Cumberland Healthcare to operate and maintain Pacific Palms Skilled Nursing f/k/a FHP -
 Norwalk f/k/a Rancho Los Padres. After various prorations, working capital advances and interest earned, the net distribution from the escrow account to Cumberland was $1,534,334 which will be recorded as lease income in 1996.

                         SCHEDULE III - REAL ESTATE AND RELATED DEPRECIATION
                                 FOR THE YEAR ENDED DECEMBER 31, 1995

BEL TOOREN VILLA CONVALESCENT HOSPITAL, BELLFLOWER, CA
  DATE OF CONSTRUCTION:                               1968
  DATE ACQUIRED:                                  04-02-86
  DEBT:                                               NONE

             INITIAL     SUBSEQUENT      CLOSE OF      ACCUM.    DEPREC.
              COST       CAP. COSTS    PERIOD COST     DEPREC.     LIFE
FURN & FIX  $  466,246   $   76,321    $   542,567  $ (541,272)      8
BUILDING     2,170,579       26,097      2,196,676    (611,226)     35
LAND                        489,845            ---     489,845

MIRADA HILLS REHABILITATION AND CONVALESCENT HOSPITAL, LA MIRADA,
CA
  DATE OF CONSTRUCTION:                      1966 AND 1971
  DATE ACQUIRED:                                  04-02-86
  DEBT:                                               NONE

            INITIAL      SUBSEQUENT   CLOSE OF       ACCUM.       DEPREC.
             COST        CAP. COSTS   PERIOD COST    DEPREC.        LIFE
FURN & FIX  $  536,422   $  285,041   $   821,463   $ (821,463)       8
BUILDING     1,858,390      301,074     2,159,464   (1,104,799)      35
LAND         1,008,617          ---     1,008,617

NORTHWALK VILLA CONVALESCENT HOSPITAL, NORWALK, CA
  DATE OF CONSTRUCTION:                               1965
  DATE ACQUIRED:                                  04-25-86
  DEBT:                                               NONE

            INITIAL     SUBSEQUENT   CLOSE OF       ACCUM.        DEPREC.
             COST       CAP. COSTS   PERIOD COST    DEPREC.         LIFE
FURN & FIX  $  252,124  $   21,771   $   273,895   $ (273,713)        8
BUILDING     1,300,750       9,975     1,310,725     (364,869)       35
LAND           386,908         ---       386,908

RANCHO LOS PADRES CONVALESCENT HOSPITAL, NORWALK, CA
  DATE OF CONSTRUCTION:                               1964
  DATE ACQUIRED:                                  04-02-86
  DEBT:                                         $1,383,333

            INITIAL     SUBSEQUENT    CLOSE OF       ACCUM.        DEPREC.
             COST       CAP. COSTS    PERIOD COST    DEPREC.         LIFE
FURN & FIX  $  233,313  $   50,083    $   283,396   $ (283,396)        8
BUILDING     1,144,962      63,528      1,208,490     (330,714)       35
LAND           613,149         ---        613,149

LA HABRA CONVALESCENT HOSPITAL, LA HABRA, CA
  DATE OF CONSTRUCTION:                        1955 & 1986
  DATE ACQUIRED:                                  04-02-86
  DEBT:                                               NONE

            INITIAL     SUBSEQUENT     CLOSE OF      ACCUM.        DEPREC.
             COST       CAP. COSTS    PERIOD COST     DEPREC.       LIFE
FURN & FIX  $  482,943  $   35,388    $   581,331  $ (516,065)        8
BUILDING     1,627,001      61,620      1,688,621    (468,425)       35
LAND           471,975         ---        471,975


RIMROCK VILLA CONVALESCENT HOSPITAL, BARSTOW, CA
  DATE OF CONSTRUCTION:                               1963
  DATE ACQUIRED:                                  04-02-86
  DEBT:                                         $1,268,902

             INITIAL    SUBSEQUENT    CLOSE OF      ACCUM.        DEPREC.
             COST       CAP. COSTS   PERIOD COST    DEPREC.        LIFE
FURN & FIX  $  287,091  $   36,139   $   323,230   $ (323,230)        8
BUILDING     1,513,097      15,643     1,528,740     (440,389)       35
LAND           257,409         ---       257,409

SUN CITY CONVALESCENT CENTER, SUN CITY, CA
  DATE OF CONSTRUCTION:                               1972
  DATE ACQUIRED:                                  04-30-86
  DEBT:                                         $1,824,971

            INITIAL     SUBSEQUENT   CLOSE OF        ACCUM.        DEPREC.
            COST         COSTS       PERIOD COST     DEPREC.         LIFE
FURN & FIX  $  688,437  $   73,726   $   762,163   $ (738,293)        8
BUILDING     3,075,526      55,519     3,131,045     (870,383)       35
LAND           283,846         ---       283,846

HILLCREST CARE CENTER, WATERVILLE, OH
  DATE OF CONSTRUCTION:                        1966 & 1977
  DATE ACQUIRED:                                  11-19-86
  DEBT:                                         $2,181,722

            INITIAL     SUBSEQUENT      CLOSE OF       ACCUM.       DEPREC.
             COST       CAP. COSTS      PERIOD COST     DEPREC.      LIFE
FURN & FIX  $  777,119  $   22,417     $   799,536   $ (797,199)        8
BUILDING     3,108,476         ---       3,108,476     (814,125)       35
LAND           250,038         ---         250,038

IMPERIAL CONVALESCENT HOSPITAL, LA MIRADA, CA
  DATE OF CONSTRUCTION:                               1966
  DATE ACQUIRED:                                  04-02-86
  DEBT:                                               NONE

             INITIAL     SUBSEQUENT    CLOSE OF      ACCUM.       DEPREC.
             COST        CAP. COSTS    PERIOD COST   DEPREC.        LIFE
FURN & FIX  $     ---    $   80,111    $    80,111  $  (60,140)        8
BUILDING      688,786        80,761        769,547    (254,174)       28
LAND              N/A           ---            ---         ---


TOTAL      $6,658,928   $23,973,049    $ 1,295,214  $25,268,263



         SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                              Balance at    Additions   Deductions    Balance
                              Beginning    Charged to      From       at End
                              of Year       Expenses     Reserves     of Year
Reserve deducted in the
Balance Sheet from the asset
to which it applies:
Reserve for doubtful accounts:
Year Ended December 31, 1995   $  63,866  $   9,507    $     ---    $  73,373
Year Ended December 31, 1994      76,927      1,170       14,231       63,866
Year Ended December 31, 1993      84,089        ---        7,162       76,927


                   SCHEDULE X - SUPPLEMENTARY INCOME STATEMENT INFORMATION


                                           Year Ended December 31,
                                1995               1994               1993

Amortization of Deferred
  Debt Costs                  $  19,437         $  22,524          $ 108,040
Amortization of Leasehold
  Properties                     37,498            37,498             37,498
Amortization of Intangible
  Assets                         11,095            11,095             11,095




            PROPOSAL 1: APPROVAL OF PLAN OF LIQUIDATION AND DISSOLUTION

Reasons for the Proposed Liquidation

The General Partner of the Partnership has approved and recommends that the Limited Partners approve the Plan. Limited Partners are being asked to approve and consent to the Plan and authorize the General Partner to take all action necessary or appropriate to implement the Plan. A copy of the Plan is included with this Proxy Statement as Exhibit "A". Reference is made to Exhibit "A" for a more complete description of the terms and conditions of the Plan.

The investment policy of the Partnership emphasizes the purchase and ownership of nursing home investments to generate both income and capital appreciation for its Partners. The Partnership has generated net operating profits since 1992, due in large part to leases entered into with third parties and from operations of two nursing homes by the Partnership. The
Partnership's management has sought to improve operating results by implementing cost-cutting measures in certain nursing homes which it manages but has no ability to change the results from those homes leased to third parties. While the Partnership has been successful in reducing costs, the General Partner has concluded that the Partnership's profits will not substantially increase in the future, and potential future changes in the Medicare, Medicaid and Medi-Cal programs could actually adversely affect profits.

The General Partner has determined that a liquidation is in the best interests of the Partnership. This determination is based on the factors described in this Proxy Statement, but is not based on the fairness opinion received by the Partnership from McDonald & Company which only addresses the fairness of the consideration received by the Partnership in connection with the LCCA Transaction. The Partnership was intended to exist for a five to ten year period before disposition of its properties. The current opportunity afforded to the Partnership by the LCCA Transaction and the Plan would meet the original time frame for the disposition of its properties. With major legislative change in the Medicare program being discussed and proposed in Congress, the General Partner does not believe that any of the proposals made to date would have the effect of increasing net operating income or the capital value of nursing homes. Furthermore, the future capital needs of nursing homes is anticipated to grow as technology and medical advancements create the need for additional capital equipment in order for the Partnership's facilities to continue to be licensed. See "BUSINESS - Regulation". The General Partner believes that a liquidation at this time, whether coupled with the sale of a majority of the assets to LCCA as described herein or not, would result in the greatest possible return to the Limited Partners. The General Partner believes the Plan to be beneficial to the Partnership and recommends its acceptance to the Limited Partners. See "EXHIBIT "B" - Estimated Sources of Funds and
Use of Proceeds Resulting from the Liquidation and LCCA Transaction."

It should be noted, however, that there can be no assurance that the estimate of liquidation proceeds will prove accurate. See "RISK FACTORS -
Uncertainty of Amount and Timing of Liquidating Distributions".

Summary of the Plan

The following summary of the Plan is qualified in its entirety by the Plan itself. The Plan will become effective only upon the approval thereof by the Majority Interest.

                                      Sale of the Properties

Upon approval of the Plan by the Limited Partners, the Partnership will attempt to take all reasonable steps necessary to effect the sale of all of the Partnership's real property (the "Real Property") as well as its personal property (the "Personal Property") (collectively, the "Properties"). If the LCCA Transaction is approved by the Limited Partners, the Partnership will close the LCCA Transaction, if possible. The Real Property may be sold individually, together as a whole, or in discrete groups to any one or more buyers, including LCCA. If the LCCA Transaction does not close, the Plan will not be abandoned and the General Partner will seek one or more purchasers for the LCCA Homes. No additional approvals from the Limited Partners will be required or necessary for the General Partner to dispose of the Partnership's assets. See "RISK FACTORS -Sales of Properties Pursuant to the Plan Not Subject to Limited Partner Approval."

The General Partner anticipates distributing all proceeds of sales as quickly as possible less any necessary reserves or working capital. The proceeds of the sale of the Properties will, pending any liquidating distributions, be invested by the General Partner in any manner it deems appropriate, subject to the limitation that such investments do not result in the Partnership's becoming an Investment Company under the Investment Company Act of 1940. The General Partner intends to invest the proceeds in money market funds, commercial paper or bankers acceptance notes with an original maturity of three months or less.

                                   Liquidating Distributions

The proceeds of the sale of the Properties and any interest or other return thereon, less the costs of sale, the repayment of debt and any provision for reserves and costs of liquidating the Partnership, will be distributed to the Partners at such times and in such amounts as shall be determined by the General Partner in its sole discretion. Distributions shall be made to all partners, Limited and General, of the Partnership in accordance with Sections
8.4 and 8.5 of the Partnership Agreement.  See "CERTAIN PROVISIONS OF
THE PARTNERSHIP AGREEMENT - Distribution of Proceeds."  The
General Partner will receive 2% of distributions from operating cash.
Operating Cash for a period means operating revenues of the Partnership received without deduction for depreciation or amortization, excluding cash from sales or refinancings, plus reserves set aside during prior periods which are no longer necessary as reserves less (i) all operating expenses paid, (ii) all payments made during such period to discharge partnership indebtedness,
(iii) all amounts established as reserves during such period and (iv) all amounts expended during such period for the replacement or preservation of partnership assets to the extent not paid from reserves. See "CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT - Definitions" for a complete definition of Cash From Operations. The General Partner does not expect that the proceeds of the sale of the Partnership's assets will be sufficient to permit any distribution of the proceeds of assets to be distributed to the General Partner.
Liquidating distributions from sales of Partnership assets shall be distributed to the Partners first, to each Limited Partner an amount equal to the amount of their adjusted capital contributions (adjusted capital contributions for each Unit is currently $1,000) plus an amount equal to a 9% annual noncompounded return on such amount. The Partnership, as of December 31, 1995, has an aggregate of $30,000,000 in Limited Partner's adjusted capital contributions, and an additional $23,291,665 would have to be distributed to Limited Partners to reach the required 9% annual noncompounded return on such amount. The General Partner does not believe that sufficient proceeds can be derived from the sale of Partnership assets to exceed these preference distributions to the Limited Partners.

At such time as the General Partner authorizes any liquidation distribution to be made to the Partners, the General Partner will cause the aggregate amount of the Partnership's cash, or other assets (the "Distributable Assets") to be distributed to the Limited Partners of record on the record date fixed from time to time by the General Partner with respect to such liquidation distribution to be set aside (the "Eligible Partners"). All Distributable Assets set aside for distribution will be distributed through the Partnership's transfer agent, or some other agent of the Partnership, to the Eligible Partners. As of the time that the Partnership makes the final liquidation distribution to the Eligible Partners, all of the outstanding partnership interests will be deemed cancelled.

All Distributable Assets set aside for distribution that are not distributed because an Eligible Partner cannot be located will be held by the Transfer Agent or its successor or assign for a period of three years from the date that notice is sent to Limited Partners regarding the Partnership's final dissolution.
Upon expiration of this three year period, or any longer period that the General Partner may determine, the amounts payable to such unlocatable
Limited Partner shall be paid to the appropriate State official or to another beneficiary that the General Partner may designate in accordance with the law.

The amount and timing of any liquidating distributions will be determined by the General Partner and will be contingent upon, among other things, the sales of Properties and the amounts that the General Partner deems necessary or appropriate to set aside for liabilities and continuing expenses of the Partnership. The General Partner is unable to predict when any of the Properties will be sold, when any distributions will be made, and if made, the amount that will be distributed.

                                    Dissolution

At such time as the General Partner determines, the Partnership will (a) give notice of its intended dissolution to all its known creditors, (b) cause a Certificate of Cancellation to be prepared, executed, and filed with and accepted for record by the State of Delaware, (c) cause any documentation required by federal or state tax authorities to be prepared, executed and filed, (d) after filing the Certificate of Cancellation, provide notice to Partners of any final liquidating distribution or notice of the filing of the Certificate of Cancellation, and (e) withdraw the Partnership's ability to do business as a foreign limited partnership in any state in which it presently has such authority. Partnership assets will be distributed pursuant to Del C.
S 17-804. The General Partner intends to satisfy all liabilities prior to the filing of the Certificate of Cancellation, however, that may not be possible. See "RISK FACTORS - Potential Liability of Limited Partners for Repayment to Creditors of Liquidating Distributions," "RISK FACTORS - Potential Liability of Limited Partners Created by the Ground Lease for the Imperial Facility," and "RISK FACTORS - The Continued Existence of the Partnership Due to
Actual or Contingent Liabilities of the Partnership."  See also "EXHIBIT "B"
- - Estimated Sources of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction." The General Partner estimates that the period of time needed to liquidate the Partnership will be between one and three years. However, if the Partnership cannot find purchasers for its assets, including the LCCA Note or be released from certain liabilities such as the ground lease for the Imperial Facility, the period may be longer. See "RISK FACTORS - The Continued Existence of the Partnership Due to Actual or
Contingent Liabilities of the Partnership."

                                      Amendments

Following the approval of and consent to the Plan by the Limited Partners, the General Partner may not modify or amend the Plan without the consent of a Majority in Interest. Before the Certificate of Cancellation is accepted for record by the State of Delaware, the Partnership may abandon or rescind the dissolution by following the same procedure of obtaining the consent of a Majority Interest as followed for approval of the dissolution as described in this Proxy Statement. After filing the Certificate of Cancellation, the dissolution may not be abandoned or rescinded.

                                   Indemnification/Insurance

The General Partner shall have the power and authority after the effective date of the Plan to purchase and/or maintain insurance covering acts or omissions of its general partner's directors and officers and the Partnership's indemnification obligations to the General Partner. The General Partner has no current intent to purchase or maintain such insurance. The General Partner will also have the power and authority to satisfy any of the indemnification obligations of the Partnership out of the assets of the Partnership.


                               PROPOSAL 2: LCCA TRANSACTION

General

The Partnership and LCCA, effective August 4, 1995, have entered into the Purchase Agreement which was amended by the First Amendment to Purchase and Sale Agreement dated March 11, 1996 (copies of which are attached hereto as Exhibit "C") pursuant to which LCCA has agreed to acquire the Bel Tooren Facility, the La Habra Facility, the Mirada Hills Facility, the Norwalk Facility, the Rimrock Facility, and the Sun City Facility and to acquire the Partnership's interest in a ground lease for the Imperial Facility from the Partnership for an aggregate purchase price of $17,900,000 subject to certain prorations and adjustments. The Partnership owns six of these homes and leases the seventh from an independent owner.

The sale is scheduled to close in the second quarter of 1996. The sale may occur as late as June 30, 1996. Because of the conditions to closing neither the Partnership nor LCCA are able to give any assurances that the sale will occur.

Purchase Price

The $17,900,000 purchase price is subject to adjustments as provided in the Purchase Agreement and will be paid as follows:

(a) LCCA will assume or pay the indebtedness assumed by the Rimrock Facility (currently estimated to be approximately $1,268,902 as of December 31, 1995). A credit to the purchase price will be given for the outstanding principal balance of the indebtedness secured by the assumed mortgage
(without regard to any discount or reduction which may be negotiated by LCCA and the holder of the mortgage) plus accrued interest thereon through the closing date. The debt bears interest at a fixed rate of 8.5% and the debt matured January 1, 1994. The Partnership and GFI Commercial Mortgage,
Inc. entered into an extension in February, 1994. The terms of the debt remain the same, except the holder may demand payment in full on thirty days written notice. See "RISK FACTORS - The Potential Inability of the
Partnership to Make Debt Payments Due in the Near Future."

(b) LCCA will deliver the LCCA Note, a purchase money note in the principal amount of $1,000,000, which will be personally guaranteed by Forrest L. Preston, the principal shareholder of LCCA. The LCCA Note will mature on the fifth anniversary of its issuance. Prior to the maturity of the principal, the LCCA Note will bear interest at a rate per annum of 10%. LCCA shall make monthly interest payments at a rate of 5% per annum until maturity of the LCCA Note. On the fifth anniversary of the date of issuance, the principal and any accrued but unpaid interest will be due and payable. The Partnership may call the Note after two years. However, in the event of such a call, any accrued and unpaid interest due under the Note on the maturity date is cancelled.

(c) The entire balance of the purchase price will be paid by LCCA in cash at closing (estimated to be $15,600,000). Approximately $1,824,971 of this balance will be used by the Partnership to satisfy indebtedness secured by the Sun City Facility. The Sun City mortgage is payable with a variable interest rate 3.25% over the auction average for Six Month Treasury Bills. The effective interest rate at December 31, 1995 was 10% which is the floor for the interest rate. The rate is adjusted every six months and payable in monthly installments of principal and interest based on a 30 year amortization schedule with a balloon payment due April 30, 1996, amounting to approximately $1,816,678 at the current amortization basis. See "EXHIBIT "B" - Estimated Sources of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction." In addition, LCCA shall assume all liabilities of the Partnership for the ground lease pursuant to which the Partnership leases the Imperial Facility. The Agreement provides that LCCA and the Partnership will use their best efforts to obtain a full and unconditional release of the Partnership from all liability on the mortgage secured by the Rimrock Facility and the Partnership's lease for the Imperial Facility, both of which are being assigned and assumed pursuant to the Purchase Agreement. However, there can be no assurance that the Partnership will be released from the aforementioned liabilities. See "RISK FACTORS - Potential Liability of Limited Partners Created by the Ground Lease for the Imperial Facility."

Since the LCCA homes are currently leased and operated by LCCA, the Partnership does not have any other liabilities in connection with the LCCA homes for which LCCA is not responsible and of which the General Partner is aware.

Earnest Money

LCCA has deposited $100,000 with an escrow agent as earnest money to insure its performance under the Purchase Agreement. In the event of a default by LCCA pursuant to the Purchase Agreement, the Partnership will be entitled to receive payment of the earnest money as full and complete liquidated damages pursuant to the Purchase Agreement. In the event the LCCA Transaction closes, the earnest money will be applied and credited against the purchase price. In the event the LCCA Transaction fails to close other than as a result of the breach of the Purchase Agreement by LCCA, the earnest money will be returned to LCCA.

Covenants, Representations and Warranties

As an inducement to LCCA to enter into the Purchase Agreement, the Partnership has represented to LCCA that it has fee simple title to the six
LCCA Homes other than the Imperial Facility and it has a valid leasehold interest in the Imperial Facility with a right to assign such interest to LCCA subject to the consent of the owner of the facility. The Partnership represented to the best of the knowledge of the officers of the managing general partner of the General Partner of the Partnership that the Partnership has not received any notice of or any action, suit or proceeding pending or threatened in writing against the Partnership affecting the Partnership's right to transfer the LCCA Homes to LCCA. The Partnership has represented that the Rimrock Facility assumed debt will not be less than $1,254,000 at Closing.
Other than the foregoing representations and warranties, the LCCA Homes are being sold to LCCA on an as-is, where-is basis as a result of LCCA's familiarity with the Homes and responsibilities for maintenance and other issues under the current operating leases between LCCA and the Partnership.

Closing

The closing will occur on or before June 30, 1996. At closing, the Partnership will deliver limited warranty deeds for the six LCCA Homes owned by the Partnership, an assignment of lease for the Imperial Facility and a limited warranty of title bill of sale conveying to LCCA all appliances, furnishings, equipment and other personal property owned by the Partnership and located at the LCCA Homes.

Closing Costs

The Partnership is responsible to pay the costs and expenses of its own attorneys, the costs for recording cancellations of the mortgages which are not being assumed by LCCA, and the costs of obtaining the consent of Limited Partners to the Plan. The rent due under the LCCA Leases will be pro-rated through the date of closing. Since LCCA is the lessee of the LCCA Homes, it has the obligation under the existing leases to pay all operating expenses and taxes on and with respect to the homes. There will be no proration of, and LCCA shall assume and pay all city and county and state ad valorem taxes due, operating expenses, rent and other charges due under the lease for the Imperial Facility and all other expenses and utilities, charges in respect to the LCCA Homes for all periods regardless of whether prior to or subsequent to the Closing. LCCA is also responsible for all salaries, taxes, fringe benefits, accrued vacation, sick leave and similar items accrued with respect to employees of the LCCA Homes through the day prior to closing.

Contingencies to Closing

The obligations of LCCA under the Purchase Agreement are contingent upon the representations and warranties of the Partnership made in the Purchase Agreement being true and correct as of Closing. See "Covenants, Representations and Warranties." LCCA has made certain objections to title of the real property on which the LCCA Homes are located. These objections consist of (i) a potential set-back violation of less than one foot for the La Habra Facility; (ii) a survey showing use of a drive by an adjoining property owner on the Imperial Facility property when such property owner does not have any recorded right to use the drive, and (iii) a survey showing use of a parking area by an adjoining owner on the Mirada Hills Facility property when such adjoining owner does not have a recorded right to use the parking area. All other title objections have been waived by LCCA. The Partnership is currently attempting to resolve these objections to LCCA's satisfaction. No assurance can be given that these objections can be satisfied to LCCA's satisfaction.

In addition, LCCA could decide not to close or be unable to close for any reason. In such event, the Partnership is only entitled to receive the earnest money of $100,000 and has no right to sue LCCA for failing to close. Due to the small earnest money deposit, LCCA may elect for financial or other reasons not to close the LCCA Transaction and forfeit the earnest money.

                                     FAIRNESS OPINION

General

The Partnership engaged McDonald & Company to render an opinion on the fairness of the financial consideration being received by the Partnership from the sale of the LCCA Homes. A copy of the fairness opinion is attached hereto as Exhibit "D". The Partnership did not engage McDonald & Company to value any of the LCCA Homes. Their opinion does not address, and they expressed no opinion with respect to any consideration or other value that may be exchanged, paid or transferred to the Partnership by LCCA in connection with the Purchase Agreement other than the consideration specified in the Purchase Agreement, nor does their opinion address the Partnership's underlying business decision to enter into the Purchase Agreement. (The consideration for the LCCA Transaction was negotiated solely between LCCA and the Partnership.) Their opinion also does not address the relative merits of the transaction described in the Purchase Agreement as compared to any other alternative business transaction that might become available to the Partnership and does not constitute a recommendation of the transaction contemplated by the Purchase Agreement. They were not requested to solicit and did not solicit interest from other parties in a potential acquisition of the LCCA Homes.

McDonald & Company is an investment banking firm which is customarily engaged in the valuation of businesses for various corporate and other purposes, and is experienced in conducting valuations and appraisals of nursing homes. In selecting McDonald & Company, the General Partner requested verbal bids from McDonald & Company, Legg Mason Wood Walker, Inc.,
Ernst & Young and Coopers & Lybrand.  The decision to select McDonald &
Company was based on the fact that its price bid was the lowest the Partnership received, and its projected time for performance was satisfactory. McDonald & Company was retained based on its experience as a financial advisor in connection with mergers and acquisitions, as well as its investment banking relationship and familiarity with the nursing home industry. In October of 1992, McDonald & Company acted as financial advisor to Evergreen Healthcare, Ltd., in connection with its acquisition of a controlling interest in National Heritage, Inc. In June of 1993, McDonald & Company acted as financial advisor to Evergreen Healthcare, Inc. in connection with the capitalization of Healthcare Resources I, L.P., a limited partnership formed by Evergreen Healthcare, Inc. to invest in Forum Group, Inc. Also,
McDonald & Company acted as a co-manager in Evergreen Healthcare's public offering of 3.3 million shares of common stock in June of 1994. In connection with the merger in July, 1995, between Evergreen Healthcare, Inc. and GranCare, Inc., McDonald & Company acted as a financial advisor to Evergreen Healthcare, Inc. As compensation for the opinion, the Partnership paid McDonald & Company $75,000 plus out-of-pocket expenses.

In preparing its opinion, McDonald & Company reviewed and analyzed, among other things, the following: (i) the financial terms of the Purchase Agreement, (ii) unaudited income statements of the LCCA Homes for each of the four fiscal years ended December 31, 1994, and preliminary unaudited financial statements for the nine months ended September, 1995; (iii) certain other internal information primarily financial in nature, including projections concerning the business and operations of the LCCA Homes furnished to them by the Partnership for purposes of their analysis, (iv) the LCCA Leases and
(v) certain publicly available information with respect to certain other companies that they believed to be comparable to the Partnership and the trading markets for certain of such other companies' securities. They also visited each of the LCCA Homes and met with various personnel at the facilities in connection with rendering their opinion, including certain officers and employees of both RJHP and the facilities, to discuss the past and current business operations, financial condition and future prospects of the LCCA Homes, as well as other matters they believed relevant to their inquiry. McDonald & Company performed the financial and comparative analyses described herein. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the applications of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, McDonald & Company did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, McDonald &
Company believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses in its opinion. In its analyses, McDonald & Company made numerous assumptions with respect to the LCCA Homes, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the LCCA Homes. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses.

McDonald & Company was not engaged to verify, and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. McDonald & Company also relied upon the management of the Partnership as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) concerning the LCCA
Homes provided to it and assumed that such projections reflect the best currently available estimate and judgment of management and that such projections and forecasts would be realized in the amounts and in the time periods currently estimated by management. McDonald & Company did not make an independent evaluation or appraisal of the assets and liabilities of the Partnership (including the LCCA Homes) and was not furnished with any such evaluation or appraisal.

McDonald & Company's opinion is directed to the Partnership and is directed only to the consideration received in the LCCA Transaction. The opinion does not constitute a recommendation to any Limited Partner as to how such partner should vote on the Plan.

Discounted Cash Flow Analysis

McDonald & Company estimated the theoretical present value of the LCCA
Homes based upon the sum of (i) the discounted net operating cash flows which the LCCA Homes could generate over a five-year period and (ii) a terminal value of the LCCA Homes assuming that they perform in accordance with the projections which showed earnings before interest and taxes ("EBIT") increasing from $1,299,000 in 1996 to $1,577,000 in 2000.

In order to determine the LCCA Homes net operating cash flows for each period, McDonald & Company added depreciation and amortization then subtracted rent expense, income tax expense (at 40% effective tax rate) and capital expenditures from the EBIT calculation. McDonald & Company projected a terminal value for the LCCA Homes based upon a range of earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR") multiples for fiscal 2000 of 6.5x, 7.0x and 7.5x. This terminal value and the cash flows generated by the LCCA Homes were discounted using a weighted average cost of capital ("WACC") to derive the theoretical present value of the LCCA Homes. Using WACCs of 9% to 11%, McDonald
& Company estimated that, based upon its analysis of management's projections, the present value of the LCCA Homes ranged from $12,740,000 to $15,408,000. The $17,900,000 received by the Partnership in connection with the sale of the LCCA Homes exceeds the theoretical discounted present value of the LCCA Homes determined through the use of discounted cash flow analysis.

Public Company Analysis

In performing the Public Company Analysis, McDonald & Company selected a group of long term care providers whose operations were deemed to be most comparable to those of the LCCA Homes. McDonald & Company compared selected actual and projected financial, operating, and adjusted market capitalization multiples of the public comparable companies. These companies included: Advocat, Inc., Arbor Health Care Company, Beverly Enterprises, Inc., Genesis Health Ventures, Inc., Integrated Health Services, Inc., Living Centers of America, Inc. and Regency Health Services, Inc. (the "Selected Comparable Companies, Inc.").

McDonald & Company added the book value of all outstanding preferred stock and all long and short term indebtedness to the current market value of each of the Selected Comparable Company's common stock ("Adjusted Market
Value"). McDonald & Company also determined the current market value of each Selected Comparable Company's common stock ("Market Value").
McDonald & Company then calculated each Selected Comparable Company's
EBITDAR and earnings before interest, taxes and rent ("EBITR"). Finally, McDonald & Company examined the multiples of Adjusted Market Value to
EBITDAR and EBITR for each of these companies, as well as their multiples of Market Value to net income. EBITDAR multiples for the Selected
Comparable Companies ranged from 2.7x to 8.3x, with a median of 6.1x.
EBITR multiples ranged from 2.8x to 10.5x, with a median of 8.2x, and net income multiples ranged from 11.9x to 20.9x, with a median of 15.8x.
McDonald & Company then analyzed the purchase price paid for the LCCA
Homes by applying median EBITDAR and EBITR multiples to the LCCA
Homes' 1995 projected EBITDAR of $2,045,000 and projected EBITR of $1,745,000. Application of these median multiples to the LCCA Homes' projected EBITDAR and EBITR yielded values of $12,475,000 and $14,309,000. Those values are below the $17,900,000 received by the Partnership for the LCCA Homes. McDonald & Company also applied the median net income multiple for the Selected Comparable Companies to the LCCA Homes' projected net income for 1995 (assuming no interest expense and a 40% effective tax rate) of $867,000, which yielded a value of $13,699,000, which is substantially lower than the $17,900,000 purchase price received by the Partnership for the LCCA Homes.

Recent Long Term Care Transaction Multiple Analysis

In evaluating the LCCA Homes using the Recent Comparable Transaction
Analysis, McDonald & Company selected a number of recent merger and acquisition transactions in the long term care industry. The two primary criteria for the selection of such transactions were: (i) that the Target Company in each transaction was an owner and operator of nursing homes similar to the business of the LCCA Homes, and (ii) the transaction occurred after June 30, 1993. The transactions chosen included (for each Target Name/Acquiror Name/Month-Year of Closing): Vari-Care of America/Living Centers of America/10-93, Meridian Healthcare/Genesis Health Ventures/12-93, CPL, Inc./Integrated Health Services, Inc./12-93, CPL, Inc./Integrated Health Services, Inc./12-93, Mediplex Group/Sun Healthcare Group/6-94, Providence Health Care/Multicare Companies/3-94, Peoplecare Heritage/Horizon Healthcare/8-94, Convalescent Services/Mariner Health Group/5-95,
Nationwide Care/Hillhaven Corp./9-95, Hillhaven Corp./Vencor Inc./9-95, Evergreen Healthcare, Inc./GranCare, Inc./7-95. The aggregate Adjusted
Market Value received in these transactions as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBIT and Market Value as a multiple of net income ranged from 8.5x to 24.6x, 9.7x to 17.6x, and 16.3x to 48.0x, respectively, with medians of 10.5x, 12.4x, and 19.0x, respectively. Applying the median multiple to the LCCA Homes' 1995
EBITDA ($1,745,000), EBIT ($1,445,000), and pro forma net income
($867,000) results in values for the LCCA Homes of $18,320,000, $17,914,000 and $16,470,000, respectively. The average of these values is approximately equal to the $17,900,000 received by the partnership for the LCCA Homes. McDonald & Company discounted these values by 10% because the transactions listed above were much larger transactions than the sale of the LCCA Homes and involved companies whose securities are publicly-traded and thus have a much lower cost of capital, resulting in values of $16,488,000, $16,123,000 and $14,865,000, respectively, which can be compared to the $17,900,000 received by the Partnership for the LCCA
Homes. The $17,900,000 received by the Partnership for the LCCA Homes exceeds these values.

Price Per Bed Analysis

Price per bed is a ratio which McDonald & Company believes to be a relevant judge for comparing the relative value of nursing home merger and acquisition transactions. It is commonly quoted when comparing the relative value of nursing home transactions. This is due to the fact that nursing home beds are licensed by individual states (in most instances) on a Certificate of Need basis. When operating a nursing home, an owner may not expand the number of patients beyond the number of licensed beds, thus the revenue and income of a particular home is limited by the number of licensed beds contained in a facility. Therefore, the price per bed is often used as one measure of value in the context of nursing home merger and acquisition transactions. In this analysis, McDonald & Company compared publicly available survey information concerning average price per bed statistics to the average price per bed received by the Partnership in the sale of the LCCA Homes. In order to compare price per bed ratios relevant to this Transaction, McDonald &
Company looked at three specific categories of price per bed ratios: (i) for facilities over ten years old, (ii) for facilities in the Western region of the United States, and (iii) facilities containing 60-119 beds. The value determined on a price per bed basis for nursing home acquisitions in the above mentioned categories was $29,023, $29,347 and $28,643 per bed, respectively. These categories were chosen as a result of the fact that the LCCA Homes are
(i) over 10 years old (most are over 20 years old), (ii) located in Southern California, and (iii) contain greater than 60 and less than 120 beds. Age of the facilities impacts the value of a facility because older homes require higher annual maintenance expenditures. Geography impacts relative values because Medicaid reimbursement rates (which comprises over half of the LCCA Homes revenues and resulting income) are determined by individual states, and thus, vary from state-to-state. Finally, the number of licensed beds per facility impacts value because the ultimate potential for profitability of a facility is impacted by the number of licensed beds over which the fixed costs of a nursing home, regardless of its size, can be allocated. In order to determine price per bed for the LCCA Homes, McDonald & Company valued the six owned facilities separately from the one leased facility, the Imperial Lease. McDonald & Company valued the six facilities by multiplying the number of owned beds (561) by the three price per bed averages described above, resulting in values of the owned LCCA Homes of $16,281,903, $16,463,667, and $16,068,723, respectively. Next, McDonald & Company valued the transfer of the ground lease for the Imperial Facility by discounting its residual cash flows to arrive at a value of $545,000. McDonald & Company then added the value of the leased facility to the value of the six facilities, resulting in values of the LCCA Homes of $16,827,638, $17,009,132, and $16,614,188, respectively, which is less than the consideration of $17,900,000 received by the Partnership for the LCCA Homes.

Nursing Home Acquisition Report Analysis

Due to the relatively large dollar size of the transactions considered in the Recent Long Term Care Transaction Multiple Analysis, McDonald &
Company felt it was appropriate to consider a more comprehensive survey of Nursing Home Merger and Acquisition activity which considers both large and small transactions. As such, McDonald & Company reviewed publicly available survey information concerning such activity. This report called "The Nursing Home Acquisition Report - 1994", prepared by Irving Levin and Associates, Inc., includes statistics on the sale of over 1,000 nursing facilities with approximately 124,000 beds between 1990 and 1994.

The two most relevant ratios contained in the report which can be used to compare the relative value of the LCCA Transaction are (i) price per bed (for the reasons described above) and (ii) EBITDA divided by purchase price ("Capitalization Rate"). According to the survey, for the years 1990, 1991, 1992, 1993 and 1994, the ranges of value in nursing home acquisitions on a per bed basis was $12,000 to $70,000, $5,000 to $71,000, $4,000 to $58,000,
$46,000 to $85,000, $10,000 to $96,000, respectively, and the average value on a per bed basis for nursing home acquisitions was $25,000, $25,400, $26,300, $30,800, $32,300, respectively. This compares to a price per bed for the sale of the LCCA Homes of $30,936 per bed. All of these values were less than the $30,936 received by the Partnership for the LCCA Homes, except for the 1994 average of $32,300. According to the survey, average Capitalization Rates for nursing home merger and acquisition transactions was 14.5%, 14.6%, 13.8%, 14.5%, 14.5% for the years 1990, 1992, 1992, 1993 and 1994, respectively. The Capitalization Rate received by the Partnership for the sale of the LCCA Homes is 9.7%. The lower Capitalization Rates translates into a higher valuation received by the Partnership for the LCCA Homes.

Summary

Based on these ranges of value derived from the methods described above, as well as the ratio comparison with publicly available survey data, McDonald & Company believes that the $17,900,000 in consideration received by the Partnership for the purchased facilities was fair, from a financial point of view.

McDonald & Company has no prior material relationship with the Partnership, the General Partner or their affiliates except that McDonald & Company has acted as a co-manager in connection with certain offerings of public securities with Raymond James & Associates, Inc., an affiliate of the General Partner. McDonald & Company was retained solely to determine if the LCCA
Transaction was fair to the Partnership. The Partnership did not limit the scope of McDonald & Company's review of the LCCA Transaction, and further, did not give any instructions to McDonald & Company on the manner in which McDonald & Company performed the engagement.

The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, McDonald & Company did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, McDonald & Company believes its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, McDonald & Company made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of the Partnership. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein.
No company or transaction used in the above analyses is directly comparable to LCCA Transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or companies to which they are being compared.

                                   REGULATORY APPROVALS

The adoption and consummation of the Plan and the LCCA Transaction does not require any regulatory consents or approvals.

                                     APPRAISAL RIGHTS

The Delaware Revised Uniform Limited Partnership Act provides that the Limited Partners in a limited partnership do not have any appraisal, dissenters' or similar rights in connection with the approval of the Plan or the LCCA Transaction unless such rights are provided in the partnership agreement of such partnership. The Limited Partnership Agreement of the Partnership does not provide for any such rights, and therefore, none are available to the Limited Partners.

                           EFFECT OF FAILURE TO APPROVE THE PLAN

In the event that the Limited Partners fail to approve the Plan of Liquidation, the Partnership will, most likely, continue to operate as it has in the past. The LCCA transaction will not be consummated. However, since seven nursing homes are leased to LCCA and one nursing home to another party under long term leases, there can be no prediction of when the Partnership will again be in a position to sell a majority of all of its assets. The Purchase Agreement does give the Partnership the option to terminate the LCCA Leases for a period of twelve months in the event the LCCA Transaction does not close for any reason other than a default by the Partnership. Furthermore, LCCA has orally indicated that it believes that it cannot continue to operate its nursing homes leased from the Partnership at the current rental rates and may seek rental concessions in the future.

Moreover, the Partnership faces substantial debt payments in the near future. Specifically, the aggregate principal amount of the Partnership's debt that will mature (i) in 1996 is $3,358,786, (ii) in 1997 is $2,235,120, and (iii) in
1998 is $165,021. The aforementioned principal amounts do not reflect the intended application of proceeds from the LCCA Transaction. If the LCCA Transaction closes, then after the application of the proceeds from the LCCA Transaction and the assumption of debt by LCCA, the partnership's debt that will mature (i) in 1996 is $261,268, (ii) in 1997 is $2,235,120 and (iii) in
1998 is $165,021. Management believes that the Partnership should be able to refinance the majority of the debt scheduled to mature in the next three years, although the terms of the renegotiated debt may be less favorable to the Partnership. With respect to those debts which management cannot refinance, the Partnership could lose the properties financed thereby through foreclosure. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

The failure to approve the Plan also leaves the Partnership in a stationary position. The Partnership does not have the right under the terms of the Partnership Agreement to borrow funds or produce sufficient working capital to purchase additional nursing homes. Therefore, capital and income growth is limited to the existing facilities owned by the Partnership. A majority of these facilities are leased to third parties on long term leases. Valuation of these homes is determined by the value of the lease payments and the credit of the lessee. Material capital appreciation is limited by the leases.

                          ESTIMATE OF NET PROCEEDS OF LIQUIDATION

Exhibit "B" contains an estimated source of funds and use of proceeds resulting from the liquidation and LCCA Transaction which describes in detail the sources and uses of funds.

                              CERTAIN INCOME TAX CONSEQUENCES

General. The following discussion is a summary of the material federal income tax consequences to Limited Partners relevant to the Partnership's adoption and implementation of the Plan. The discussion does not deal with all of the tax consequences of the Plan that may be relevant to every Limited Partner. LIMITED PARTNERS SHOULD THEREFORE CONSULT THEIR
OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE
PLAN TO THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL
AND FOREIGN TAX LAWS. The discussion of tax consequences that follows is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service (the "IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively.

The Partnership does not intend to request a ruling from the Internal Revenue Service (the "IRS") with respect to any of the Federal income tax matters discussed herein. However, the General Partner has received an opinion from Roberts, Isaf & Summers, a Professional Corporation, Atlanta, Georgia, counsel to the General Partner ("Counsel") as to the federal income tax matters described herein. In the opinion of Counsel, the discussion which follows under the heading "Material Tax Consequences of Adopting the Plan" fairly reflects the current state of the law regarding the matters stated therein.

Material Federal Income Tax Consequences of the LCCA Transaction and
Approving the Plan. If the Plan is adopted, the Partnership intends to sell its assets. The initial sales of assets are expected to be pursuant to the LCCA Transaction, as a result of which the Partnership currently estimates it will recognize a gain of approximately $231 per Unit. The gain, if any, from the LCCA Transaction will be allocated to the Partners for the year in which the sale occurs. Likewise, other sales of assets of the Partnership will result in gain or loss which will be allocated to the Partners in the year of sale to the extent realized. To the extent that Partners have in prior years been allocated losses from the Partnership which may have been suspended under the passive loss rules of the Code, some or all of the gain from the sale of the Partnership's assets may be offset. Because the existence and use of suspended passive losses is a matter of each individual Partner's personal tax situation, Counsel is unable to opine as to the existence or use of suspended losses. As of the date of this Proxy Statement, it is impossible to accurately predict the amount of gain or loss which the Partnership will recognize upon the sale of its assets.

Under the Plan the Partnership expects to distribute only money (as opposed to other property) to the Partners. Because regulations under the Code provide that distributions in liquidation of a partner's interest include the termination of a partner's entire interest in a partnership by means of a distribution or series of distributions which may span more than one taxable year, in the opinion of Counsel, all distributions to the Partners in furtherance of the Plan which are intended to result in the eventual liquidation of the Units will be treated as liquidating distributions under the Code.

Although gain or loss will be allocated to the Partners as a result of the sale of Partnership assets, including the sales pursuant to the LCCA Transaction, in Counsel's opinion, no additional gain will be recognized by a Partner under the Code as a result of liquidating distributions, except to the extent that the cash which is distributed exceeds a Partner's basis in his Unit. Under the Code, liquidating distributions will first reduce a Partner's basis in his Unit and, after his basis has been fully recovered, a gain will be recognized. If the amount of cash which is distributed to a Partner pursuant to the Plan is less than the Partner's pre-distribution basis in his Unit, that Partner will recognize a loss when the liquidation is complete, and the Partner's entire interest in the Partnership is terminated.

As has been mentioned, the Partnership will itself recognize gain or loss on the sale of its assets. Furthermore, until final liquidation of the Partnership, the ownership and operations of the Partnership's remaining property, including its unsold nursing homes, will result in gains, or losses and items thereof for Federal income tax purposes. Therefore, even if the Plan is adopted and implemented, each Partner will continue to receive a Schedule
K-1 for each year until final liquidation and termination of the Partnership. Each Partner's Schedule K-1 will include his allocable share of all income, gains, losses and deductions realized by the Partnership for the year, including those gains and losses realized from the sale of the Properties.
As a result, a Partner's basis
in his Units will be increased by income and gain and decreased by losses or other deductions allocated and money distributed to the Partner as a result of the sale of Properties pursuant to the Plan and continuing operations pending sale. These allocations of income or loss will, therefore, impact the gain or loss which a Partner will ultimately recognize as a result of the liquidation of the Partnership.

Taxation of Non-United States Partners. Because the liquidating distributions pursuant to the Plan will be treated as paid in exchange for a Limited Partner's Units, no withholding on Liquidating Distributions will generally be required under the Code because of the Foreign Investment in Real Property Tax Act, commonly known as "FIRPTA", unless a Limited Partner who is not a U.S. citizen or resident owns, or has owned within the prior five years, 5% or more of the Partnership's outstanding Units.

State and Local Income Tax. Partners may also be subject to state or local taxes with respect to distributions received by them pursuant to the Plan and should consult their tax advisors regarding such taxes. Nine of the Partnership's eleven nursing homes are located in California, including all of the LCCA Homes. Therefore, income from these homes is considered to be California source income. The state of California requires partnerships to withhold California state income taxes from taxable nonresident investors' California source income if the income amount projected for the year exceeds a certain minimum level. Based on projections, the Partnership has determined that withholding is required on distributions arising from the LCCA Transaction, and, potentially, the future sale of California assets. The withholding is based on 7% of the estimated California source income (not total income). The California nonresident withholding does not apply to IRAs, Keoghs, other exempt entities or to any partners deemed to be California residents. Please consult your tax advisor regarding the filing of nonresident tax returns in the state of California.

Backup Withholding. Liquidating Distributions will not be subject to back-up withholding.

Pending Legislation. Partners should be aware that a variety of tax-related legislation is currently pending in Congress, some of which could affect the tax treatment of transactions described in this Information Statement. For example, one bill calls for decreasing the tax rate on capital gains and extending favorable capital gains treatment to corporations. Another bill would impose a withholding tax on all distributions to non-U.S. shareholders. Neither the Partnership nor its counsel can predict whether any of these proposals will ultimately be enacted or whether any enactments would have an adverse effect on the Partnership or any Limited Partner. Limited Partners are urged to contact their own tax advisors regarding the effect any proposed changes may have on their own individual situations.


                     CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT

General

The following discussion of sections of the Partnership Agreement as qualified in its entirety by reference to the text of such sections which are set forth in Exhibit "E" to this Information Statement. All references to sections in the following discussion are to sections of the Partnership Agreement.

Definitions

"Adjusted Capital Contribution" means an amount equal to $1,000 per Unit, reduced, but not below zero, by the sum of all distributions of Cash From Sales or Refinancings in respect of such Unit and amounts returned to Limited Partners.

"Cash From Sales or Refinancings" means the net proceeds realized by the Partnership from the sale or refinancing of Partnership assets after (i) payment of all expenses incurred in connection with the sale or refinancing,
(ii) payment of any indebtedness secured by the asset which is to be repaid in connection with the sale on refinancing, (iii) amounts set aside for working capital, (iv) payment of other obligations of the Partnership to the extent determined to be paid by the General Partner and (v) the reinvestment of all or a portion of such proceeds in Partnership property.

"Cash From Operations" for a period means operating revenues of the Partnership received during such period without deduction for depreciation or amortization, excluding Cash From Sales or Refinancings, plus reserves set aside during prior periods which are no longer necessary as reserves, less the following: (i) all operating expenses paid during such period, (ii) all payments made during such period to discharge Partnership indebtedness, (iii) all amounts established as reserves during such period, and (iv) all amounts expended during such period for the replacement or preservation of Partnership assets to the extent not paid from reserves.

Distribution of Proceeds

Section 14.2 provides that, upon liquidation of the Partnership, the General Partner or other person responsible for the winding-up of the Partnership shall have the authority to execute and record all documents required to effect the dissolution and termination of the Partnership. Distributions to be made in connection with the termination of the Partnership will be made in accordance with Section 8.4 of the Partnership Agreement if such distributions represent Cash From Operations and Section 8.5 if such distributions represent Cash
From Sales or Refinancings. Distributions which represent distributions of Cash From Operations should be distributed 98% to the Limited Partners and 2% to the General Partner. Distributions which represent Cash From Sales will be distributed (i) first, to each Limited Partner in an amount equal to the amount of his Adjusted Capital Contribution plus an amount equal to a nine percent (9%) annual, noncompounded return, computed from the date upon which such Limited Partner was admitted to the Partnership, on the amount of his Adjusted Capital Contribution, less an amount equal to all prior distributions of Cash From Operations of such Limited Partner to the extent such prior distributions of Cash From Operations do not exceed an amount equal to nine percent (9%) of annual, noncompounded return on the amount of the Adjusted Capital Contribution; (ii) second, to RJHP an amount equal to three percent (3%) of the aggregate disposition price of all properties, other investments sold or otherwise disposed of or refinanced by the Partnership;
and (iii) third, the balance, if any, eighty five percent (85%) to Limited Partners and fifteen percent (15%) to the General Partner. All distributable proceeds from the sale of the LCCA Homes will be distributed to the Limited Partners pursuant to subsection (i) above. Furthermore, RJHP has waived any rights to receive any fee on the disposition of Partnership properties as described above.

Approval by Limited Partners

Section 16.5 of the Partnership Agreement provides that Limited Partners holding a majority of the outstanding Units may dissolve and terminate the Partnership. A consent for the Plan is a vote to dissolve and terminate the Partnership pursuant to the Plan. Pursuant to Section 16.5.4 of the Partnership Agreement, the approval of, and consent to, the Plan will permit the General Partner to sell substantially all of the assets of the Partnership without first obtaining the approval of the Limited Partners.

                         RECOMMENDATION TO VOTE FOR THE ADOPTION
                             OF THE PLAN AND LCCA TRANSACTION

In summary, the General Partner recommends that Limited Partners vote for the adoption of the Plan because (i) liquidation will permit Partners to receive the value of the Partnership's Properties, and (ii) liquidation will prevent further erosion of Partners' equity which could result from regulatory changes or the normal depreciation of the Partnership's nursing homes. The General Partner further recommends that Limited Partners vote for the approval of the LCCA Transaction as the first step in effectuating the Plan.

THE GENERAL PARTNER RECOMMENDS THAT YOU CONSENT
"FOR" ADOPTION OF THE PLAN OF DISSOLUTION AND
LIQUIDATION AND THE LCCA TRANSACTION.  PROPERLY
EXECUTED AND RETURNED CONSENTS SOLICITED IN
CONNECTION WITH THIS PROXY STATEMENT WILL BE COUNTED
AS MARKED.
                                     Index to Exhibits
                                       and Schedules


EXHIBIT A -  Plan of Liquidation and Dissolution

EXHIBIT B - Estimated Source of Funds and Use of Proceeds Resulting from the Liquidation and LCCA Transaction

EXHIBIT C - Purchase and Sale Agreement dated August 4, 1995 between Cumberland Healthcare, L.P I-A and Life Care Centers of America, Inc. and First Amendment to Purchase and Sale Agreement dated March 11, 1996

EXHIBIT D -  Fairness Opinion from McDonald & Company & Securities,
Inc.

EXHIBIT E -  Sections of the Partnership Agreement

SCHEDULE 1 -  Pro Forma Financial Information


                                     EXHIBIT "A"

                            PLAN OF LIQUIDATION AND DISSOLUTION

                                            OF

                              CUMBERLAND HEALTHCARE, L.P. I-A



1. Scope of Plan. This Plan of Liquidation and Dissolution ("Plan") provides for the complete liquidation and dissolution of Cumberland Healthcare, L.P. I-A, a Delaware limited partnership ("Partnership"), by providing for (a) the sale or other disposition of all of the assets of Partnership in an orderly liquidation and winding-up of the business of the Partnership, (b) the dissolution of the Partnership in accordance with Delaware Limited Partnership Law and (c) distribution to its partners of the net cash proceeds or other assets (after payment of liabilities and expenses) to be realized from the sales or other dispositions of its assets in complete cancellation of each partner's partnership interest. The liquidation, dissolution and distributions shall be accomplished in the manner stated in this Plan.

2. Adoption of Plan by Partners. The General Partner has determined that the Plan is advisable for the Partnership and has submitted it to the Limited Partners for their consent in accordance with Section 16.5 of the Limited Partnership Agreement of the Partnership (the "Limited Partnership
Agreement"). The Plan shall be adopted and shall become effective upon the receipt by the Partnership of the approval to, and consent of, Limited Partners who hold a majority of the Limited Partner's Units to dissolve, liquidate, and terminate the Partnership in accordance with the Plan and the Limited Partnership Agreement.

3. Sale of Assets. Following the approval of, and consent to, the Plan by the Limited Partners, the General Partner shall cause the Partnership to sell, convey, transfer and deliver or otherwise dispose of all of its assets, as follows:

(a) The General Partner shall negotiate the sale, conveyance, transfer and delivery or other disposition of each of the real properties of Partnership. The properties of Partnership may be sold or otherwise disposed of individually, together as a whole or in discrete groups to any one or more buyers, as the General Partner shall deem advisable, in exchange for cash, one or more promissory notes or shares of stock of the acquiring corporation or its affiliates, or any combination thereof.

(b) The General Partner shall negotiate the sale, conveyance, transfer and delivery or other disposition of all personal property and other assets of Partnership in exchange for cash, one or more promissory notes or shares of stock of the acquiring corporation or its affiliates, or any combination thereof, consistent with the orderly disposition of Partnership's real properties under this Plan.

4. Payment of and Reserve for Liabilities. After the closing of any sale or other disposition of any real property or other assets of Partnership, the General Partner shall pay, or shall make adequate provision for payment of, all known liabilities of Partnership (including expenses of the sale) which are attributable to such real property or other assets and which are not assumed by the buyer thereof. The General Partner shall set aside from the cash or other proceeds of any sale or other disposition of any real property or other assets such additional amount as it determines to be reasonably necessary for payment of other known liabilities or expenses and unknown, unascertained or contingent liabilities or expenses of Partnership.

5. Investment of Cash Proceeds. The cash proceeds of the sale or other disposition of the real properties and personal property assets of the Partnership, if any, shall, pending any liquidating distributions, be invested by the General Partner in such manner as the General Partner deems appropriate, in its sole discretion; provided, however, that any such proceeds will be invested by the General Partner in such manner that Partnership will not be deemed an investment company under, and for the purposes of, the Investment Company Act of 1940.

6. Subsequent Sale of Non-Cash Proceeds. If and when the real properties and personal property assets of the Partnership are disposed of under this Plan in exchange for one or more promissory notes or stock, the General Partner, in its sole discretion, may sell all or a portion of such non-cash proceeds in exchange for cash, on such terms and conditions as shall be negotiated by the General Partner. The General Partner shall not be required to cause the sale of such non-cash proceeds and may, in its sole discretion, direct the distribution in kind of all or a portion of such non-cash proceeds to the Partners of the Partnership, in accordance with Section 7 of this Plan.

7. Liquidation Distributions. The cash proceeds or other assets realized from the sale or other disposition of real properties and other assets of Partnership, and any interest or other return thereon, shall be distributed to the Partners of Partnership at such times and in such amounts as shall be determined by the General Partner, in its sole discretion, in accordance with the Limited Partnership Agreement. Any liquidating distributions shall be made through the agency of Gemysis, Partnership's transfer agent, or such other agent as may be selected by the General Partner ("Transfer Agent"). At such time as the General Partner determines that any liquidating distribution shall be made to the Partners, the General Partner shall cause the Partnership to deposit with the Transfer Agent the aggregate amount of funds or other assets to be distributed to Partners as a liquidating distribution. For the purpose of making any liquidating distribution to the Partners, the General Partner shall set a record date for determining the Partners entitled to receive such liquidating distribution (any such date to be a "Distribution Record Date"), and the Transfer Agent shall distribute all funds or other assets deposited with it for such purpose to the Partners of record on any such Distribution Record Date ("Eligible Partners").

The liquidating distributions shall be in complete liquidation of all of the outstanding partnership interests of Partnership. At such time as Partnership makes the Final Liquidating Distribution (as defined herein) to the Eligible Partners, all of the partnership interests shall be deemed cancelled.

8. Unlocated Eligible Partners. If any funds or other assets deposited with the Transfer Agent for distribution to Eligible Partners are not distributed because one or more Eligible Partners cannot be located, such undistributed funds or other assets shall be held by the Transfer Agent for a period not less than three(3) years from the date Partnership provides the notice to Partners in accordance with Paragraph 9(d). Such undistributed funds or other assets shall be held by the Transfer Agent solely for the benefit of, and ultimate distribution to, the Eligible Partners entitled to receive such funds or other assets, who shall constitute the sole equitable owners thereof. Upon expiration of this three (3) year term, if there are still funds or other assets held by the Transfer Agent because the Transfer Agent becomes unable to locate any other Eligible Partners, Partnership shall direct the Transfer Agent to transfer any such funds or other assets to the state official, trustee or other person authorized by law to receive distributions for the benefit of unlocated Eligible Partners.

9. Cancellation. At such time as the General Partner of the Partnership shall determine, in its sole discretion, the Partnership shall (a) provide notice of Cancellation to all its employees and its known creditors at their address shown on the records of the corporation not less than 30 days prior to the filing of the Certificate of Cancellation as required by the Delaware Limited Partnership Law, (b) cause Certificate of Cancellation to be prepared, executed and filed with the State of Delaware, (c) cause any documentation required by federal or state tax authorities to be obtained, prepared, executed and filed,
(d) after the filing of Certificate of Cancellation, provide notice of any liquidation distribution to Partners other than the Final Liquidating Distribution or if no such liquidation distributions are to occur, notice of the filing of Certificate of Cancellation, to each Partner of the Partnership by mail at his address as it appears on the records of the Partnership and (e) withdraw its ability to do business as a foreign limited partnership in any states in which it presently has such authority.

10. Power of General Partner. The General Partner shall have authority to do or authorize any and all acts as provided for in this Plan and any and all such further acts and things as it may consider desirable to carry out the purposes of this Plan, including the execution and filing of all such certificates, documents, tax returns and other documents which may be necessary or appropriate to implement the Plan. The General Partner may undertake any and all actions, including compromising claims and liabilities against or of the Partnership, as may be necessary or appropriate to effectuate the complete liquidation, cancellation and termination of existence of Partnership and the distribution of its assets to the Eligible Partners in accordance with the laws of the State of Delaware.

11. Amendments. The General Partner of Partnership may not modify or amend the Plan without further action by the Limited Partners. Prior to the filing of Certificates of Cancellation, the General Partner may abandon the Plan only with the further approval of the Limited Partners.

12. Indemnification/Insurance. The General Partner shall have the power and authority after the effective date of this Plan to purchase and/or continue and maintain insurance as it deems necessary to cover Partnership's indemnification obligations, including insurance which shall remain in effect subsequent to the Cancellation of Partnership in accordance with Paragraph 9. All indemnification agreements to which the Partnership is a party shall remain in full force and effect after the effective date of this Plan.

13. Costs. Without limiting the authority of the General Partner to authorize the payment of Partnership's expenses, the General Partner is authorized, empowered and directed to pay any and all fees and expenses incurred by Partnership in connection with the Plan and the sale of assets and liquidating distributions contemplated thereunder, including, but not limited to, all legal, accounting, printing, appraisal and other fees and expenses of persons rendering services to the Partnership.



                                        EXHIBIT "B"

                       ESTIMATED SOURCE OF FUNDS AND USE OF PROCEEDS
                          RESULTING FROM THE LIQUIDATION AND LCCA
                                        TRANSACTION

A.  PROCEEDS FROM LCCA TRANSACTION

Source of Funds

Cash Proceeds                                    $15,631,098
Assumption of Mortgage (Balance as of 12/31/95)    1,268,902
LCCA Note                                          1,000,000
Total Sources                                    $17,900,000


Uses of Funds

Distribution to Partners (Approximately $440 per Unit)  $13,200,000
Repayment of Sun City Mortgage (as of 12/31/95)           1,824,971
Assumption of Mortgage                                    1,268,902
LCCA Note                                                 1,000,000
Payment of Accounts Payable                                 157,786
Closing Costs                                               400,000
Increase in Working Capital Reserve                          48,341
Total Uses                                              $17,900,000

B.  ADDITIONAL LIQUIDATION DISTRIBUTIONS IF THE LCCA
TRANSACTION CLOSES

After distributions from the LCCA Transaction, if it closes, the Partnership will still own the Hillcrest, Paramount, Olympic and Rancho Facilities and will have working capital, the LCCA Note and certain other personal property.
The Partnership does not have any recent appraisals of value of the remaining facilities. The Partnership's current depreciated basis for or in the facilities is $6,626,170 as of December 31, 1995. The General Partner cannot estimate at this time when or for what price the facilities or remaining assets can be sold. However, the General Partner may be paid any accrued fees due it from the Partnership prior to any liquidating distributions ($337,530 as of December 31, 1995). See "RISK FACTORS - Uncertainty of Amount and Timing of Liquidation Distributions."

C.  LIQUIDATION DISTRIBUTIONS IF THE LCCA TRANSACTION
DOES NOT CLOSE

The General Partner cannot estimate at his time when or for what price the Partnership assets, including the LCCA Homes, can be sold. However, the General Partner may be paid any accrued fees due it from the Partnership prior to any further liquidating distributions ($337,530 as of December 31, 1995). See "RISK FACTORS - Uncertainty of Amount and Timing of Liquidation Distributions."



*                               EXHIBIT "C"

Purchase and Sale Agreement dated August 4, 1995 between Cumberland Healthcare, L.P. I-A and Life Care Centers of America, Inc. and the First Amendment to Purchase and Sale Agreement dated March 11, 1996.



                                 EXHIBIT "D"

                            Fairness Opinion of
                    McDonald & Company Securities, Inc.




McDonald & Company
Securities , Inc.

Member New York Stock Exchange
Mc Donald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2603
216-443-2300

November 30, 1995

Cumberland Healthcare L.P. I-A
Medical Investment Partners
880 Carillon Parkway
St. Petersburg, FL  33716

Ladies and Gentleman:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration of $17,900,000 to be received by Cumberland Healthcare, L.P. I-A (the "Company") from the sale of the six Nursing Home Facilities and the assignment of the lease of one additional Nursing Home Facility, all of which are located in Southern California (collectively, the "Purchased Facilities")by the Company under the terms of a Purchase and Sale agreement dated as of August 4, 1995 (the "Agreement") between Life Care Centers of America, Inc. ("LCCA") and the Company.

McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, tender offers, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i)and executed copy of the Agreement, with exhibits;(ii)unaudited income statements of the Purchased Facilities for each of the four fiscal years ended December 31, 1994, and preliminary unaudited financial statements for the nine months ended September 1995;(iii)certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Purchased Facilities furnished to us by the Purchased Facilities for purposes of our analysis; and (iv)certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities. We have also visited each of the Purchased Facilities and met with various personnel at the facilities in connection with rendering this opinion, including certain officers and employees of the Company, to discus the past and current business operations financial condition and future prospects of the Purchased Facilities, as well as other matters we believe relevant to our inquiry. We were no requested to solicit and did not solicit interest from other parties in a potential acquisition of the Purchased Facilities.

Our opinion does not address, and we express no opinion with respect to, any consideration or other value that may be exchanged, paid or transferred to the Company or certain of its stockholders by LCCA in connection with the Agreement other than the consideration specified in the Agreement, nor does it address the Company's underlying business decision to enter into the Agreement as compared to any other alternative business transaction that might become available to the Company and does not constitute a recommendation of the transaction contemplated by the Agreement.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by the Company or publicly available, and have assumed and relied upon the accuracy of the representation and warranties of the parties to the Agreement. we were not engaged, nor have we independently attempted, to verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefore)provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such management of the company. We express no view as to projections or the assumptions on which they are based. In addition, we wee not engaged to perform, no have we conducted, a physical inspection or appraisal of any of the assets, properties or facilities of the Company (including the Purchased Facilities) nor have we been furnished with any such evaluation or appraisal. It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information available as of, the date hereof and does not address any matters subsequent to such date.

This opinion has been prepared solely for the use of the General Partner and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of McDonald & Company Securities, Inc.

We have been engaged to provide a fairness opinion, from a financial point of view, with respect to this transaction and will receive a fee for our services, which is due upon delivery of this opinion.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the consideration to be paid to the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/McDonald & Company Securities, Inc.




                                        EXHIBIT "E"

                           Sections of the Partnership Agreement

8.4 Distributions of Cash From Operations. Distributions of Cash From Operations for any calendar year shall be distributed 98% to the Limited Partners and 2% to the General Partner until Limited Partners have received distributions of Cash From Operations for such year in an amount equal to 9% of their respective Adjusted Capital Contributions; thereafter, any remaining Cash From Operations for such calendar year shall be distributed 85% to the Limited Partners and 15% to the General Partner. The foregoing 9% preference to the Limited Partners shall be prorated for any fiscal year of the Partnership which is less than 365 days of multiplying 9% by a fraction, the numerator of which is the number of days in such fiscal year of the Partnership and the denominator of which is 365 days. Any other provision of this Section 8.4 notwithstanding, in no event shall Cash From Operations distributed to the General Partner for any calendar year exceed 10% of the total distributions of Cash From Operations made for such calendar year.

8.5  Distributions of Cash From Sales or Refinancings.   Cash From Sale or
Refinancing shall be distributed to the Partners as follows:

(i) first, to each Limited Partner an amount equal to the amount of his Adjusted Capital Contributions, plus an amount equal to a 9% annual, noncompounded return, computed from the date upon which such Limited
Partner was admitted to the Partnership, on the amount of his Adjusted Capital Contribution, less an amount equal to all prior Distributions of Cash From Operations to such Limited Partner to the extent such prior Distributions of Cash From Operations do not exceed an amount equal to a 9% annual, noncompounded return on the amount of his Adjusted Capital Contribution;

(ii) second, subject to the provisions of Section 8.5.1(iv) to RJ Health Properties, Inc. until it has received cumulative distributions pursuant to this Section 8.5.1(ii) in an amount equal to 3% of the aggregate Disposition Price of all properties or other investments sold or otherwise disposed of or refinanced by the Partnership, provided, that no such distribution shall be made to RJ (i) to the extent prohibited by Section 9.7 and (ii) unless the General Partner renders services to the Partnership in connection with such sales, dispositions or refinancings;

(iii) third, the balance, if any, 85% to the Limited Partners and 15% to the General Partner.

(iv) in the event of a sale of properties or other investments to Columbia Health Investments, Inc. or an Affiliate of Columbia Health Investments, Inc., RJ Health Properties, Inc. will represent the interests of the Partnership in connection with such sale.


                                        ARTICLE XIV
                                Dissolution And Termination

14.1 Events Causing Dissolution. The Partnership shall be dissolved and its business wound up upon the earliest to occur of:

14.1.1 The removal, adjudication of bankruptcy, insolvency or dissolution of the General Partner, unless the business of the Partnership is continued in accordance with Section 11.4;

14.1.2 The determination by Limited Partners owning a majority of the outstanding Units to dissolve the Partnership;

14.1.3 Except as otherwise provided herein, the occurrence of any other event which, as a matter of law, requires the termination of the Partnership; or

14.1.4  December 31, 2020.

14.2 Winding Up. Upon completion of the liquidation of the Partnership, the Partnership shall terminate and the General Partner or the other Person responsible for the winding up of the Partnership shall have the authority to execute and record all documents required to effect the dissolution and termination of the Partnership. Distributions made in connection with a termination of the Partnership will be made in accordance with Section 8.4 if such distributions represent Cash From Operations and Section 8.5 if such distributions represent Cash From Sales or Refinancings.


16.4 Voting Power. Whenever the Limited Partners are entitled by this Agreement to vote on any particular matter, each Limited Partner shall be entitled to cast one vote for each Unit he holds. For purposes of determining the number of votes which he is entitled to cast, a Limited Partner shall be deemed to be the holder of only those Units shown on Schedule A, as amended by the last filed Amendment to this Agreement.

16.5 Voting Rights. Limited Partners shall have the right to vote only upon the following matters and, subject to the provisions of Section 6.5.7, Limited Partners holding a majority of the outstanding Units may:

16.5.1 Remove the General Partner and elect a successor general partner therefor;

16.5.2  Dissolve and terminate the Partnership; or

16.5.3  Amend this Agreement, except that any amendment for the purpose of
(i) changing the Partnership to a general partnership; (ii) increasing the commitments of the Limited Partners; (iii) affecting any Partner's required Capital Contributions, capital account, percentage interest herein or Distributions; (iv) adversely affecting the federal income tax classification of the Partnership; (v) changing the Partners' rights upon liquidation of the Partnership or (vi) adversely affecting the limited liability of the Limited Partners hereunder shall require the unanimous consent of all partners.

16.5.4 Except with respect to sales made pursuant to an option or options to purchase granted to one or more lessees on the terms summarized in the Prospectus, approve or disapprove of the sale of all or substantially all of the Partnership's assets in a single sale, or in multiple sales in the same 12-month period, except in the orderly liquidation and winding-up of the business of the Partnership upon its termination and dissolution.

Notwithstanding the preceding Subparagraphs 16.5.1 through 16.5.4 above, the General Partner may, without prior notice to, vote by, or consent from any Limited Partner, amend any provision of this Agreement (except for any amendment for the purpose of effecting the matters excepted in 16.5.3 above, which shall require the approval of all Partners) from time to time in order to satisfy in any way it deems necessary or appropriate the requirements of the Code with respect to partnerships, carry on or maintain the Partnership purposes or its business, satisfy requirements contained in any opinion, directive, order, ruling or regulations of any federal or state agency or in any federal or state statute, compliance with which, upon the advice of counsel, is deemed to be in the best interests of the Partnership, or make any other changes in the provisions hereof that, in the General Partner's sole opinion and discretion, (i) do not have a material adverse effect upon the Limited Partners or the Partnership, (ii) reflect the admission of a Substitute Limited Partner or (iii) cure any ambiguity, to correct or supplement any provision herein that may be inconsistent with any other provisions with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement. Following any such amendment, the Limited Partners will be notified thereof. The General Partner shall be authorized to amend the Partnership's Certificate of Limited Partnership to reflect, where necessary, authorized amendments to this Agreement.

16.6 Units Owned by General Partner. The General Partner shall be treated as a Limited Partner with respect to any Units owned by it.



*                                EXHIBIT "C"

                FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (the "First
Amendment") is made and entered into as of 11th day of March, 1996, by and between Cumberland Healthcare, L.P. I-A, a Delaware Limited Partnership, and Life Care Centers of America, Inc.

                                         RECITALS

WHEREAS, the parties entered into that certain Purchase and Sale Agreement dated August 4, 1995 (the "Contract");and

WHEREAS,Section 7.1.2 of the Contract specified that under certain conditions the Closing Date (as defined in the Contract) is extended until March 31, 1996;and

WHEREAS, the parties now desire to amend the contract to change the aforementioned date until June 30, 1996 (all capitalized terms not otherwise defined herein, and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Contract. The first (1st) sentence of Section 7.1.2 of the Contract is amended by deleting the language :for up to an additional four (4) months, until March 31, 1996 and substituting in its place the language "June 30, 1996" in lieu thereof.

2. Full Force and Effect. Except as amended hereby, the Contract is to continue in full force and effect. In the event of a conflict or inconsistency between the terms of this First Amendment and the terms of the Contract, the terms of this First Amendment shall prevail.

3. Counterparts. This First Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This First Amendment may be executed by facsimile with original signatures following by mail.


IN WITNESS WHEREOF, this First Amendment to Purchase and Sale
Agreement has been made and executed as of the date first written above.


CUMBERLAND HEALTHCARE, L.P. I-A

By:  Medical Investments Partners, a
     Florida General Partnership, its
     General Partner

By:  RJ Health Properties, Inc.,
     Managing General Partner of
     Medical Investments Partners

By: /s/Fred E. Whaley, President


LIFE CARE CENTERS OF AMERICA, INC.

By: /s/John P. O'Brien, President



                           PURCHASE AND SALE AGREEMENT


THIS PURCHASE AND SALE AGREEMENT is made and entered into this 4th day of August, 1995, by and between Cumberland Healthcare, L.P. I-A, a Delaware limited partnership (the "Seller") and Life Care Centers of America, Inc. and permitted assigns (the "Purchaser").

                                W I T N E S S E T H, That:

WHEREAS, Purchaser leases certain nursing home facilities from Seller pursuant to Leases (hereafter defined) which contain options to purchase the leased property; and

WHEREAS, the Purchaser desires to purchase the Nursing Homes (hereafter defined) earlier than it would otherwise have a right to do so under the Leases and Seller desires to sell the leased nursing homes to the Purchaser; and

WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

1. DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Section:

"Agreement" means this Purchase and Sale Agreement, together with all exhibits attached hereto.

"Closing" means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 7 hereof.

"Closing Date" means the time and date, established under Subsection 7.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

"Earnest Money" means the amount deposited by the Purchaser as provided in Section 4 hereof and earnings thereon.

"Escrow Agent" means Lawyer's Title Insurance Company.

"Execution Date" means the date on which this Agreement is duly executed by the Purchaser and first delivered to and received by the Seller; and such date shall be inserted in the preamble on the first page of this Agreement.

"Financing Approval Date" means that date which is forty five (45) days from and after the Execution Date or any earlier date established by the Purchaser upon seven (7) days notice to the Seller.

"Leases" means any one or all of the following agreements between Purchaser and Seller as the context indicates: (i) Second Amended and Restated Master Lease dated as of March 1, 1989 (as amended by a First Amendment dated September 19, 1990, a Partial Termination Agreement dated September 19,
1990, a Second Amendment dated as of June 1, 1991, a Third Amendment dated October 1, 1991 and a Fourth Amendment dated July 9, 1993) (the
"Master Lease"); (ii) the Amended and Restated Facility Lease (Rimrock) dated as of March 1, 1991 (as amended by a First Amendment dated June 1, 1991, a Second Amendment dated October 1, 1991) (the "Rimrock Lease");
(iii) the Amended and Restated Facility Lease (Sun City) dated as of March 1, 1989 (as amended by a First Amendment dated as of June 1, 1991 and a Second Amendment dated October 1, 1991) (the "Sun City Lease"); (iv)
Facility Sublease (Imperial Convalescent Center) dated June 14, 1993 (the "Imperial Sublease"). The payment and performance of the obligations of the Seller under the Leases has been unconditionally guaranteed by Forrest H. Preston.

"Nursing Homes" means those nursing home facilities and the land upon which the facilities are located described on Exhibit "A" attached hereto and incorporated herein by reference.

"Permitted Exceptions" means (i) those encumbrances which Purchaser, as lessee of the Nursing Homes has created or agreed pursuant to the terms of the Leases to pay or discharge, (ii) any other encumbrances permitted to be imposed on the Nursing Homes under the provisions of Section 36.1 of the Leases which are assumable at no cost to the Purchaser or to which the Purchaser may take subject without cost to the Purchaser, (iii) taxes for any year subsequent to 1988, and (iv) any Title Objections to which the Purchaser fails to object prior to the thirty (30) day review period provided in Subsection 5.1 hereof or which the Purchaser waives pursuant to Section 5 hereof.
Notwithstanding the foregoing, Permitted Exceptions shall not include any debt secured by a deed of trust granted by Seller for borrowed money other than the Deed of Trust encumbering the Rimrock Facility. The Deed of Trust encumbering the Rimrock Facility and the lease of the Imperial Facility will be Permitted Encumbrances.

"Purchase Money Instruments" means the promissory note and guaranty described in Section 3.2 hereof, the form and substance of which are attached hereto as Exhibits "C" and "D" and by this reference made a part hereof.

"Purchase Price" means the amount which the Purchaser shall pay to consummate the purchase and sale of the Nursing Homes set forth in Section
3.1 hereof.

"Title Objection" and "Title Objections" mean any deeds to secure debt, mortgages, liens, financing statements, security interests, easements, leases, restrictive covenants, agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics' or materialmen's liens (inchoate or perfected), liens for federal or state income, estate or inheritance taxes, and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting the Seller and which affects title to the Nursing Homes, or the right, power, and authority of the Seller to convey to the Purchaser fee simple, good and marketable and insurable title to the Nursing Homes, in accordance with the terms of this Agreement.

2. SALE AND PURCHASE. The Seller agrees to sell the Nursing Homes to the Purchaser on the terms and conditions contained in this Agreement, and the Purchaser agrees to purchase the Nursing Homes from the Seller on the terms and conditions contained in this Agreement.

3.  PURCHASE PRICE.

3.1 Amount of Purchase Price. The Purchase Price for the Nursing Homes shall be Seventeen Million Nine Hundred Thousand Dollars ($17,900,000), subject to any adjustments provided for herein.

3.2 Payment of Purchase Price. The Purchaser shall pay the Purchase Price to Seller as follows:

(a) Purchaser shall assume or pay the indebtedness secured by a mortgage on the Rimrock Facility. The credit to the purchase price will be the outstanding principal balance of the indebtedness secured by assumed mortgage (without regard to any discount or reduction which may be negotiated by Purchaser and the holder of such indebtedness) plus accrued interest thereon through the Closing Date.

(b) Purchaser shall pay One Million Dollars ($1,000,000) pursuant to the terms of the Purchase Money Instruments. The Purchase Money Note shall be unconditionally personally guaranteed by Mr. Forrest L. Preston.

(c) The entire balance of the Purchase Price shall be paid by Purchaser in cash at Closing, by federal funds wire transfer to Seller's bank in accordance with instructions given by Seller.

3.3  Assumption of Liabilities.

3.3.1 Purchaser shall assume all liabilities of the Seller, for the mortgage indebtedness on the Rimrock Facility and all liabilities and obligations of the Seller under the Imperial Lease.

3.3.2 Purchaser and Seller shall use their best efforts to obtain the full and unconditional release of Seller from all liability of Seller on and with respect to (i) the mortgage secured by the Rimrock Facility and (ii) Seller's lease of the Imperial Facility both of which are being assigned and assumed pursuant hereto.

3.3.3 Notwithstanding the foregoing, Purchaser will not assume (i) any liability of the Seller for income taxes as a result of the consummation of the sale or any other taxes other than transfer and sales taxes imposed on the conveyances contemplated hereby which were not the obligation of the Purchaser as lessee under the Lease; (ii) any liability of the Seller for its own legal and accounting cost incurred in connection with the Purchase Agreement and the transactions contemplated thereby; (iii) any liability or obligation of the Seller to the Purchaser under the Purchase Agreement; (iv) any liability arising from violation of securities laws by the Seller; or (v) any other liability not expressly assumed pursuant to Section 3.3.1 hereof.

4.  EARNEST MONEY.

4.1 Amount of Earnest Money. The Purchaser will deposit the sum of One Hundred Thousand Dollars ($100,000) with the Escrow Agent as Earnest
Money pursuant to an Escrow Agreement in the form attached hereto as Exhibit "F", or such other form as is reasonably acceptable to Purchaser, Seller and Escrow Agent. In the event that the Purchaser does not elect to rescind this Agreement as a result of the failure of the condition precedent in paragraph 12.1.1 hereof, then the Escrow Agent shall tender the Earnest
Money to the Seller on the Closing Date and the Earnest Money shall be applied and credited as part payment of the Purchase Price, as provided in Subsection 3.2 hereof. If the Purchaser validly exercises any right or option under this Agreement to rescind, cancel or terminate this Agreement or the Seller terminates this Agreement pursuant to paragraph 12.2.1, the Earnest Money shall be immediately paid over and refunded to the Purchaser, whereupon this Agreement shall be of no further force or effect, and the parties hereto shall have no further rights, duties or obligations hereunder, except as otherwise expressly provided herein. The Escrow Agent shall invest the Earnest Money and disburse the same in accordance with the terms, conditions and provisions of that certain Escrow Agreement of even date herewith by and between the Seller, the Purchaser and the Escrow Agent.

5.TITLE EXAMINATION AND OBJECTIONS.

5.1 Title Examination. Within thirty (30) days of the Execution Date the Purchaser shall have the Seller's title to the Nursing Homes examined and a commitment to insure the Purchaser's title thereto with extended coverage (the "Title Commitment") and, if desired, accurately surveyed and inspected and give written notice to the Seller of any Title Objections which are unacceptable to the Purchaser. If prior to the thirtieth (30th) day after the Execution Date, the Purchaser fails to give any such notice with respect to any Title Objections, then the Purchaser shall be deemed to have waived such Title Objections and shall take title subject to all matters of record as of the thirtieth (30th) day after the Execution Date. If the Purchaser notifies Seller of Title Objections under this Section, Seller may, within five (5) business days of such notice, notify Purchaser that it will terminate this Agreement, whereupon the Earnest Money shall be immediately paid over and refunded to the Purchaser and this Agreement shall be of no further force or effect, and the parties hereto shall have no further rights, duties or obligations hereunder, except as otherwise expressly provided herein.

5.2 Failure to Correct Title Objections. In the event the Seller has not terminated this Agreement pursuant to Section 5.1, and fails to satisfy or correct any Title Objection of which it was notified pursuant to Section 5.1, on or before the Closing Date, then the Closing Date shall be extended for a period not to exceed forty five (45) days to allow Seller to cure such Title Objection; provided, however, that in no event shall Seller be required to expend more than Ten Thousand Dollars ($10,000) for each Nursing Home to satisfy or correct Title Objections. In the event the cost to satisfy or correct Title Objections for any Nursing Home is expected to exceed Ten Thousand Dollars ($10,000) for any one Nursing Home, Seller shall, on or before the Closing Date, have the right to terminate this Agreement, whereupon the Earnest Money, to the extent paid, shall be immediately paid over and refunded to the Purchaser and this Agreement shall be of no further force and effect, and the parties hereto shall have no further rights, duties or obligations hereunder.

6.  COVENANTS, REPRESENTATIONS AND WARRANTIES.

6.1 As an inducement to the Purchaser to enter into this Agreement and to purchase the Nursing Homes, the Seller covenants, represents and warrants to the Purchaser, as follows:
6.1.1  Title and Authority.

(a) The Seller has fee simple title to the Nursing Homes other than the Imperial Facility and has the right, power and authority to enter into this Agreement and subject only to receipt of the approving vote of holders of a majority of the limited partnership interests of the Seller on or before the Closing Date, the right, power and authority to convey the Nursing Homes other than the Imperial Facility in accordance with the terms and conditions of this Agreement and state law governing change of control of nursing homes, including licensure, certificate of need and other laws governing ownership and transfer of healthcare facilities.

(b) The Seller has a valid leasehold interest in the Imperial Facility and has the right, power and authority to assign its leasehold interest in the Imperial Facility, subject to the consent of the lessor, of the Imperial Facility and state law governing change of control of nursing homes, including licensure, certificate of need and other laws governing ownership and transfer of healthcare facilities.

6.1.2 Rimrock Facility Debt. A true, correct and complete copy of the note and deed of trust pertaining thereto which is to be assumed or paid by Purchaser pursuant to paragraph 3.2(a) hereof, is attached hereto as Exhibit "C". As of the Closing Date the outstanding indebtedness shall be not less than One Million Two Hundred Fifty Four Thousand Dollars ($1,254,000).

6.1.3 Litigation. To the best of the knowledge of the officers of RJ Health Properties, Inc. (the Managing General Partner of the General Partner of Seller), the Seller has received no notice of, and there is not, any action, suit, or proceeding pending or threatened in writing against, by or affecting the Seller's right to transfer the Nursing Homes or the title of the Nursing Homes.

6.1.4  Nursing Homes Conveyed "As Is".  The Purchaser has operated the
Nursing Homes as Manager and Lessee for a number of years and is more familiar with the physical condition of the Nursing Homes and their operations than is Seller. Furthermore, under the terms of the Leases, Purchaser is responsible for maintenance of the Nursing Homes and licensure compliance.
Therefore:

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES
CONTAINED IN THIS SECTION 6.1, IT IS UNDERSTOOD AND
AGREED THAT SELLER DISCLAIMS ALL WARRANTIES OR
REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR
IMPLIED, WITH RESPECT TO THE NURSING HOMES, INCLUDING,
BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO
MATTERS OF TITLE (OTHER THAN SELLER'S WARRANTY OF TITLE
SET FORTH IN THE LIMITED WARRANTY DEED TO BE DELIVERED
AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR
ENVIRONMENTAL CONDITIONS, AVAILABILITY OR ACCESS,
INGRESS OR EGRESS, PROPERTY VALUE, OPERATING HISTORY,
GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR
ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE
NURSING HOMES.  EXCEPT FOR THE REPRESENTATIONS AND
WARRANTIES CONTAINED IN THIS SECTION 6.1, PURCHASER
AGREES THAT WITH RESPECT TO THE NURSING HOMES,
PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON,
EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR
WARRANTY OF SELLER OR SELLER'S AGENTS OR EMPLOYEES.
PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE BUYER
OF NURSING HOMES AND THAT IT IS RELYING SOLELY ON ITS
OWN EXPERTISE AND EXPERIENCE WITH THE NURSING HOMES
AND THAT OF PURCHASER'S CONSULTANTS, AND ITS OWN
KNOWLEDGE, INSPECTIONS AND INVESTIGATIONS OF THE
NURSING HOMES, INCLUDING, BUT NOT LIMITED TO, THE
OPERATING, PHYSICAL AND ENVIRONMENTAL CONDITIONS
THEREOF, AND SHALL RELY UPON SAME, AND, UPON CLOSING,
ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT
NOT LIMITED TO, ADVERSE OPERATING, PHYSICAL, LICENSURE
AND ENVIRONMENTAL CONDITIONS.  PURCHASER SHALL HAVE
THE RESPONSIBILITY AND RISK OF OBTAINING LICENSES,
PERMITS, CONSENTS AND APPROVALS OF ALL QUASI
GOVERNMENTAL AND GOVERNMENTAL ENTITIES (OTHER THAN
SELLER'S APPROVAL OF ITS SOLICITATION OF ITS LIMITED
PARTNERS), WHICH ARE NECESSARY OR DESIRABLE TO
CONSUMMATE THE SALE AND TRANSFERS CONTEMPLATED BY
THIS AGREEMENT AND THE PURCHASER'S INTENDED OPERATIONS
AFTER CLOSING.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES
CONTAINED IN THIS SECTION 6.1, PURCHASER ACKNOWLEDGES
AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND
CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE
NURSING HOMES "AS IS, WHERE IS," WITH ALL FAULTS, AND
THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR
REPRESENTATIONS COLLATERAL TO OR AFFECTING THE NURSING
HOMES BY SELLER OR ANY THIRD PARTY.  THE TERMS AND
CONDITIONS OF THIS SECTION 6.1 SHALL EXPRESSLY SURVIVE
THE CLOSING AND NOT MERGE THEREIN.

6.2 As an inducement to Seller to enter into this Agreement and to sell the Nursing Homes, Purchaser covenants, represents, and warrants to Seller as follows:

6.2.1That Purchaser, as Lessee under the Leases, has properly computed and reported to Seller all amounts due to Seller under the Leases and has fully paidto Seller all Rent, including all Percentage Rent, due under the Leases for all fiscal years of the Lease which ended prior to the date hereof.

6.2.2 Within forty five (45) days of the date hereof Purchaser shall deliver an Officer's Certificate as required by Section 3.2 of the Leases setting forth Pre-Tax Income and the Calculation of Percentage Rent for each fiscal year ended prior to the date hereof which certificate must confirm the representation and warranty in paragraph 6.2.1 hereof or be accompanied by a payment of any Percentage Rent disclosed as due by the Officer's Certificate.

6.3 Seller and Purchaser covenant as to the Imperial Lease as follows: In the event that prior to the Closing Date Purchaser is unable to obtain any approval of Powers Properties, as lessor, which is necessary for the Purchaser to assume the Seller's lease obligations, the existing sublease between Seller and Purchaser shall be amended to contain the same terms and conditions as the Prime Lease (as defined in the Imperial Sublease) such that the Purchaser's obligations as sublessee shall be the same as Seller's obligations to Powers Properties under the Prime Lease, and Purchaser shall indemnify Seller from and with respect to all liabilities and obligations with respect thereto (the amended sublease will continue to be guaranteed by Forrest L. Preston).

7.THE CLOSING.

7.1  Closing Date.

7.1.1 The Closing shall be held on or before November 30, 1995 (subject to being extended as provided in Subsection 5.2 hereof), at the offices of Roberts, Isaf & Summers, Suite 1100, 500 Northpark Town Center, 1100
Abernathy Road, N.E., Atlanta, Georgia 30328 (or such earlier date and time designated by the Purchaser by written notice delivered to the Seller not less than five (5) business days prior to the Closing Date). In the event that the Purchaser fails to so designate an earlier time and date for the Closing, the Closing shall be held at 9:00 a.m. on November 30, 1995 (subject to being extended as provided in Section 5.2 hereof).

7.1.2 Notwithstanding paragraph 7.1.1, the Closing Date, shall be extended for up to an additional four (4) months, until March 31, 1996, to enable Seller to obtain Securities Exchange Commission approval for Seller's limited partner solicitation described in Section 12.2.1 hereof, the exact date of Closing to be set by Seller upon twenty (20) days notice to Purchaser.

7.2 Deliveries At Closing. On the Closing Date, the Closing shall occur as follows, subject to satisfaction of all of the terms and conditions of this
Agreement:

(a) The Seller shall convey the Nursing Homes to the Purchaser free and clear of liens, claims and encumbrances other than the Permitted Exceptions, by limited warranty deeds (and with respect to the Imperial Lease a limited warranty assignment of the Seller's leasehold interest) duly executed, witnessed and notarized and in recordable form.

(b) The Seller shall deliver to the Purchaser a limited warranty of title bill of sale conveying to the Purchaser all appliances, furnishings, equipment, and other personal property owned by the Seller and located at the Nursing Homes.

(c) Concurrently with the Seller's deliveries at the Closing, the Purchaser shall pay to the Seller the Purchase Price as provided in Subsection 3.2 hereof and deliver to Seller the Purchase Money Instruments duly executed and witnessed.

(d) Purchaser shall deliver to Seller an opinion of Purchaser's counsel, in form and substance acceptable to Seller as to the due execution, binding effect and enforceability of the Purchase Money Instruments, the Assumption
Agreement, the amended Imperial Sublease, if applicable, and this Agreement.

(e) Seller shall deliver to Purchaser an opinion of Seller's counsel in form and substance acceptable to Purchaser as to the due authorization, execution, binding effect and enforceability of this Agreement. Counsel's opinion as to authorization shall not have as an exception securities laws applicable to the vote of Seller's limited partners.

(f) Concurrently with Seller's deliveries at Closing, Purchaser and Seller shall execute and deliver the Assumption Agreement in the form attached hereto as Exhibit "E" pursuant to which Purchaser will assume the Assumed Liabilities.

(g) Concurrently with Closing, Purchaser and Seller shall execute and deliver the Mutual Release in the form attached hereto as Exhibit "G".

(h)  Purchaser shall deliver to Seller the Officer's Certificates, required by
Section 3.2 of the Leases, for the Ending Pro Rated Period, as defined by the Leases and pay all Percentage Rent due under the Leases.

(i) In addition to all documents, instruments and Agreements expressly provided for herein, the Purchaser and the Seller shall execute and/or provide such other documents as may be reasonably required by counsel for either party to effectuate the purposes of this Agreement.

7.3 Closing Costs. At the Closing, the Seller and the Purchaser shall respectively pay the following costs and expenses:

7.3.1  The Seller shall pay (i) the fees and expenses of the Seller's attorneys,
(ii) the costs for recording cancellations of the Mortgages which are not to be assumed by Seller hereunder, and (iii) cost of obtaining a vote of Limited Partners necessary as contemplated by Subsection 12.2 hereof.

7.3.2 The Purchaser shall pay (i) all recording and filing fees for all recordable instruments executed and delivered by the Seller at the Closing pursuant to the terms hereof and the transfer tax due with respect to the limited warranty deeds by which the Nursing Homes are conveyed to the Purchaser,
(ii) any title examination fees or charges incurred by the Purchaser, (iii) all premiums for any owner's or lender's title insurance policy or policies obtained by the Purchaser, (iv) the cost of any survey obtained by Purchaser and fees and expenses of any surveyor which the Purchaser retains, (v) the cost of any environmental assessments obtained by Purchaser, (vi) the fees and expenses of the Purchaser's attorneys, and (vii) any other costs and expenses incurred by Purchaser in connection with the Closing.

7.4  Prorations.

7.4.1 Because the Purchaser, as Lessee has the obligation under the Leases to pay all operating expenses and taxes on and with respect to the Nursing Homes, there will be no proration, of and Purchaser shall assume and pay all
(i) state, city and/or county ad valorem taxes due with respect to the Nursing Homes for the calendar year of the Closing all of which shall be paid through Closing; (ii) operating expenses, rent and other charges due under the Imperial Lease to Seller's lessor, and all other expenses and utility charges in respect of the Nursing Homes for all time periods through the day prior to Closing;
(iii) salaries, taxes, fringe benefits and accrued vacation and sick leave and similar items accrued with respect to employees of the Nursing Homes through the day prior to Closing.

7.4.2 Seller is entitled to receive and retain all rent due under the Leases. Therefore, rent under the Leases will be prorated through the day of Closing based on Pre-Tax Income as of the day of Closing. Prorations will reflect actual paid rents and a pro rata portion of any accrued but unpaid Minimum Rent, Percentage Rent and additional charges through the Closing Date. Seller and Purchaser agree to adjust the proration required by this paragraph based on actual operations of the Nursing Homes.

7.4.3 If any mistakes in any adjustments or prorations or if any omissions in respect thereto are discovered by either Purchaser or Seller subsequent to the date of Closing, Purchaser and Seller agree to adjust such items between themselves. Such prorations and payments shall be determined and made by Seller and Purchaser, in good faith, as soon as practicable after Closing, but in any event within forty-five (45) days after Closing.

8.  CASUALTY AND CONDEMNATION.  Because Purchaser is currently
Lessee of the Nursing Homes, all risk of loss of, or damage to, or destruction of, the Nursing Homes (whether by fire, flood, tornado or other casualty, or by the exercise of the power of eminent domain, or otherwise) shall be borne by the Purchaser and Seller pursuant to the terms of the Leases. However, this Agreement shall not terminate, and the Purchaser shall not be released from its obligations hereunder unless under the terms of the Leases Purchaser has a right to terminate each and all of the Leases as a result of such casualty and destruction.

9. NO BROKERS. The Seller and the Purchaser warrant and represent that there are and will be no brokers' or intermediaries' commissions or fees payable as a consequence of the sale and purchase of the Nursing Homes and shall and do hereby indemnify, defend, and hold harmless each of the other from and against the claims, demands, actions, and judgments (including, without limitation, attorneys' fees and expenses incurred in defending any claims or in enforcing this indemnity) of any and all brokers, agents, and other intermediaries alleging a commission, fee or other payment to be owing by reason of any dealings, negotiations or communications with the indemnifying party in connection with this Agreement or the sale and purchase of the Nursing Homes.

10.  DEFENSE OF CLAIMS/INDEMNIFICATIONS.

10.1 Access to Nursing Home Records. Subsequent to the Closing, Purchaser shall allow Seller and its agents and representatives reasonable access during regular business hours to the books and records and supporting material of the Nursing Homes relating to any period prior to the Closing Date to the extent reasonably necessary to enable Seller to investigate and defend Claims (defined in Subsection 10.2), file or defend cost reports and tax returns, and to perform similar investigations and data gathering functions. Purchaser agrees to maintain such books, records and other material comprising patient records and records of patient funds to the extent required by law.

10.2 Indemnification by Purchaser. If the Closing occurs, but not otherwise, Purchaser shall indemnify and hold the Seller harmless and promptly defend Seller from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs, out-of-pocket expenses) ("Claims") which the Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a) any breach or inaccuracy of any of the representations and warranties or covenants of Purchaser made by Purchaser in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Purchaser in accordance with the provisions of any Section hereof;

(b) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Purchaser pursuant to this Agreement;

(c) (i) the operation of the Nursing Homes beginning with March 1, 1989, including claims for refunds of any overpayments allegedly made by third party payor programs or other liability under third party payor programs or by any patients, or other such Claims, or Claims by vendors, employees, etc., (ii) any accident, injury to, or death of persons or loss of or damage to property occurring on or about the Nursing Homes since March 1, 1989, (iii) any use, misuse, non-use, condition, maintenance or repair, including violations of Legal Requirements (as defined in the Leases) since March 1, 1989, (iv) all liabilities and obligations of the Seller, if any, to employees of the Nursing Homes, including Employee Benefits as such term is defined in the Leases, (v) all other liabilities and obligations of the Seller, for Project Expenses, Impositions, Legal Requirements, and (vi) liens, claims, contracts, and other agreements authorized by, approved or contracted for by Purchaser in its own name as Lessee or in the name of Seller as owner of a Nursing Home; or

(d) any suit, action or other proceeding brought by any governmental authority or person to the extent arising out of, or to the extent in any way related to, any of the matters referred to in paragraphs 10.2(a), 10.2(b) or 10.2(c) of this Agreement.

10.3 Indemnity by Seller. If the Closing occurs, but not otherwise, Seller shall indemnify and hold Purchaser harmless and promptly defend from and against, and reimburse Purchaser for, any and all Claims which Purchaser may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a) any breach or inaccuracy of any representations, warranties or covenants of Seller made by Seller in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Seller in accordance with the provisions of any Section hereof;

(b) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Seller pursuant to this Agreement;

(c) any suit, action or other proceeding brought by any governmental authority or person arising out of, or in any way related to, any of the matters referred to in paragraphs 10.3(a) or 10.3(b) of this Agreement.

10.4  Notification of Claims.

10.4.1 If the Closing occurs, but not otherwise, a party entitled to be indemnified pursuant to Subsections 10.2 or 10.3 hereof (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any Claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Section 10 within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

10.4.2 If the Indemnified Party shall notify the Indemnifying Party of any Claim or demand pursuant to paragraph 10.4.1, and if such Claim or demand relates to a Claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a Claim or demand for which it must indemnify or hold harmless the Indemnified Party under Subsections 10.2 or 10.3 hereof, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such Claim or demand asserted against the Indemnified Party. The Indemnified Party shall cooperate in the defense of any such Claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, within thirty (30) days after the date of the notice of Claim given by the Indemnified Party to the Indemnifying Party under paragraph 10.4.1 of its election to defend in good faith any such third party Claim or demand. The Indemnified Party shall not settle or compromise such Claim or demand: (i) so long as the Indemnifying Party is defending in good faith any such Claim or demand asserted by a third party against the Indemnified Party or (ii) without prior notice to the Indemnifying Party and the failure of the Indemnifying Party to take appropriate steps to continue a good faith defense of the Indemnified Party. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required for use in contesting any third party Claim or demand. Whether or not the Indemnifying Party elects to defend any such Claim or demand, the Indemnified Party shall have no obligations to do so.

10.5  Survival.  The provisions of this Section 10 shall survive Closing.
11.  DEFAULT/FAILURE TO CLOSE.

11.1 Seller's Default. If the sale and purchase of the Nursing Homes contemplated by this Agreement is not consummated on account of the Seller's default hereunder, the Earnest Money, to the extent paid, shall be refunded to the Purchaser on demand, without prejudice to any other rights or remedies of the Purchaser hereunder, at law or in equity. Anything to the contrary notwithstanding, none of Seller's partners, general or limited, shall have any personal liability to the Purchaser for such breach or default beyond their interest in the Seller.

11.2 Purchaser's Default. If the sale and purchase of the Nursing Homes contemplated by this Agreement is not consummated because of the Purchaser's default, failure or refusal to perform hereunder, the Seller shall be entitled, as its sole and exclusive remedy hereunder, as full and complete liquidated damages for such default of the Purchaser, to payment of the Earnest Money.

11.3 Other Results of Failure to Close. In the event that the transactions contemplated hereby do not close on or before the Closing Date for any reason (including failure of Purchaser's conditions precedent) other than (i) solely due to a default by Seller, or (ii) Seller's termination of this Agreement pursuant to Section 12.2 hereof, Seller shall have the right, exercisable by written notice to Purchaser given prior to the last day of the twelfth (12th) calendar month following the last day for Closing under Section 7.1 hereof (the "Termination Election Period"), to terminate the Leases without penalty or liability to Purchaser, on a date established by Seller in its sole discretion which is not less than sixty (60) days after the date of the notice. Notwithstanding the foregoing, in the event that the Agreement is terminated by Seller pursuant to Section 12.2 Seller may, during the Termination Election Period, terminate the Leases pursuant to this Section 11.3, if, at the effective date of the termination of the Leases, Seller pays to Purchaser, as Lessee, a One Hundred Thousand Dollar ($100,000) Termination Fee. The provisions of this Subsection 11.3 shall survive termination of this Agreement.

12.  CONDITIONS PRECEDENT.

12.1 Purchaser's Condition. The Purchaser's obligations under this Agreement are subject to and conditioned upon the satisfaction (or waiver by the Purchaser) of the following conditions precedent:

12.1.1 The Purchaser's determination, in the Purchaser's sole discretion and prior to the Financing Approval Date, that the transactions contemplated hereby are financeable.

12.1.2 If the condition precedent in paragraph 12.1.1 is not satisfied or waived by the Purchaser prior to the Financing Approval Date, then the Purchaser may terminate this Agreement by written notice to the Seller given on or prior to the Financing Approval Date. If the Purchaser does give timely notice of termination to the Seller, then the Escrow Agent shall refund the Earnest Money to the Purchaser. Upon such refund of the Earnest Money to the Purchaser, the parties hereunder shall have no further rights, duties or obligations under this Agreement. If the Purchaser does not give timely notice of termination to the Seller pursuant to this paragraph 12.1.2, the termination right in this paragraph 12.1.2 shall be deemed waived and terminated.

12.1.3 The representations and warranties of Seller set forth in Section 6 of this Agreement must be true and correct as of the Closing with the same effect as though made at that time, and Seller must have performed all obligations and complied with all covenants contained in this Agreement to be performed or complied with by it prior to or at Closing.

12.2  Seller's Condition.

12.2.1 Seller shall have received, on or before the Closing Date, the approving vote of holders of a majority of the outstanding limited partnership interests of Seller pursuant to its governing partnership agreement, of this Agreement and transactions contemplated hereby. Purchaser acknowledges that in connection with obtaining such approving vote Seller will be subject to the proxy solicitation rules contained in the Securities Exchange Act of 1934 which require disclosure of material positive and negative factors affecting limited partners' voting decision. Therefore, Purchaser agrees that Seller is not required to seek such approval until and unless it has obtained valuation and fairness opinions from an independent party (or parties) which opinions and party are acceptable to Cumberland. Seller shall proceed promptly after expiration or waiver of Purchaser's condition in paragraph 12.1.1 hereof, and expiration or waiver right to terminate under Section 5.1, hereof to prepare, and file with the Securities Exchange Commission, and thereafter solicit limited partner approval required by this paragraph.

12.2.2 If the condition precedent in paragraph 12.2.1 is not satisfied or waived by the Seller prior to the Closing Date, then the Seller may terminate this Agreement by written notice to the Purchaser given on or prior to the Closing Date. If the Seller does give timely notice of termination to the Purchaser, then the Escrow Agent shall refund the Earnest Money to the Purchaser. Upon such refund of the Earnest Money to the Purchaser, the parties hereunder shall have no further rights, duties or obligations under this Agreement. If the Seller does not give timely notice of termination to the Purchaser pursuant to this paragraph 12.2.2, the termination right in this paragraph 12.2.2 shall be deemed waived and terminated.

12.2.3 The representations and warranties of Purchaser contained in this Agreement must be true and correct as of the Closing with the same effect as though made at that time, and Purchaser must have performed all obligations and complied with all covenants contained in this Agreement to be performed or complied with by it prior to or at Closing.

13.  TIME OF ESSENCE.  Time is of the essence hereof.

14. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of Florida.

15. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or over night courier service (by a national courier service such as Federal Express which maintains a record of receipt and delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below:

      To Seller:                 Cumberland Healthcare, L.P. I-A
                                 RJ Health Properties, Inc.
                                 880 Carillon Parkway
                                 St. Petersburg, Florida 33716
                                 Attention:  Fred E. Whaley, President

       With a copy to:           Roberts, Isaf & Summers
                                 Suite 1100, 500 Northpark Town Center
                                 1100 Abernathy Road, N.E.
                                 Atlanta, Georgia  30328
                                 Attention:  Fred T. Isaf, Esquire

       To Purchaser:             John P. O'Brien, President
                                 3580 Keith Street, N.W.
                                 Post Office Box 3480
                                 Cleveland, Tennessee  37320-3480

       With a copy to:           Life Care Centers of America, Inc.
                                 3580 Keith Street, N.W.
                                 Post Office Box 3480
                                 Cleveland, Tennessee  37320-3480
                                 Attention:  D. Whitten Joyner, Esquire

       Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand or courier delivery or on the third day following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days prior written notice thereof, any party may from time to time at any time change its mailing address hereunder.

       16. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between the Seller and the Purchaser with respect to the sale of the Nursing Homes and contains the sole and entire understanding between the Seller and the Purchaser with respect to the sale of Nursing Homes but, except as set forth in Section 11.3 hereof does not alter, modify or amend the Leases. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

       17. CAPTIONS. All captions, heading, Paragraph and subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect to the text of this Agreement.

       18. SURVIVAL. All of the agreements, covenants, and warranties made in Sections 7, 10 and 11 shall survive Closing and are and will be continuous and continuing. Other representations, warranties and covenants contained herein shall survive Closing and the transfer of title of the Property to Purchaser as contemplated hereunder for a period of two (2) years from the date of Closing.

       19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

       20. ASSIGNMENT. This Agreement and the rights, duties, interests, and obligations of the Purchaser hereunder may not be assigned by the Purchaser without consent of Seller. Purchaser may assign this Agreement to any entity, at least fifty one percent (51%) of the voting securities and equity of which are owned by Purchaser or Forrest L. Preston.

       21. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

       22. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

       23. FURTHER ASSURANCES. Each party hereto agrees to make best efforts to cause the conditions to their obligations herein set forth to be satisfied at or prior to the Closing Date. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder. All parties will use their best efforts to effect an orderly transfer of ownership of the Nursing Homes to Purchaser and to complete the transactions contemplated by this Agreement as promptly as practicable. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement or which would indicate a breach of the representations or warranties of any of the parties to this Agreement.

       IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement.
LIFE CARE CENTERS OF AMERICA, INC.

By:    /s/John P. O'Brien

Its:   President

Dated: August 4, 1995

                                     [CORPORATE SEAL]

CUMBERLAND HEALTHCARE, L.P. I-A

By: Medical Investments Partners, a Florida General Partnership, Its General Partner

By: RJ Health Properties, Inc., Managing General Partner of Medical Investments Partners


By:     /s/Fred E. Whaley, President



                                        EXHIBIT "A"

                                     THE NURSING HOMES

1.     Common Name of Facility and City Location:

       a.      Bel Tooren Villa Convalescent Hospital, Bellflower, California
       b.      North Walk Villa Convalescent Hospital, Norwalk, California
       c.      Mirada Hills Rehabilitation Convalescent Hospital, La Mirada,
               California
       d.      La Habra Convalescent Hospital, La Habra, California
       e. Rimrock Villa Convalescent Hospital, Barstow, California (the "Rimrock Facility")
       f.      Sun City Convalescent Center, Sun City, California
       g. Imperial Convalescent Center, La Mirada, California (the "Imperial Facility")

2. Legal Descriptions of the Nursing Homes appear on the following 10 pages.


                                        EXHIBIT "B"


1.     Taxes for all years subsequent to 1988.

2. All zoning laws, ordinances and regulations, municipal and county, and all governmental regulations of the use and occupancy of the Nursing Homes.

3. Such state of facts or conditions as would be disclosed from a competent surveyor's accurate survey of the Nursing Homes.



                                        EXHIBIT "C"


                                      PROMISSORY NOTE

___________________, 1995                                             ,

       FOR VALUE RECEIVED, the undersigned, LIFE CARE CENTERS
OF AMERICA, INC., a Tennessee corporation (hereinafter referred to as "Maker"), promises to pay to the order of CUMBERLAND HEALTHCARE, L.P. I-A, a limited partnership organized under the laws of the State of Delaware (hereinafter, and any subsequent holder(s) hereof, are hereinafter referred to collectively as "Holder"), the principal sum of ONE MILLION DOLLARS ($1,000,000), together with interest thereon at the Interest Rate hereinafter set forth strictly in the manner set forth herein (the "Loan").

       1. Payment of Principal and Interest. Principal and interest shall be paid as follows:

           a. Interest only accruing from [the Closing Date] to the last day of [FIFTH ANNIVERSARY], 2000, both inclusive at the Paid Rate shall be paid monthly on the _______ day of the month; and

           b. The outstanding principal balance of this Note and all accrued and unpaid interest thereon and all other sums due under this Note shall be due and payable on [FIFTH ANNIVERSARY] (the "Maturity Date").

       2. Payment Information. All payments required to be made hereunder shall be made during regular business hours to Holder at 880 Carillon Parkway, St. Petersburg, Florida 33716, or at such other place as Holder may from time to time designate in writing. All payments shall be made in lawful currency of the United States of America without presentment or surrender of this Note. Payments to Holder shall be made by transferring immediately available federal funds by bank wire or interbank transfer for the account of Holder; provided, however, that any payment of principal or interest received after 3:00 p.m. Tampa, Florida time shall be deemed to have been received by Holder on the next business day and shall bear interest accordingly.

       3.      Computation of Interest.

          3.1 Interest shall be payable in arrears and computed on the principal balance from time to time outstanding at the Interest Rate hereinafter set forth, on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days consisting of twelve (12) months having thirty (30) days each.

          3.2 Interest shall accrue as set forth herein at the rate of ten percent (10%) per annum (the "Interest Rate"). Interest will be payable interest only monthly at the rate of 5% per annum on the outstanding principal balance (the "Paid Rate") and the balance of the unpaid interest shall accrue. The entire principal balance and all accrued and unpaid interest (including all interest in excess of the Paid Rate) will be due and payable on the Maturity Date.

       4.      Late Charges, Default Interest, Costs of Collection.

          4.1 In the event that there occurs a monetary Event of Default (hereinafter defined) under this Note, then the outstanding principal balance of this Note, shall bear interest at an interest rate equal to the Interest Rate, plus five percent (5%) per annum compounded monthly (the "Default Rate") from the date such payment is due until such time as the unpaid principal amount of this Note and all other indebtedness evidenced by this Note are fully paid, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such Event of Default should Holder, at its sole option, allow such Event of Default to be cured.

               4.2 In the event any installment of principal or interest required to be paid by the terms of this Note is not paid in full within ten
(10) days from the date Maker receives written notice of non-payment is due, Maker acknowledges that Holder will incur extra expenses for the handling of the delinquent payment and servicing the indebtedness evidenced hereby, and that the exact amount of these extra expenses is extremely difficult and impractical to ascertain, but that a charge of five percent (5%) of the amount of the delinquent payment (the "Late Charge") would be a fair approximation of the expense so incurred by Holder. If applicable law requires a lesser charge, however, then the maximum charge permitted by such law may be charged by Holder for said purpose. Therefore, Maker shall, in such event, without further notice, and without prejudice to the right of holder to collect any other amounts provided to be paid hereunder or under the or any other instrument executed for purposes of further securing payment of the obligations evidenced by this Note, or to declare an Event of Default, pay to Holder immediately upon demand the Late Charge to compensate Holder for expenses in handling delinquent payments.
               4.3 The additional payments called for under this Section 4 shall be in addition to, and shall in no way limit, any other rights and remedies provided for in this Note, as well as all other remedies provided by law.
              4.4 Maker further promises to pay to Holder, immediately upon written notice from Holder, all actual costs, expenses, disbursements, escrow fees, title charges and reasonable attorneys' fees and expenses in (i) the collection, attempted collection, or negotiation and documentation of any settlement or workout of the principal amount of this Note, the interest thereon or any installment of other payment due hereunder, and (ii) any suit or proceeding whatsoever in regard to this Note or to protect, sustain or enforce the lieu of any instrument securing this Note, including, without limitation, in any bankruptcy proceeding or judicial or nonjudicial foreclosure proceeding.
It is the intent of the parties that Maker pay all expenses and reasonable attorneys' fees incurred by Holder as a result of Holder's entering into the transaction evidenced by this Note.

       5. Prepayment. Maker shall have the right to prepay this Note, in whole or in part, at any time without penalty or premium, such prepayment to be calculated at the Interest Rate.

       6.      Excess Interest and Limitations on Validity.

               6.1 In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Maker or inadvertently received by Holder, then such excess sum shall at the option of the Holder be credited as a payment of principal or returned to the Maker forthwith. It is the express intent hereof that Maker not pay and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be legally paid by Maker under applicable law.

               6.2 If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

       7.      Events of Default.  An "Event of Default" shall exist under this
Note in the event Maker shall fail to make any payment due under this Note within ten (10) days from written notice of such failure to pay from Holder to Maker.

       8.      Acceleration.

               8.1 Upon an Event of Default, Holder shall have the right, without demand or notice, to declare the entire principal amount of this Note then outstanding, all accrued and unpaid interest thereon and all other sums, required under this Note, to be immediately due and payable and, notwithstanding the stated maturity in this Note, all such sums declared due and payable shall thereupon become immediately due and payable. During the existence of such Event of Default, Holder may apply payments received on any amounts due under the Note, as Holder may determine in its sole discretion.

               8.2 The Holder shall have the right to demand payment in full of this Note at any time on or after December 28, 1997 with sixty (60) days prior written notice. Such notice, once given shall be irrevocable by Holder. However, if the Holder exercises its right to demand payment prior to maturity (as opposed to accelerating maturity upon a default by the Maker) the five percent (5%) accrued interest shall be cancelled and the interest rate shall be reduced to the Paid Rate.

       9. Application of Payments. Each payment when paid shall be applied first to the payment of outstanding late charges, and costs of collection, if any, next to expenses reimbursable to Holder, then to interest accrued on the unpaid principal, and the residue thereof shall be credited on the principal.

       10. Guaranty of Note. The indebtedness evidenced by this Note and the obligations created hereby and all other sums due Holder are guaranteed by Forrest L. Preston pursuant to a guaranty entered into this day between Maker and Forrest L. Preston.

       11. Presentation and Demand. Presentment for payment, demand, protest and notice of demand, protest and non-payment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment or indulgences granted from time to time shall be construed (a) as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (b) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Florida; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

       12.     Mutilated, Destroyed, Lost and Stolen Note.

               12.1 If (a) this Note is mutilated and is surrendered to the Maker and the Maker receives evidence to its reasonable satisfaction of the destruction, loss or theft of the Note, and (b) there is delivered to the Maker such security or indemnity as may be reasonably required by it to save it harmless, then, in the absence of notice to the Maker that such Note has been acquired by a bona fide purchaser, the Maker shall execute and deliver, in exchange for or in lieu of such mutilated, destroyed, lost or stolen Note, a new Note of like tenor and principal amount.

       12.2 Every new Note issued pursuant to this Section in lieu of a destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Maker, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the security and benefits of this Note.

       13. Maker's Covenants. Maker agrees that (a) this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Florida; (b) the obligation evidenced by this Note is an exempted transaction under the Truth-in-Lending Act, 14 U.S.C. S 1601, et seq. (1982); (c) said obligation constitutes a business loan for the purpose of the application of any laws that distinguish between consumer loans and business loans and that have as their purpose the protection of consumers in the state in which the State of Florida; and (d) it hereby waives its right to a trial by jury.

      14. Waiver. Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefit of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided, or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note. Maker hereby transfers, conveys and assigns to Holder a sufficient amount of such homestead or exemption as may be set apart in bankruptcy, to pay this Note in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to Holder a sufficient amount of property or money set apart as exempt to pay the indebtedness evidenced hereby, or any renewal thereof, and does hereby appoint Holder the attorney-in-fact for Maker to claim any and all homestead exemptions allowed by law.

       15. Notices. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or over night courier service (by a national courier service such as Federal Express which maintains a record of receipt and delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below:

       To Seller:                Cumberland Healthcare, L.P. I-A
                                 RJ Health Properties, Inc.
                                 880 Carillon Parkway
                                 St. Petersburg, Florida 33716
                                 Attention:  Fred E. Whaley, President

       With a copy to:           Roberts, Isaf & Summers
                                 Suite 1100, 500 Northpark Town Center
                                 1100 Abernathy Road, N.E.
                                 Atlanta, Georgia  30328
                                 Attention:  Fred T. Isaf, Esquire

       To Purchaser:             John P. O'Brien, President
                                 3580 Keith Street, N.W.
                                 Post Office Box 3480
                                 Cleveland, Tennessee  37320-3480

       With a copy to:           Life Care Centers of America, Inc.
                                 3580 Keith Street, N.W.
                                 Post Office Box 3480
                                 Cleveland, Tennessee  37320-3480
                                 Attention:  D. Whitten Joyner, Esquire

       Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand or courier delivery or on the third day following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days prior written notice thereof, any party may from time to time at any time change its mailing address hereunder.

       16. Applicable Law. This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Florida.

       17. Successors and Assigns. As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. In the event that more than one person, firm or entity is a Maker hereunder, then all references to "Maker" shall be deemed to refer equally to each of said persons, firms, or entities, all of whom shall be jointly and severally liable for all of the obligations of Maker hereunder.

      18. Terminology. Titles of Sections are for convenience only and neither limit nor amplify the provisions of this Note.

      19.     Time of Essence.  TIME IS OF THE ESSENCE OF THIS NOTE.

      20. Severability. In the event any provision or portion of this Note is held by any court of competent jurisdiction to be invalid or unenforceable, such holding shall not effect the remainder hereof, and the remaining provisions shall continue in full force and effect at the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.

       IN WITNESS WHEREOF, Maker has executed this Note under seal on the date first above written.
                                                  MAKER:

                                                  LIFE CARE CENTERS OF
                                                  AMERICA, INC., a Tennessee
                                                  corporation


                                                  By:/s/John P. O'Brien (SEAL)
                                                  Title: President



                                        EXHIBIT "D"


                                    GUARANTY AGREEMENT
                    (with individual guarantors and corporate borrower)


       This Guaranty Agreement (the "Agreement") is made by FORREST L. PRESTON, an individual resident of the State of Tennessee (hereinafter collectively called the "Guarantors" and individually a "Guarantor"), in favor of Cumberland Healthcare, L.P. I-A (hereinafter called the "Lender").

       WHEREAS, Lender simultaneously herewith has sold certain assets consisting of seven nursing homes and related property to Life Care Centers of America, Inc. ("Borrower"), a Tennessee corporation of which the Guarantor is the sole stockholder and chairman of the board of directors. To evidence payment of the loan, Borrower simultaneously herewith delivered a promissory note in the original principal amount of One Million Dollars ($1,000,000) (the "Note"), a copy of which is attached hereto; and

       WHEREAS, as a condition to the Lender accepting the Note, the Lender has required that the Guarantor enter into this Agreement; and

       WHEREAS, the Guarantor hereby represents and warrants to the Lender that the acceptance of the Note is to the direct benefit of the Guarantor;

       NOW, THEREFORE, in consideration of the foregoing, the premises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, the Guarantor hereby agrees with the Lender as follows:

                                            1.
                                  Unconditional Guaranty

       1.1 The Guarantor hereby unconditionally guarantees as and for his own debt, until full performance and payment have been effected (the following are hereinafter referred to as the "Obligations"):

       (a) the due and punctual payment of all indebtedness of the Borrower evidenced by the Note, including all prepayment premiums, interest, late charges on such amount and cost of collection, attorneys' fees and other amounts due under the Note when due, whether upon demand, at maturity, by acceleration, by prepayment or otherwise, and any extensions or renewals thereof; and

       (b) the due and punctual payment of all fees, expenses and costs of collection (including reasonable attorneys' fees) paid or incurred by Lender in endeavoring to enforce the Obligations, or any portion thereof, or to enforce this Agreement or the Security Documents.

       1.2 Guarantor does hereby agree that if any or all Obligations which are now or may hereafter become due from Borrower to Lender are not paid, and the requirements and duties under the Note not fully performed by Borrower in strict accordance with the terms of the Note, Guarantor will immediately make such payments and undertake and complete performance as necessary to strictly comply with the terms of the Note.

       1.3 Guarantor confirms that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, on any of the Obligations is rescinded or must otherwise be restored by the Lender. In the event Lender is required at any time to refund or repay to any person for any reason any sums collected by it on account of the Obligations subject to this Agreement, including but not limited to sums repaid to a trustee in bankruptcy as a result of an avoided preferential transfer or fraudulent conveyance, the Guarantor agrees that all such sums shall be subject to the terms of this Agreement and that Lender shall be entitled to recover such sums from the Guarantor notwithstanding the fact that this Agreement may have previously been returned to the Guarantor or that the Guarantor may have previously been discharged from further liability under this Agreement.

       1.4 If an Event of Default (as defined in the any of the Note) shall have occurred and the Lender or the holder of any of the Obligations is prevented from accelerating payment thereof, the Lender or such holder shall be entitled to receive hereunder from the Guarantor, upon demand therefor, the sums which would have otherwise been due had such acceleration occurred.

       1.5 All sums payable by the Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, or, in the event that the Guarantor are required by law to make any such deduction or withholding, the Guarantor shall pay to the Lender such additional amount as will result in the receipt by the Lender of the full amount payable hereunder.
                                            2.
                                    Nature of Agreement

       2.1 This shall be an agreement of suretyship as well as of guaranty and Lender, without being required to proceed first against the Borrower or any other person or entity, may proceed directly against Guarantor whenever the Borrower fails to make any payment when due, or otherwise fails to perform, any Obligations.

       2.2 This Agreement is a guaranty of payment and performance not merely of collection. The liability of Guarantor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other person, nor against securities or liens available to Lender, its successors, successors-in-title, endorsees or assigns. Guarantor waives any right to require that an action be brought against Borrower, any other person or entity a Guarantor hereunder, or any other guarantor of the Obligations or any other person, or to require that Lender enforce or seek to enforce any other security or to otherwise require resort be had to any security or to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other person. Guarantor hereby authorizes Lender, without notice to Guarantor, to apply all payments and credits received from Borrower or from Guarantor or realized from any security in such manner and in such priority as set forth in the Note and Security Documents.

       2.3 In the event and during the continuation of a default under the Note, Lender shall have the right to enforce its rights, powers and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing or otherwise relating to the Obligations or relating to the transactions contemplated by the Obligations, in any order, and all rights, powers and remedies available to Lender in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. Accordingly, Guarantor hereby authorizes and empowers Lender upon acceleration of the maturity of any Obligation, at Lender's sole discretion, and without notice to Guarantor, to exercise, or to not exercise, any right or remedy which Lender may have, including, but not limited to, judicial foreclosure, exercise of rights of power of sale, acceptance of a deed or assignment in lieu of foreclosure, appointment of a receiver to collect rents and profits, exercise of remedies against personal property, or enforcement of any assignment of leases, as to any security, whether real, personal or intangible.

       2.4 If the Obligations are partially paid or performed by reason of the election of Lender, its successors, endorsees or assigns to pursue any of the remedies available to Lender, or if such Obligations are otherwise partially paid, this Agreement shall nevertheless remain in full force and effect, and Guarantor shall remain liable for the entire unpaid balance of the Obligations, even though any rights which Guarantor may have against Borrower may be destroyed or diminished by the exercise of any such remedy. Until all of the Obligations have been paid and performed in full, Guarantor hereby waives right of subrogation, including any rights to enforce any remedy which Lender may have against Borrower and any rights to participate in any security for such Obligations.

                                            3.
                               Certain Consents and Waivers

       3.1 Guarantor hereby consents and agrees that Lender may at any time, and from time to time, without notice to or further consent from Guarantor, either with or without consideration, modify the terms of the
Obligations: (a) extend or renew the Obligations for any period; (b) grant releases, compromises and indulgences with respect to the Obligations to any persons or entities now or hereafter liable thereunder; (c) release any other guarantor of the Obligations; or take or fail to take any action of any type whatsoever with respect to the Obligations. No such action which Lender shall take or fail to take in connection with the Obligations, or the Premises, nor any course of dealing with Borrower or any other person including one or more of the persons or entities which is a Guarantor hereunder, shall release Guarantor's obligations hereunder, affect this Agreement in any way or afford Guarantors any recourse against Lender.

       3.2 The provisions of this Agreement shall extend and be applicable to all renewals, amendments, extensions, consolidations and modifications of the Obligations, and any and all references herein to the Obligations shall be deemed to include any such renewals, extensions, amendments, consolidations or modifications thereof.

       3.3 Guarantor hereby represents and warrants that he has reviewed this Agreement and the Note with such advisors as he or she deems necessary and that he understands the meaning and effect of the following waivers and agreements. Guarantor hereby waives and agrees not to assert or take advantage of (a) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Guarantor or any other person or entity, or the failure of Lender to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of Borrower or any other person or entity; (b) any defense based on the failure of Lender to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any other person whomsoever, in connection with any Obligation; (c) any defense based upon an election of remedies by Lender, even though such election destroys or otherwise impairs any subrogation rights of Guarantor or the right of Guarantor to proceed against Borrower for reimbursement, or both; (d) any defense based upon failure of Lender to commence an action against Borrower including defense based on any statute of limitations or Official Code of Georgia Annotated Section 10-7-24; (e) any duty on the part of Lender to disclose to Guarantor any facts it may now or hereafter know regarding Borrower; (f) acceptance or notice of acceptance of this Agreement by Lender;
(g) notice of presentment and demand for payment of any of the indebtedness or performance of any of the Obligations; (h) protest and notice of dishonor or of default to Guarantor or to any other party with respect to the Obligations; (i) any and all other notices whatsoever to which Guarantor might otherwise be entitled; (j) any defense based on the failure of Lender to collect, proceed against or realize upon any collateral securing the Obligations or any lack of due diligence by Lender in collection, protection or realization upon any collateral securing the Obligations; (k) the dissolution or liquidation, or the merger, consolidation or other change in form of the Borrower; (l) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or (m) the fact that all or any part of the Obligations may be or may arise out of any transaction which may be illegal, invalid, irregular or unenforceable, for any reason, including usury.

       3.4 Guarantor shall not be discharged or released by reason of the discharge or release of Borrower for any reason, including a discharge in bankruptcy, receivership or other similar proceedings, a disaffirmation or rejection of any Obligations by a trustee, custodian or other representative in bankruptcy, a stay or other enforcement restriction, or any other reduction, modification, impairment or limitations of the liability of the Borrower or any remedy by Lender.


                                            4.
                                    Continuing Security

       4.1 This Agreement shall be a continuing security in addition to and not in substitution for any other security now or hereafter held by or on behalf of the Lender in respect of the Obligations and shall not be discharged save by (a) complete payment and performance by the Borrower of all of the Obligations, or (b) complete payment and performance by the Guarantor hereunder.

                                            5.
                                       Subordination

       5.1 Any claims against Borrower accruing or owing to Guarantor (a) by reason of any payments made under this Agreement or (b) after any default under the Note shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Obligations.

                                            6.
                                Governing Law/Jurisdiction

       6.1 This Agreement shall be governed by and construed in accordance with the laws of Florida. In addition, the Guarantor agrees that the courts of the State of Florida sitting in Pinellas County shall have jurisdiction to hear and determine any claims or disputes pertaining directly or indirectly to this Agreement or to any matter arising therefrom. The Guarantor expressly submits and consents in advance to such jurisdiction in any action or proceeding in such court, and agree that service of summons or complaint or other process or papers may be made by registered or certified mail (return receipt requested) addressed to the party to be served at its address appearing below. Should the party so served fail to appear or answer any summons, complaint, process or papers so served, such party shall be deemed in default and an order and/or judgment may be entered as demanded or prayed for in such summons, complaint, process or papers. Nothing contained herein, however, shall prevent Lender from bringing any action or exercising any rights against any security or against Guarantor personally, or against any property of Guarantor, within any other state as permitted by law. Initiating such proceeding or taking such action in any other state shall in no event constitute a waiver of the agreement contained herein that the law of Florida shall govern the rights and obligations of Guarantor and Lender hereunder or of the submission herein made by Guarantor to personal jurisdiction within Florida. The aforesaid means of obtaining personal jurisdiction are not intended to be exclusive but are cumulative and in addition to all other means of obtaining personal jurisdiction now or hereafter provided by the law of Florida.

                                            7.
                                       Miscellaneous

       7.1 No delay or failure on the part of the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

       7.2 The provisions of this Agreement shall be binding upon the Guarantor and their successors, successors-in-title, heirs, legal representatives and assigns and shall inure to the benefit of Lender, its successors, successors-in-title, legal representatives and assigns.

       7.3 Guarantor has executed this Agreement individually and not as a partner with Borrower or officer, agent or shareholder thereof or of the Borrower.

       7.4 Guarantor warrants and represents to Lender that all financial statements heretofore delivered by him or her to Lender are true and correct in all material respects as of the date thereof and that all financial statements hereafter delivered pursuant hereto shall be true, correct and complete and fairly present the financial status of said Guarantor as of the date of any such financial statements. Until this Agreement is terminated Guarantor agrees to deliver to Lender, on or before May 1 of each year a personal financial statement, as of December 31 of the previous year.

       7.5 This Agreement is cumulative of and shall not affect, modify or limit any other guaranty executed by the Guarantor with respect to any Obligations.

       7.6 Guarantor waives, for himself and his family, any and all homestead and exemption rights which any of them or the family of any of them may have under or by virtue of the Constitution or the laws of the United States of America or of any state as against this Agreement, any renewal hereof, or any indebtedness represented hereby, and does jointly and severally transfer, convey and assign to Lender a sufficient amount of such homestead or exemption as may be allowed, including such homestead or exemption as may be set apart in bankruptcy, to pay all amounts due hereunder in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to Lender a sufficient amount of property or money set apart as exempt to pay the indebtedness guaranteed hereby, or any renewal thereof, and does hereby, jointly and severally, appoint Lender the attorney-in-fact for each of them, to claim any and all homestead exemptions allowed by law.

       7.7 This Agreement may not be changed orally, and no obligation of Guarantor can be released or waived by Lender or any partner or agent of Lender, except by a writing signed by a general partner of Lender. This is a continuing guaranty and shall be irrevocable by Guarantor so long as and until all indebtedness guaranteed hereby has been completely repaid and all Obligations and undertakings of Borrower under, by reason of, or pursuant to the Obligations have been completely performed.

       7.8 Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, and shall be deemed to have been properly given and shall be effective upon being personally delivered or delivered by nationally recognized courier such as Federal Express, or three (3) days after being deposited in the United States mail, postage prepaid, certified with return receipt requested, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith at least five (5) days prior to the effective date of such change; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof; and provided further that no notice of change of address shall be effective until the date of receipt thereof. Personal delivery to a party or to any officer, general partner, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response, if given to Lender, shall be addressed as follows:

               Cumberland Healthcare, L.P. I-A
               880 Carillon Parkway
               St. Petersburg, Florida  33716
               Attention:  Mr. Fred E. Whaley

and, if given to Guarantor, shall be addressed as follows:

               Mr. Forrest L. Preston
               c/o Life Care Centers of America, Inc.
               3580 Keith Street, N.W.
               Post Office Box 3480
               Cleveland, Tennessee  37320-3480

with a copy to:

               Life Care Centers of America, Inc.
               3580 Keith Street, N.W.
               Post Office Box 3480
               Cleveland, Tennessee  37320-3480
               Attention:  General Counsel


       7.9 If from any circumstances whatsoever fulfillment of any provisions of this Agreement, at the time performance of any such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of character and amount similar to the obligation, then ipso facto the obligation to be fulfilled hereunder shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Agreement that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity. If any provision of this Agreement is invalid or unenforceable and cannot be fulfilled pursuant to the preceding sentence such provision shall be ineffective to the extent of such invalidity or unenforceability without affecting in any way the remaining provisions hereof. The provisions of this paragraph shall control every other provision of this Agreement.

       7.10 This Agreement is assignable by Lender, and any full or partial assignment hereby by Lender shall operate to vest in the assignee all rights and powers herein conferred upon and granted to Lender and so assigned by Lender.

       IN WITNESS WHEREOF, the Guarantor have placed their hands and seals this _______ day of ____________________, 1995.


                                 (SEAL)
Witness                                                   Forrest L. Preston



                                        Exhibit "1"
                                          [Note]




                                        EXHIBIT "E"


                                        ASSIGNMENT
                                            AND
                                   ASSUMPTION AGREEMENT


       This Assignment, made this         day of                , 1995, by and
between CUMBERLAND HEALTHCARE, L.P. I-A, a Delaware limited partnership, hereinafter referred to as "Seller", and LIFE CARE CENTERS
OF AMERICA, INC., a Tennessee Corporation, hereinafter referred to as "Purchaser",

                                   W I T N E S S E T H:

       WHEREAS, Seller and Purchaser entered into that certain Purchase and
Sale Agreement dated                               for the sale of certain
nursing homes located in California, which Contract provides for the sale, transfer and assignment by Seller of certain contracts and liabilities to Purchaser and the assumption thereof by Purchaser;

       NOW, THEREFORE, in consideration of the foregoing premises, the consideration set forth in the above referenced Contract and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Seller does hereby grant, bargain, sell, assign, transfer and convey unto Purchaser, its successors and assigns, all of Seller's right, title and interest in and to all of those leases and rental arrangements listed and set forth in Schedule 1 attached hereto and incorporated herein by reference (the "Assumed Leases"). Seller agrees to hold Purchaser harmless from any and all expenses, charges, claims and liabilities associated therewith or related thereto arising as a result of any action or omission of Seller or its agents prior to [CLOSING DATE]. The Seller hereby represents and warrants that the Assumed Leases are in full force and effect and have not been modified or amended except as shown on Schedule 1. No claim of default has been made in writing or declared by the lessor of any Assumed Lease and Seller is not aware of any existing facts or circumstances giving rise to any claim of default by a lessor.

       Purchaser accepts the assignment of all of the Assumed Leases, and Purchaser does hereby assume and undertake to abide by the same according to their respective terms and conditions. Purchaser further agrees to save and hold Seller harmless from any and all expenses, charges, claims and liabilities associated therewith or related thereto arising as a result of any action or omission of Purchaser from and after [CLOSING DATE].

2. Seller does hereby grant, bargain, sell, assign, transfer and convey unto Purchaser, its successors and assigns, all of Seller's right, title and interest in and to the service contracts and other agreements described or listed on Schedule 2 attached hereto (the "Assumed Contracts").

       Purchaser accepts assignment of the Assumed Contracts, and Purchaser does hereby assume and undertake to abide by the same according to their respective terms and conditions and to indemnify and hold Purchaser harmless against any claims or losses under such contracts and agreements.

3. Seller does hereby grant, bargain, sell, assign, transfer and convey unto Purchaser, its successors and assigns, all of Seller's right, title and interest in and to the following:

      (a) all licenses, permits and authorizations relating to the Nursing Homes (the "Licenses"), of which Seller is the beneficiary, but only to the extent that the same are assignable by law and contract; and

      (b) all rights of Seller to the use of the names listed on Schedule 3 attached hereto (the "Tradenames");

       TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns, from and after the date hereof. This Assignment is made without warranty of any kind or nature and without recourse to Seller.

       IN WITNESS WHEREOF, Seller and Purchaser have executed this instrument on the day and date first above written.

LIFE CARE CENTERS OF AMERICA, INC.


By:

Its:

Dated:

                         [CORPORATE SEAL]

CUMBERLAND HEALTHCARE, L.P. I-A

By: Medical Investments Partners, a Florida General Partnership, Its General Partner

By: RJ Health Properties, Inc., Managing General Partner of Medical Investments Partners


By:    /s/Fred E. Whaley, President



                                        EXHIBIT "F"


                              Lawyer's Title Escrow Agreement





                               ESCROW AGREEMENT


LAWYERS TITLE INSURANCE CORPORATION           Case No. 95 ______
                                              Atlanta, Ga.

                                              August 4, 1995

Received by Lawyers Title Insurance Corporation ("Escrow Agent") of Purchaser as herein below defined), funds in the amount of $100,000 representing the deposit in accordance with the Contract for Sale and Purchase of Land (the "Contract"), dated August 4, 1995, between Cumberland Healthcare, L.P. I-A ("Seller"), and ("Purchaser").

In consideration of the acceptance of this deposit by Escrow Agent and any other funds received by Escrow Agent pursuant to the Contract, Purchaser and Seller, by signing this Escrow Agreement, agree as follows:

1. That said funds are to be deposited immediately and are held pending settlement of the transactions contemplated by the Contract. Said funds are to be invested as follows:

   At Purchaser's direction, in money market accounts with a federally insured financial institution.

   The principal and interest thereon shall be disbursed in accordance with the Contract, or as directed in writing by Seller and Purchaser.

2. In the event either Seller or Purchaser shall claim default under the terms of the Contract, Escrow Agent will not be required to deliver the escrowed funds to either of the parties without the written consent of the other; or upon failure thereof, until the right of either of the parties to receive the escrowed funds shall be determined by a court of proper jurisdiction.

3. In the event of controversy or litigation arising out of this transaction which (1) results in any expense or attorney's fees to Escrow Agent, by virtue of such claim of default, controversy, or litigation, or (2) requires a declaratory judgment by proper court as to the disbursement of said escrowed funds, Escrow Agent is hereby authorized to deduct such expense or attorney's fees out of the escrowed funds, and to pay remaining balance over to the party entitled thereto as agreed upon by the parties, or as directed by a court of competent jurisdiction.

4. Seller and Purchaser hereby release and discharge Escrow Agent from all matters with respect to the subject matter hereof (except gross negligence or intentional wrongdoing), and agree to indemnify and hold Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations, and liabilities of any kind or nature which, in good faith, Escrow Agent may incur or sustain in connection with this Escrow Agreement, and without limiting the generality of the foregoing, Escrow Agent shall not incur any liability due to a delay in the electronic wire transfer of funds or with respect to any action taken or omitted in reliance upon any instrument, including any written instructions provided for in the Contract or this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of the Contract or this Agreement.

5. Any title insurance required by the Contract shall be provided by Lawyers Title Insurance Corporation. Escrow Agent shall be entitled to escrow fees of
$200 to be paid as follows:   At close of escrow

6. Seller and Purchaser hereby certify that they are aware the Federal Deposit Insurance Corporation (FDIC) coverages apply only to a cumulative maximum amount of $100,000 for each individual depositor for all of depositor's accounts at the same or related institution. Seller and Purchaser further understand that certain banking instruments, such as, but not limited to, repurchase agreements and letters of credit, are not covered at all by FDIC insurance. Further, Seller and Purchaser understand that Escrow Agent assumes no responsibility for, nor will Seller and Purchaser hold same liable for, any loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor's accounts to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation (FDIC).


ESCROW AGENT:

LAWYERS TITLE INSURANCE CORPORATION

   By:

Title:


Seller:  Cumberland Healthcare, L.P. I-A

    By:

 Title:

(CORPORATE SEAL)

Federal I.D. Number:


Purchaser:  Life Care Centers of America, Inc.

    By:

 Title:

(CORPORATE SEAL)

Federal I.D. Number:

                                        EXHIBIT "G"


                      MUTUAL RELEASE AND LEASE TERMINATION AGREEMENT


       THIS MUTUAL RELEASE AND LEASE TERMINATION
AGREEMENT (the "Agreement") is made and entered into as of the _______ day of _______________, 19____ by and between CUMBERLAND
HEALTHCARE, L.P. I-A, a Delaware limited partnership ("Cumberland"), LIFE CARE CENTERS OF AMERICA, INC., a Tennessee corporation
("LCCA"), and FORREST L. PRESTON ("Preston").

                                   Background Statement

       LCCA and Cumberland are parties to the following lease agreements ("Leases"): (i) Second Amended and Restated Master Lease dated as of March
1, 1989 (as amended by a First Amendment dated September 19, 1990, a
Partial Termination Agreement dated September 19, 1990, a Second
Amendment dated as of June 1, 1991, a Third Amendment dated October 1,
1991 and a Fourth Amendment dated July 9, 1993) (the "Master Lease"); (ii) the Amended and Restated Facility Lease (Rimrock) dated as of March 1, 1991 (as amended by a First Amendment dated June 1, 1991, a Second Amendment dated October 1, 1991) (the "Rimrock Lease"); (iii) the Amended and Restated Facility Lease (Sun City) dated as of March 1, 1989 (as amended by a First Amendment dated as of June 1, 1991 and a Second Amendment dated October
1, 1991) (the "Sun City Lease"); (iv) Facility Sublease (Imperial Convalescent Center) dated June 14, 1993 (the "Imperial Sublease"). The payment and performance of the obligations of the Seller under the Leases has been unconditionally guaranteed by Preston.

       On August 4, 1995, LCCA and Cumberland entered into a Purchase and Sale Agreement (the "Sale Agreement") for the purpose of Cumberland selling the Nursing Homes which are subject to the Leases (the "Nursing Homes") to LCCA. On _______________, 199__, LCCA and Cumberland closed the Transactions contemplated by the Sale Agreement. At the Closing, LCCA and Cumberland executed and delivered certain documents, certificates and agreements as required by Section 7.2 of the Sale Agreement (the "Closing Documents").

               NOW, THEREFORE, for and in consideration of the transactions contemplated by the sale, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                            1.
                                         Releases

       1.1 Cumberland, on behalf of itself and its successors and assigns, shall and does hereby irrevocably and completely release, acquit and forever discharge Preston and LCCA and its officers, directors, shareholders, and employees (and their respective successors and assigns), from any and all claims, actions, cause or causes of action, damages, demands, costs, expenses, attorneys' fees, compensation, suits (in law or in equity), debts, contracts, agreements, promises, obligations and liabilities, of any nature, known or unknown, fixed or contingent (collectively "Claims"), which Cumberland ever had, now has or which Cumberland or its heirs, legal representatives, successors or assigns can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to (and including) the date of this Agreement arising out of or in any way relating to the Leases and/or the Nursing Homes, excluding however, any Claims arising out of, pursuant to or relating to the Sale Agreement (including specifically
Article 10 thereof which includes an indemnity with respect to certain matters pertaining to the Leases and Nursing Homes), the Closing Documents; [the Imperial Sublease, the Guaranties of the Imperial Sublease].

       1.2 LCCA, on behalf of itself and its successors and assigns, shall and does hereby irrevocably and completely release, acquit and forever discharge Cumberland, its general partners and its partners (and each of them) and their respective officers, directors, shareholders, employees, trustees, beneficiaries, fiduciaries and parent and subsidiary corporations (direct and indirect) (and their respective successors and assigns), from any and all claims, actions, cause or causes of action, damages, demands, costs, expenses, attorneys' fees, compensation, suits (in law or in equity), debts, contracts, agreements, promises, obligations and liabilities, of any nature, known or unknown, fixed or contingent ("Claims"), which LCCA ever had, now has or which LCCA or its successors or assigns can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to (and including) the date of this Agreement arising out of or in any way relating to the Leases and/or the Nursing Homes, excluding however any Claim arising out of, or pursuant to, or relating to the Sale Agreement, the Closing Documents [the Imperial Sublease, the Guaranties of the Imperial Sublease].

       1.3 Preston, on behalf of himself and its successors and assigns and his affiliates, shall and does hereby forever covenant not to sue Cumberland, its general partners and its partners (and each of them), and their respective officers, directors, shareholders, employees, trustees, beneficiaries, fiduciaries and parent and subsidiary corporations (direct and indirect) (and their respective successors and assigns), with respect to any and all matters included within the release set forth in Section 1.2 above.

                                            2.
                                   Termination of Leases

       2.1 Cumberland and LCCA hereby agree that the Leases [except Imperial Sublease] are hereby terminated.

                                            3.
                                     Scope of Releases

       3.1 All references to officers, directors, shareholders, employees, trustees, beneficiaries and fiduciaries in Section 2 shall be deemed to include, without limitation, former officers, directors, shareholders, employees, trustees, beneficiaries and fiduciaries. With respect to Cumberland, the scope of the above releases shall also extend to the partners (including former partners) of Cumberland.

       3.2 Specifically and expressly exempt from the scope of the above releases are (i) the rights, duties, liabilities and obligations of the parties hereto under this Agreement, (ii) the rights, duties, liabilities and obligations of the parties under the Closing Documents.

       3.3 Each of the parties hereto represents to the other parties that it has not transferred, assigned or conveyed any claim or cause of action referenced in Section 2 and that it shall not in the future transfer, assign or convey any such claims or causes of action and that all such claims and causes of action are free and clear of any liens or other encumbrances.

                                            4.
                                Compromise Not An Admission

       4.1 This Agreement is being entered into for the purpose of avoiding the burden and inconvenience and expense of disputes and potential litigation between the parties hereto and shall not be construed as or be deemed to be an admission or concession by any party as to the merits of any claim or defense, or of any wrongdoing, liability or culpability in any way. Without limiting the generality of the foregoing, the Background Statement contained herein is provided for the limited purpose of defining terms used herein and shall not be construed as or be deemed to be an admission of any fact or circumstance. This Agreement shall not be admissible in evidence or used in any way in any suit, arbitration or other legal proceeding between the parties hereto (or any of them), except in a suit, arbitration or other legal proceeding to enforce the terms of this Agreement (by way of claim, counterclaim, crossclaim, third party claim or defense).

                                            5.
                                       Miscellaneous

       5.1 This Agreement, the Sale Agreement and the Closing Documents contain the entire agreement and understanding concerning the subject matter hereof between the parties hereto and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties hereto with respect to the subject matter hereof other than those set forth herein. This Agreement may not be modified or amended, except by a writing executed by all of the parties hereto.

       5.2 Failure by any party to enforce any right granted by this Agreement shall not constitute a waiver of such right. A waiver of any provision of this Agreement shall not constitute a waiver of any other provision. No waiver shall be effective unless it is in writing executed by the waiving party.

       5.3 This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns.

      5.4 All captions, headings, section and subsection numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect the text of this Agreement. All references to sections or subsections shall be deemed to refer to the appropriate section or subsection of this Agreement. Unless otherwise specified in this Agreement, the terms "herein", "hereof", "hereunder", and other terms of like or similar import, shall be deemed to refer to this Agreement as a whole, and not to any particular section or subsection hereof. The word "including" shall mean including without limitation.

       5.5 Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

       5.6 Each of the Parties has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

       5.7 Each party to this Agreement represents and has been counseled independently by its attorney concerning the meaning and legal effect of the terms of this Agreement. After such counseling, each party represents that it fully understands this Agreement and its terms, and, with this full understanding, voluntarily enters into this Agreement as evidenced by its signature below. Each of the parties hereto hereby further acknowledges and agrees (i) that the releases and covenants not to sue set forth in this Agreement are being voluntarily and knowingly given by each of the parties hereto without fraud, duress, undue influence or coercion of any kind exerted by any of the other parties or any other person or entity, (ii) that the decision of each of the parties to provide the releases and covenants not to sue set forth herein were made after consultation by each of the parties with their own legal counsel and, except as expressly set forth herein, was not in any way induced or based upon any representations of other parties concerning the value of the consideration given, the existence or non-existence of any fact, or any other matter whatsoever, and (iii) that each party hereto hereby assumes the risk of any and all mistakes involved in providing the other parties with the releases and covenants not to sue set forth in this Agreement. ALL PARTIES TO
THIS AGREEMENT ACKNOWLEDGE AND AGREE THAT THIS
AGREEMENT IS IRREVOCABLE, BINDING AND FINAL.

       5.8 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.


       IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement under seal as of the day and year first above written.

"CUMBERLAND"

Cumberland Healthcare, L.P. I-A, a Delaware limited partnership

By: Medical Investments Partners, a Florida General Partnership, Its General Partner

By: RJ Health Properties, Inc., Managing General Partner of Medical Investments Partners


By:    /s/Fred E. Whaley, President

       [CORPORATE SEAL]


"LCCA"

LIFE CARE CENTERS OF AMERICA, INC., a Tennessee corporation

By:

Its:

Dated:

                                     [CORPORATE SEAL]


"PRESTON"

/s/Forrest L. Preston






                                        SCHEDULE 1


                              CUMBERLAND HEALTHCARE, L.P. I-A

                              PROFORMA FINANCIAL INFORMATION



The Partnership has entered into an agreement to sell seven of its facilities pending approval of the limited partners. The facilities to be sold are as follows: Sun City, Bel Tooren, North Walk Villa, Rimrock, Mirada Hills, La Habra and Imperial leasehold. The selling price for the facilities totals $17,900,000 and is to be paid as follows: (1) assumption by purchaser of loan on the Rimrock facility ($1,274,257), (2) a note from the purchaser for $1,000,000 and (3) the balance in cash. The gain on this sale included in equity on the following proforma balance sheet as of December 31,1995 is $5,883,264.

The unaudited proforma financial information which follows presents the operating statements as they would have appeared if the facilities were sold and the proceeds applied as outlined in the notes to these proforma financial statements on January 1, 1994. The unaudited proforma financial information also presents the balance sheet as if the facilities were sold and the proceeds applied, as previously discussed, on December 31, 1995.



                           SPENCE, MARSTON, BUNCH, MORRIS & CO.
                               Certified Public Accountants

Members of:
       American Institute of Certified Public Accountants
       AICPA SEC Practice Section
       AICPA Private Companies Practice Section
       Florida Institute of Certified Public Accountants


250 North Belcher Road., Suite 100
Clearwater, Florida 34625-2622
(813)441-6829     Tampa (813)223-2172
FAX (813)442-4391


                               INDEPENDENT AUDITOR'S REPORT
                                ON SUPPLEMENTAL INFORMATION


To the Partners of
 Cumberland Healthcare, L.P. I-A

       Our report dated March 14, 1996, on our audit of the basic financial statements of Cumberland Healthcare, L.P. I-A for the years ended December 31, 1995 and 1994, which appears elsewhere in the proxy statement. Those audits were made for the purpose of forming an opinion on such financial statements taken as a whole.

       The accompanying consolidated pro-forma balance sheet at December
31, 1995, and consolidated pro-forma statements of operations for the years ended December 31, 1995 and 1994, as if the facilities were sold and the proceeds applied on January 1, 1994, are presented for purposes of additional analysis and are not a required part of the basic financial statements. such information has not been subjected to the auditing procedures applied in the audits of the basic financial statements and, accordingly, we express no opinion on them.



                        /s/SPENCE, MARSTON, BUNCH, MORRIS & CO.
                        Certified Public Accountants


Clearwater, Florida
March 14, 1996


                                        CUMBERLAND HEALTHCARE L.P. I-A

                                      CONSOLIDATED PROFORMA BALANCE SHEET
                                             AT DECEMBER 31, 1995
                       AS IF THE FACILITIES WERE SOLD AND THE PROCEEDS APPLIED
                                             ON DECEMBER 31, 1995
                                                  (UNAUDITED)



                                                      PROFORMA
                   BALANCE PER       PROFORMA         BALANCE
                 12/31/95 AUDIT     ADJUSTMENTS       12/31/95
                -----------------------------------------------
ASSETS:
CASH AND CASH
EQUIVALENTS        1,626,628        15,231,098   (1)   1,728,402
                         ---        (1,929,324)  (2)         ---
                         ---       (13,200,000)  (3)         ---

RESTRICTED CASH       59,272               ---            59,272

ACCOUNTS RECEIVABLE
(NET OF ALLOWANCE OF
$73,373)             705,511               ---           705,511

NOTE RECEIVABLE          ---         1,000,000   (1)   1,000,000

DEFERRED DEBT COSTS
(NET OF ACCUM.AMORT.
OF $42,336)           71,094               ---            71,094

INTANGIBLE ASSETS
(NET OF ACCUM.AMORT.
OF $33,285)          410,513               ---           410,513

INVESTMENT PROPERTIES,
AT COST (NET OF ACCUM.
DEPR. AND AMORT. OF
$11,235,282)      19,159,419        (11,616,737)   (1) 7,542,682

CONSTRUCTIONS IN
PROGRESS              74,324                ---           74,324

OTHER ASSETS          74,681                ---           74,681
TOTAL ASSETS      22,181,442        (10,514,963)      11,666,479



LIABILITIES AND
PARTNERS EQUITY:

LIABILITIES:
ACCOUNTS PAYABLE     990,359          (104,353)  (1)    886,006

ACCRUED PAYROLL      236,217               ---          236,217

PAYABLE TO RELATED
PARTIES              357,453               ---          357,453

MORTGAGE NOTES
PAYABLE            7,946,917        (1,268,902)  (1)  4,853,044
                         ---        (1,824,971)  (2)        ---

MINORITY INTEREST    675,458               ---          675,458

TOTAL LIABILITIES 10,206,404        (3,198,226)       7,008,178

PARTNERS EQUITY:

LIMITED PARTNERS
(30,000 UNITS OUTSTAND-
ING AT 12/31/95)  12,261,618         5,765,598   (1)  4,827,216
                         ---       (13,200,000)  (3)        ---

GENERAL PARTNER     (286,580)          117,665   (1)   (168,915)

TOTAL PARTNERS
EQUITY            11,975,038        (7,316,737)       4,658,301

TOTAL LIABILITIES &
PARTNERS' EQUITY  22,181,442       (10,514,963)      11,666,479




                                        CUMBERLAND HEALTHCARE L.P. I-A

                                 CONSOLIDATED PROFORMA STATEMENT OF OPERATIONS
                                     FOR THE YEAR ENDED DECEMBER 31, 1995
                      AS IF THE FACILITIES WERE SOLD AND THE PROCEEDS APPLIED ON
                                                JANUARY 1, 1994
                                                  (UNAUDITED)


                                                            PROFORMA
                     BALANCE PER         PROFORMA           BALANCE
                     12/31/95 AUDIT      ADJUSTMENTS        12/31/95
                    -------------------------------------------------
REVENUES:

RESIDENT SERVICES
REVENUE                5,411,349               ---          5,411,349

RENTAL INCOME          3,335,178        (2,474,732)  (4)      860,446

INTEREST INCOME           62,825           100,000   (14)     162,825

TOTAL REVENUES         8,809,352        (2,374,732)         6,434,620


EXPENSES:

RESIDENT SERVICE
EXPENSES               4,734,184               ---          4,734,184

INTEREST EXPENSE         717,444          (296,044)  (5)      421,400

RENT EXPENSE             300,283          (300,283)  (6)          ---

PROPERTY MANAGEMENT
FEES -
GENERAL PARTNER           41,287           (30,934)  (7)       10,353

GENERAL AND
ADMINISTRATIVE           295,637               ---            295,637

DEPRECIATION AND
AMORTIZATION             709,083          (419,956)  (8)      289,127

TOTAL EXPENSES         6,797,918        (1,047,217)         5,750,701

NET OPERATING
INCOME                 2,011,434        (1,327,515)           683,919

MINORITY INTEREST
IN NET INCOME/LOSS
OF COMBINED
SUBSIDIARY               (44,888)              ---            (44,888)
                       ---------                              -------
NET INCOME             1,966,546        (1,327,515)           639,031


ALLOCATION OF NET
INCOME/(LOSS)
LIMITED PARTNERS       1,927,215               ---            626,250
GENERAL PARTNER           39,331               ---             12,781


                       1,966,546               ---            639,031
                       ---------                              -------

NET INCOME PER
$1,000 LIMITED
PARTNERSHIP UNIT
OUTSTANDING                64.24                ---             20.88
                          ------                               ------
NUMBER OF LIMITED
PARTNERSHIP UNITS
OUTSTANDING               30,000                ---            30,000
                          ------                               ------



                                        CUMBERLAND HEALTHCARE L.P. I-A
                                 CONSOLIDATED PROFORMA STATEMENT OF OPERATIONS
                                     FOR THE YEAR ENDED DECEMBER 31, 1994
                      AS IF THE FACILITIES WERE SOLD AND THE PROCEEDS APPLIED ON
                                                JANUARY 1, 1994
                                                  (UNAUDITED)


                                                                PROFORMA
                      BALANCE PER           PROFORMA            BALANCE
                     12/31/94 AUDIT        ADJUSTMENTS          12/31/94
                  --------------------------------------------------------
                       (restated)
REVENUES:

RESIDENT SERVICES
REVENUE                4,944,871                  ---          4,944,871

RENTAL INCOME          3,193,360            (2,374,345)   (9)    819,015

INTEREST INCOME           37,086               100,000    (14)   137,086
                       ---------            -----------        ---------
TOTAL REVENUES         8,175,317            (2,274,345)        5,900,972


EXPENSES:

RESIDENT SERVICES
EXPENSES               4,438,608                   ---          4,438,608

INTEREST EXPENSE         803,195              (477,683)  (10)     325,512

RENT EXPENSE             293,099              (293,099)  (11)         ---

PROPERTY MANAGEMENT
FEES-
GENERAL PARTNER           39,531               (29,483)  (12)      10,048

GENERAL AND
ADMINISTRATIVE           110,412              (531,256)  (13)     418,452
                       ---------            -----------         ---------
TOTAL EXPENSES         6,634,553            (1,331,521)         5,303,032
                       ---------            -----------         ---------
NET OPERATING
INCOME                 1,540,764              (942,824)           597,940
MINORITY INTEREST
IN NET (INCOME)/LOSS
OF COMBINED
SUBSIDIARY                72,984                    ---            72,984
                       ---------                                  -------
NET INCOME             1,613,748               (942,824)          670,924
                       ---------               ---------          -------

ALLOCATION OF NET
INCOME/(LOSS)
LIMITED PARTNERS       1,581,473                     ---           657,506
GENERAL PARTNER           32,275                     ---            13,418
                       ---------                                   -------
                       1,613,748                     ---           670,924
                       ---------                                   -------

NET INCOME PER
$1,000 LIMITED
PARTNERSHIP UNIT
OUTSTANDING                52.72                      ---            21.92
                           -----                                     -----

NUMBER OF LIMITED
PARTNERSHIP UNITS
OUTSTANDING               30,000                       ---          30,000
                          ------                                    ------



                               CUMBERLAND HEALTHCARE L.P. I-A
                                    PROFORMA ADJUSTMENTS

(1) To record the sale of the following facilities: Bel Tooren, Mirada Hills, North Walk Villa, La Habra, Rimrock, Sun City, and Imperial leasehold. Per the terms of the contract the sales price is $17,900,000 less the balance of the debt assumed by the buyer on the Rimrock facility ($1,268,902) as of December 31, 1995) and $400,000 in closing costs associated with the sale.
This adjustment removes the investment in the facilities and records the receipt of the proceeds, the assumption of the note payable and the gain on the sale.

(2) To record the repayment of the debt on the Sun City facility of $1,824,971 and the payment of the liabilities of $104,353 related to the facilities being sold.

(3) To record the estimated distribution from the sales proceeds to the limited partners in the amount of $13,200,000.

(4) To eliminate $2,474,732 in rental income for the facilities being sold for the respective period.

(5) To eliminate $296,044 in interest expense for the facilities being sold for the respective period. Interest expense for each of the facilities being sold is as follows: Bel Tooren $104, Mirada Hills $205, North Walk Villa $47,
La Habra $85, Rimrock $108,678, and Sun city $186,925.

(6) To eliminate $300,283 in rent expense for the facilities being sold for the respective period.

(7) To eliminate $30,934 in property management fees paid to the general partner for the facilities being sold for the respective period.

(8) To eliminate $419,596 in depreciation and amortization expenses for the facilities being sold for the respective period. Depreciation and amortization expense for each of the facilities being sold is as follows: Bel Tooren $66,236, Mirada Hills $90,284, North Walk Villa $38,268, La Habra $50,831, Rimrock $44,942, Sun City $91,537 and Imperial leasehold $37,498.

(9) To eliminate $2,374,345 in rental income for the facilities being sold for the respective period.

(10) To eliminate $477,683 in interest expense for the facilities being sold for the respective period. Interest expense for each of the facilities being sold is as follows: Bel Tooren $17,651, Mirada Hills $34,953, North Walk Villa $10,939, La Habra $14,440, Rimrock $110,376, and Sun City $289,324.

(11) To eliminate $293,099 in rent expense for the facilities being sold for the respective period.

(12) To eliminate $29,483 in property management fees paid to the general partner for the facilities being sold for the respective period.

(13) To eliminate $531,256 in depreciation and amortization expenses for the facilities being sold for the respective period. Depreciation and amortization expense for each of the facilities being sold is as follows: Bel Tooren $86,873, Mirada Hills $119,217, North Walk Villa $48,049, La Habra $67,762,
Rimrock $57,167, Sun City $120,188 and Imperial leasehold $32,000.

(14) To record the currently payable interest income on $1,000,000 purchase money note as its stated 10% current interest rate. Management believes the amount to be fully recoverable.